An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an offering circular that is not designated as a Preliminary Offering Circular is delivered and the offering statement filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular (Subject to Completion)	Dated June 5, 2020

Fig Publishing, Inc.

Up to 14,711

Fig Gaming Shares – Amico

$1,000 per Share

This Regulation A, Tier 2 offering is for shares of a particular series of non-voting preferred stock, par value $0.0001 per share, of Fig Publishing, Inc., a Delaware corporation (together with our consolidated entities, “we”, our “Company” or “Fig”). We call this series “Fig Gaming Shares – Amico” (“FGS – Amico”). We are offering a maximum of 14,711 Fig Gaming Shares – Amico at $1,000 per share, on a best efforts basis. We have already offered, and have sold 289, shares of FGS – Amico, for $1,000 per share, in a separate offering conducted under Regulation D, which is expected to complete its final closing prior to the qualification of the offering statement of which this offering circular is a part. To the extent we sell additional shares of FGS – Amico in that other offering, we will reduce the number of shares of Fig – Amico qualified and sold in this offering, so that the maximum number of shares of FGS – Amico sold in both this offering and the other offering, does not exceed a total of 15,000 FGS – Amico. This offering and the other offering are being conducted to raise money for our general operations and working capital needs.

FGS – Amico are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular co-publishing and revenue sharing agreement that we have entered into with video gaming developer Intellivision Holdings, LLC (“Intellivision”). Under this agreement (the “Amico License Agreement”), we will co-publish the video game system branded as the Amico Game Console, including games that may accompany the console (collectively, the “Amico”), which will be developed by Intellivision. Provided the Amico is successfully developed and published, sales receipts from the Amico will be shared as follows:

●	Receipts will be allocated into a revenue share for Intellivision and a revenue share for Fig, in the proportions described in greater detail in this offering circular. See “The Game Console, the Developer and the Shares.”

●	Fig will pay a minimum of 85% of its revenue share to the holders of FGS – Amico, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors (our “Board”) may in its sole discretion, from time to time, pay more than 85% (and up to 100%) of Fig’s revenue share to the holders of FGS – Amico, if in the board’s view business conditions so permit, subject to applicable law.

For greater detail regarding revenue sharing and the payment of dividends, see “The Game Console, the Developer and the Shares” and “Our Dividend Policy.”

Amounts will only become available for revenue sharing and the payment of dividends if and when the Amico generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. In all events, our Board may decide not to declare (or, if already declared, not to pay) some or all of a dividend, if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid minimum dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. Dividends on FGS – Amico will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as the Amico is successfully developed and published and Fig begins to receive Amico sales receipts. Aggregate dividend amounts will be distributed equally among all holders of FGS – Amico, in proportion to the number of shares held.

The use of proceeds from sales of FGS – Amico will not be limited to any game, game console, game developer or license agreement. Proceeds may be used to fund the development of other games or game consoles as well as other expenditures not related to the Amico. There is no trading market for shares of FGS – Amico and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. See “The Game Console, the Developer and the Shares.” As a result, investors should be prepared to retain their shares of FGS – Amico for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding shares of FGS – Amico is expected to be the opportunity to receive dividends on the basis described above. This offering will continue until the earlier of 120 days after qualification, and the date when the Fig Gaming Shares offered hereunder are sold (subject to changes in our discretion), at which time the Fig Gaming Shares will be delivered to investors (although we may undertake one or more closings on a rolling basis). See “Plan of Distribution.”

Shares of FGS – Amico will be available for purchase on Fig.co and other related websites. FGS – Amico will be issued in book-entry electronic form only. Computershare Trust Company, N.A. is the transfer agent and registrar for FGS – Amico. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 10.

	Number of Shares (1)	Price to Public	Underwriting Discounts and Commissions (2)	Proceeds to Fig (3)
Per Share	1	$1,000	$0.00	$1,000
Total Maximum (1)	14,711	$14,711,000	$0.00	$14,711,000

(1)	We have already offered, and have sold 289, shares of FGS – Amico, for $1,000 per share, in a separate offering conducted under Regulation D, which is expected to complete its final closing prior to the qualification of the offering statement of which this offering circular is a part. To the extent we sell additional shares of FGS – Amico in that other offering, we will reduce the number of shares of Fig – Amico qualified and sold in this offering, so that the maximum number of shares of FGS – Amico sold, both in this offering and the other offering, does not exceed a total of 15,000 FGS – Amico.

(2)	Shares of FGS – Amico will be offered principally by us, affiliates of ours, and employees of ours or of our affiliates, in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. We do not intend to use commissioned sales agents or underwriters, except that investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas, and Washington will be required by state law to purchase shares of FGS – Amico through accommodating brokers. For sales in such states, we will pay commissions to such brokers on such sales, in consideration for their assistance in helping facilitate such sales. However, we expect any such commission payments to be incidental, compared to the price per share and the total maximum price of the shares being offered to investors.

(3)	Does not reflect the deduction of expenses of this offering, which we will pay, and which we estimate will be approximately $106,000.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Fig Publishing, Inc., 335 Madison Avenue, Suite 7E, New York, NY 10017, USA, +1-415-689-5605,

Fig.co (the contents of which do not constitute part of this offering circular).

This offering circular follows the offering circular disclosure format of Part II of Form 1-A.

The date of this offering circular is                 , 2020

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

As part of our crowd-publishing business model, we use our platform to offer and sell separate series of our capital stock, each of which tracks the economic performance of a specific video game or console. We previously called such shares “Fig Game Shares.” We have now rebranded them as “Fig Gaming Shares”. We designate each series with a game-specific designation, such as “Fig Gaming Shares – [code name for product]” or “FGS – [code name for product]”. Throughout this offering circular, unless the context requires otherwise, when we refer to a particular series of such stock, we use such a game-specific designation, and when we refer to “Fig Gaming Shares” or “Fig Game Shares,” we refer to all of our outstanding series of such stock, and in that context references to Fig Game Shares and Fig Gaming Shares should be considered equivalent. In addition, unless the context requires otherwise, references to “Shares” refer only to the particular series of Fig Gaming Shares being offered pursuant to this offering circular.

This offering circular contains trademarks, service marks and trade names that are the property of their respective owners.

Some of the statements in this offering circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

i

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	national, international and local economic and business conditions that could affect our business;

●	markets for our products and services;

●	our cash flows;

●	our operating performance;

●	our financing activities, including through the continuing sale of Fig Gaming Shares;

●	our tax status;

●	industry developments affecting our business, financial condition and results of operations;

●	our ability to compete effectively;

●	governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations;

●	our ability to continue as a going concern; and

●	our ability to continue to source and finance the development of, and our ability to successfully publish, video games and video game consoles.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be given to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this offering circular or otherwise make public statements in order to update our forward-looking statements beyond the date of this offering circular.

ii

SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read all the information contained in this offering circular, including, but not limited to, the “Risk Factors” section.

Our Business

Fig is a crowd-publisher of video games and video game consoles, as well as related products and systems, including video games that may accompany or be associated with such consoles, products and systems. We identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from sales of, video games, consoles and other products developed by third party developers with whom we enter into publishing and co-publishing license agreements.

We work with the developers of video games and consoles through all phases of such products’ publication and distribution, from the funding of development to supporting commercial release. Initially, we work to identify and source video games and consoles that we believe are likely to be commercial successes and whose development we can fund in whole or in substantial part. We then work with the developer to create a crowd-publishing campaign, which we host on our website, Fig.co. Each campaign has a fundraising goal, and if the goal is reached, we agree to fund the development of and publish the video game or console. Following the campaign, we work with the developer while they develop their game or console to help make sure it will do well commercially, taking a light touch compared to traditional publishers and allowing the developer creative freedom. When the game or console is ready for commercial launch, we publicize it and work with the developer and any co-publishers to distribute and sell it.

We believe that our crowd-publishing model, involving pledges and investments from the gaming and fan community, provides us with several advantages: the ability to assess public interest in a game or gaming system before it is developed, solicit feedback for a game or gaming system, and reduce marketing costs and the overall cost of capital required to create a game or gaming system. In particular:

●	By requiring a certain threshold of public support for a game or gaming system prior to being committed to publish it, we believe we are better able to publish products that have a higher likelihood of being commercially successful. Additionally, we believe that basing our greenlighting decisions, in part, on public support allows us to publish innovative or non-traditional games and gaming systems that may not fit the commercial requirements of a traditional publisher, but which nevertheless resonate with the public.

●	We do not exert creative control over the games or gaming systems we publish, unlike traditional publishers. We believe that the public commentary and feedback provided to developers on our platform, throughout the campaign and throughout the development process help to provide creative input to developers while letting them stay true to their vision for the game or gaming system’s development.

●	A typical successful crowd-publishing campaign on our platform has hundreds or thousands of individual participants, between rewards pledgees and those who invest in securities. We believe that this broad-based involvement allows us to spend less on marketing than traditional publishers, while still achieving positive results.

●	We believe that the securities we offer, which are tied to the economic success of particular game or gaming system, allow us to raise capital at a lower cost, and on a better scale compared to our capital requirements, than we might otherwise be able to achieve.

We believe that involving the community of gamers and fans in our game and gaming system publishing will result in games and gaming systems that are more aligned with consumer demand, more creatively innovative and more commercially successful.

Our platform, Fig.co, has attracted over 120,000 crowd-publishing backers as of March 31, 2020. Backers are people who have made a pledge in the rewards portion of a crowd-publishing campaign, or have invested in securities in the investment portion of a crowd-publishing campaign. Our video game email newsletter list consists of approximately 130,000 contacts. Our crowd-publishing campaigns have a success rate of over 68%, measured in terms of fundraising goals reached, compared to a 27% crowdfunding success rate on Kickstarter in 2019 for the video game category, as reported by ICO Partners in January 2020. From January 1, 2016 through April 30, 2020, we hosted three of the top ten successful crowdfunding campaigns, measured in terms of aggregate rewards pledged and investments reserved or made, as applicable. Since 2016, we have generated approximately $6,000,000 in revenue from game sales.

Our Process

We work with game and console developers through all phases of a product’s development, from funding to the completion of development to commercial launch.

Sourcing

We work to identify and source game and console development projects that we believe are likely to result in commercially successful products and whose development we can fund in whole or in substantial part. We do not require developers to transfer their core intellectual property rights, or rights to derivative works including prequels, sequels, spinoffs, or successors in order to get us to publish their games or consoles. For the six-month period ended April 30, 2020, we entered into agreements with developers and launched campaigns for approximately 3% of the projects for which we reviewed pitches.

Crowd-Publishing

Once we have sourced a video game or video game console, we work with the developer to create a crowd-publishing campaign, which we host on our platform, Fig.co. We work with the developer to set a fundraising goal, which is the amount we believe the developer needs, in addition to whatever amounts are available to it from other funding sources, to successfully develop the product. Our input into the setting of the fundraising goal is based on a number of factors, including our assessment of the developer’s business and experience, our discussions with the developer, our knowledge of the video game industry, our discussions with contacts in the video game industry and our preliminary estimation of the product’s commercial potential.

The funding portion of our platform has two principal aspects, pledges and investment. Pledges operate through a traditional rewards-based crowdfunding mechanism, in which funds are pledged to the developer by backers in exchange for rewards – for example, digital downloads, t-shirts, figurines, posters or in-game content that enhance the game-playing experience. Pledged amounts go directly to the developer less processing fees we charge for hosting the campaign. Additionally, we use our platform to offer and sell specific series of our capital stock, which have dividend rights that track the economic performance of the associated video game or video game console. We, generally, solicit and receive investment reservations, and accept investments, directly through Fig.co. Only after a crowd-publishing campaign has succeeded in reaching its fundraising goal and we have otherwise completed the offering of the securities do we release investment proceeds to ourselves and close the offering.

Pursuant to our publishing license agreements with developers, once a campaign has reached its fundraising goal, we are committed to funding the development of and publishing the game or console. The aggregate of the rewards-based contributions, investment amounts (both reservations and investments, as applicable) and additional amounts that we may decide to commit all count towards the campaign’s fundraising goal. We maintain discretion to deem a campaign a success by contributing additional funds to cover any shortfall in a campaign’s fundraising goal. We then set the amount of development funds to be provided to the developer. We refer to this amount as the Fig funds (“Fig Funds”). We set the Fig Funds based on a further assessment of the same factors we considered in setting the fundraising goal with the developer, now further informed by our assessment of the gaming and fan community’s reaction to the product through its participation in the crowd-publishing campaign. As a result, Fig Funds are correlated to the amount of proceeds we have raised from the sale of the securities associated with the game. Historically, Fig Funds have at least equaled the aggregate proceeds from the offering of the associated securities, and have in several cases been significantly greater.

Development

We call the stage following greenlighting and providing Fig Funds to a developer, the development phase of a game or game console. During this phase, we are in regular contact with the developer and receive prototypes of the game or game console. We do not take creative control, as traditional publishers frequently do. Additionally, we do not emphasize milestones as much as traditional publishers. While this potentially may result in delayed or over-budget games or game consoles, we believe that the reduction in a developer’s overhead costs as a result of our lighter approach leads to lower overall game or game console development costs and a final product that is better aligned with what the developer envisions and what consumers want. Throughout the development process, we help to facilitate community and customer awareness of the game or game console and we encourage active engagement between developers and fans through our platform. For example, through our platform, developers can solicit feedback on development and design choices made during the course of development through our platform. We may also help developers with localization and other distribution-related development efforts such as porting to other game systems, or qualifying on a distribution platform, particularly for game consoles. We intend, jointly with our publishing partners, to label and market our products in accordance with the applicable principles and guidelines of the Entertainment Software Rating Board, or ESRB, an independent self-regulatory body that assigns ratings and enforces advertising guidelines for the interactive software industry.

In addition to the foregoing, we provide general advice and consultation to developers, including in regard to which technologies to use for developing games, systems and consoles, which platforms to focus on and other matters of business strategy. We do this most extensively when dealing with less experienced developers. We also connect developers with third-party vendors to assist with development, and provide ongoing advice and assistance.

Commercial Launch

When a game or game console is ready to be commercially launched, we assist with storefront certifications and approvals, help publicize the game or game console and facilitate distribution, both through our platform and through storefronts. We offer games and game consoles for sale through our Fig.co platform and also help the developer distribute the game or game console through storefronts, such as Steam. If requested by a developer, we can assist with quality assurance and certification efforts for which we may charge an additional fee. Our level of involvement varies by developer and by distribution channel, ranging from providing the developer with our advice and input, to us completely handling the commercial launch.

Marketing. Our crowd-publishing campaigns help raise awareness of a game or game console and galvanizes fans, which helps to build a community. We amplify the marketing and promotion of our crowd-publishing campaigns through our own marketing and public relations efforts. We aim to involve the community of Fig backers in the marketing of game or game console as much as we can, because we believe that genuine grassroots involvement, driven by loyal and invested fans, represents a powerful marketing asset for our games and consoles.

We sell the games and game consoles that we publish directly on our website, Fig.co, which we expect will continue to have a strong search engine optimization, or SEO, ranking for each of our games, due in part to the fact that each game will have already been the subject of a completed crowd-publishing campaign on Fig.co. For our games and game consoles, Fig.co is usually a high, and occasionally the top, search result. As part of our standard publishing license agreement terms, Fig.co is a pre-approved distribution channel through which we can sell games and consoles to the public. We believe that Fig.co has the potential to grow into an important distribution channel for our games and game consoles.

Products Licensed

As of April 30, 2020, we had 17 games licensed for publishing. See “Our Business – Games Licensed.” This does not include licenses that have expired, that we have not provided funds to, that we have sold our rights to, or from which we otherwise do not have a right to future revenue. Of those 17 games, seven are in development, eight have commercially launched, and two are in a state of limited commercial release. We may generate revenue from games prior to their commercial launch if, for example, the game is released in a pre-launch state on a service such as Steam Early Access. In addition to the foregoing, we have also entered into the Amico License Agreement.

Current Gaming Console – Amico

The Amico is the game console associated with the series of Fig Gaming Shares being offered hereby. It is being developed by third-party video gaming developer Intellivision Holdings, LLC (“Intellivision” or the “Developer”).

The Amico is an upcoming video game console produced by Intellivision. It is set to launch in North America, the United Kingdom, the rest of Europe and the MENA region on October 10, 2020, with an expected retail price of approximately $249. The console is slated to include six games preloaded at launch with about 40 additional titles available at that time. Aimed at families who want accessible games at a low cost, the Amico is aimed at the casual gamer and will promote group play.

Intellivision anticipates that the console’s development, which is currently ongoing, will be completed in time for the October 10, 2020 launch. Consistent with our publishing license agreement with Intellivision, the Developer will retain all Amico intellectual property.

Market Opportunity

Our goal is to provide developers and video game fans a more balanced and sustainable approach to game and game console publishing. We aspire to provide a publishing solution that retains the best, and discards the worst, of traditional publishing and of self-publishing with rewards-only crowdfunding. The following are anecdotal views based on our industry experience.

Traditional Publishing Arrangements

In traditional publishing arrangements, particularly with large video game publishers, a publisher provides funding to a developer for a particular product’s development in exchange for the intellectual property rights to the product, which include distribution rights as well as rights to sequels and other derivative works, including film and merchandise rights. The intellectual property rights are a developer’s most important asset, and we believe that turning those rights over to a publisher not only relinquishes creative control but also creates a developer-publisher relationship that is similar to an employment relationship. A developer is paid a royalty that is typically less than half of the net revenue earned from a game. The formulas by which developers earn royalties can be disproportionately favorable to the publisher. Most publishing deals require the developer to effectively “pay back” development advances, with the result that the publisher takes all the revenue until it has received, typically, two to three times the amount advanced; and only thereafter does the developer receive any proceeds from sales.

Smaller and mid-tier video game publishers and developers sometimes enter into co-publishing arrangements. In a co-publishing arrangement, there may be a syndicate of publishers who may, in conjunction with the developer, manage the distribution of the product in ways that vary from product to product and from distribution channel to distribution channel. This allows the syndicate to take advantage of the expertise or focus of each publisher, including the relationships that the developer and any co-publishers may have with specific distributors or channels, in order to help ensure the optimal distribution of the product.

Self-Publishing with Rewards-Only Crowdfunding

Rewards-only crowdfunding has made the self-publishing of video games and gaming consoles a more viable option for developers, but rewards-only crowdfunding alone has its limits. We believe developers have found it difficult to raise enough money through rewards-only crowdfunding to meet an entire development budget and additionally finance post-development marketing and distribution efforts.

Our Alternative—Crowd-Publishing

As described in “—Our Process”, our crowd-publishing model is intended to bridge the gap between traditional publishing models and self-publishing through rewards-only crowdfunding.

Our Parent

We were incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., a Delaware corporation (“Loose Tooth”). On April 16, 2020, OpenDeal Inc. dba Republic (“Parent”), a holding company for various companies in the alternative finance and capital formation space, completed its acquisition of Fig, purchasing 100% of our voting common stock.

Fig Gaming Shares

All of our crowd-publishing campaigns include an offering of securities, which we call Fig Gaming Shares, issued by us, which pay returns based on the economic performance of the particular game or console that is the subject of the crowd-publishing campaign.

Sharing of Sales Receipts and Determination of Dividends

Provided a game or gaming system is successfully developed and published, sales receipts received from the sales of the game or gaming system are generally shared as follows:

(1)	receipts net of distributor fees and sales taxes will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the publishing license agreement for the game;

(2)	we may or may not be paid a service fee, depending on the particular crowd-publishing campaign;

(3)	to the extent we provide Fig Funds to the developer in excess of the aggregate gross proceeds from the sale of the associated series of Fig Gaming Shares, we may keep an allotment from the Fig revenue share for ourselves. The remainder of the Fig revenue share is available to distribute to holders of the associated series of Fig Gaming Shares;

(4)	we will pay a specified portion of the Fig revenue share amount available for distribution to the holders of the associated series of Fig Gaming Shares, in the form of dividends, subject to our dividend policy.

The first two steps above are governed by the publishing license agreement and the second two steps are governed by our dividend policy — together, they determine the ultimate amounts that will be paid out to holders of Fig Gaming Shares.

Revenue Sharing Formula

The formula and discussion of the Amico License Agreement below describe how sales of the Amico will lead to Fig’s revenue share for the Amico, and are qualified in their entirety by reference to the License Agreement itself, which is filed as an exhibit to the offering statement of which this offering circular is a part. Capitalized terms not otherwise defined are defined in the Amico License Agreement. For further discussion of the revenue sharing terms of the Amico License Agreement, see “The Game Console, the Developer and the Shares”.

The revenue sharing formula is:

(Revenue from the Amico - Intellivision’s Incidental Deductions) x (the applicable Tier Calculated Rate) = Fig’s Revenue Share

Where:

●	Revenue from the Amico equal Gross Revenue generated by sale of the Licensed System.

●	Intellivision’s Incidental Deductions are capped at 3.0% of Revenue.

●	Fig’s Revenue Share will be determined based on the Revenue received from the Licensed System and the stage of commercialization of the Licensed System, as follows:

Tier	Tier Calculated Rate

Before Fig has received Revenue equal to 3x the Fig Funds provided to the Developer.	5% of Indirect System Revenue, 15% of Direct System Revenue, and 25% of all Revenue derived from Purchasable Games (the “Tier 1 Calculated Rate”).

The first succeeding 12-month period.	0% of Indirect System Revenue, 10% of Direct System Revenue, and 20% of all Revenue derived from Purchasable Games (the “Tier 2 Calculated Rate”).

The next succeeding 12-month period.	0% of Indirect System Revenue, 5% of Direct System Revenue, and 15% of all Revenue derived from Purchasable Games (the “Tier 3 Calculated Rate”).

Thereafter.	0%.

●	Intellivision’s Revenue Share is revenue received from the license system minus Fig’s Revenue Share.

In all events, Fig’s Revenue Share will terminate at the earlier of (i) expiration of the Tier 3 Calculated Rate period, or (ii) the time at Fig’s total royalty has reached 10x the Fig Funds provided to the Developer.

Dividend Formula

The formula and discussion below describe how Fig’s Revenue Share, which is derived from the Amico License Agreement as discussed above, leads to distributions to holders of FGS – Amico. For further discussion of our dividend policy, see “Our Dividend Policy”.

The dividend formula is:

(Dividend Rate) x (Fig’s Revenue Share) x (FGS – Amico Allotment Percentage) = Aggregate Amount Distributable to Holders of FGS – Amico

Where:

●	Dividend Rate for FGS – Amico equals 85%, or such greater amount as may be declared by our board of directors (our “Board”) in its sole discretion, from time to time, up to 100%, in all events subject to applicable law and our dividend policy.

●	Fig’s Revenue Share is determined as discussed above under the subheading “Revenue Sharing Formula.”

●	FGS – Amico Allotment Percentage. To the extent that the final Fig Funds amount exceeds the number of shares of FGS – Amico outstanding after the completion of this offering times $1,000, the corresponding portion of Fig’s Revenue Share will be retained by Fig and not made available for distribution to holders of FGS – Amico. For example, if the Fig Funds provided to Intellivision equals $6,000,000 and there are 3,000 FGS – Amico outstanding, then the Fig Funds amount would exceed the number of FGS – Amico outstanding times $1,000 by $3,000,000, or 50% of the total amount of Fig Funds provided to Intellivision. In such a case, the FGS – Amico Allotment Percentage would equal 50% (that is, 100% minus the 50% of the Fig Funds that came from sources other than the sale of FGS – Amico).

Illustrative Revenue Sharing and Dividend Example

The table below presents an illustrative and simplified example of the revenue sharing and dividend formulas operating together. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the Amico License Agreement, the retail price, minus the distributor’s fee and sales taxes, is collected by Intellivision or Fig. For purposes of this table, gross receipts are assumed to be $1.0 million. The ending amount, at the bottom of the last column of the table, is the amount available for dividends per each Fig Gaming Share – Amico from that $1.0 million of gross sales revenue.

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of Amico sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that Amico will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay Intellivision, Fig and the holders of Fig Gaming Shares - Amico as contemplated below.

Assumed Gross Sales Revenue(1)	Minus Distributors’ Fees and the Fig Service Fee (33.5%)(2)	Equals Adjusted Gross Revenue	Of which, Developer’s Revenue Share(3)	Of which, Fig’s Revenue Share(3)	Of which, Amount Available to Holders of FGS – Amico(4)	Multiplied by Dividend Rate	Equals Dividends (and Dividends Per Share)(5)
$1,000,000	$335,000	$665,000	$514,710	$150,290	$75,145	85%	$63,875.25 ($21.29)

(1)	We expect the initial retail price of the Amico will be $249.99. However, the retail price of a game console is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game console that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster in order to spur sales volumes.

(2)	30% of the retail price is a typical amount for a distributor currently to charge for selling a game console such as the Amico. Additionally, we will receive a service fee equal to 5% of the gross receipts net of distributor fees and sales taxes, or approximately 3.5% of the gross sales, which will not be part of Revenue.

(3)	Fig’s Revenue Share will be determined based on the Revenue received from the Licensed System and the stage of commercialization of the Licensed System. See “Revenue Sharing Formula”, above. This table arbitrarily assumes that Fig’s Revenue Share is 22.6%. See “The Game Console, the Developer and the Shares”.

(4)	Assumes the FGS – Amico Allotment Percentage is 50%. See “Dividend Formula”, above.

(5)	Assumes that the total number of outstanding shares of FGS – Amico is 3,000.

For greater detail regarding the revenue sharing and payment of dividends described above, see “The Game Console, the Developer and the Shares” and “Our Dividend Policy”.

Other Key Aspects of Fig Gaming Shares

The proceeds of all of our multiple, separate series of Fig Gaming Shares, including the Shares offered hereby, go into our general account, and are used to support our operations and business activities generally. Fig Gaming Shares are all, regardless of the series of Fig Gaming Shares, capital stock of Fig without any rights to vote on any matters. Each series of Fig Gaming Shares differs from each other in that each series pays holders of those securities dividends, if any, based on our revenue share from a separate, particular, game.

An investment in our Fig Gaming Shares is not an investment in any game, game console, game developer or license agreement. Proceeds from the offering of a particular series of Fig Gaming Shares may be used to fund the development of games or consoles other than the game or console with which that series of Fig Gaming Shares is associated, as well as other expenditures not related to the product with which that series of Fig Gaming Shares is associated.

The Offering

Issuer	Fig Publishing, Inc.

Securities Offered	A maximum of 14,711 shares of a series of non-voting preferred stock, par value $0.0001 per share, which we call our “Fig Gaming Shares – Amico” (“FGS – Amico”). FGS – Amico are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular co-publishing and revenue sharing agreement that we have entered into with video gaming developer Intellivision Holdings, LLC (“Intellivision”). Under this agreement (the “Amico License Agreement”), we will co-publish the video gmae system branded as the Amico Game Console, including games that may accompany the console (collectively, the “Amico”), which will be licensed to us and developed by Intellivision. Provided Amico is successfully developed and published, Intellivision and Fig will thereafter each receive sales receipts from Amico pursuant to the Amico License Agreement and those receipts will be shared among Intellivision, Fig and holders of FGS – Amico, as further described below under “— Sharing of Sales Receipts and Determination of Dividends”.

Number of Securities Outstanding prior to this Offering	We have already offered, and have sold 289, shares of FGS – Amico, for $1,000 per share, in a separate offering conducted under Regulation D, which is expected to complete its final closing prior to the qualification of the offering statement of which this offering circular is a part. To the extent we sell additional shares of FGS – Amico in that other offering, we will reduce the number of shares of Fig – Amico qualified and sold in this offering, so that the maximum number of shares of FGS – Amico sold, both in this offering and the other offering, does not exceed a total of 15,000 FGS – Amico.

Price per Share	$1,000

Offering Type	Regulation A, Tier 2 offering of shares, being made by us on a best efforts basis.

Offering Proceeds	We expect to raise up to a maximum of $14,711,000 of aggregate gross proceeds from the sale of shares of FGS – Amico in this offering assuming all 14,711 of the shares are sold at the offering price of $1,000 per share. Fig will receive all proceeds raised. Offering expenses, which we estimate will be approximately $106,000, will be paid by us. See “Plan of Distribution”.

Use of Proceeds	This offering and the other offering are being conducted to raise money for our general operations and working capital needs.

Sharing of Sales Receipts and Determination of Dividends	FGS – Amico are designed to reflect the economic performance of the Amico License Agreement, which we have entered into with Intellivision. Under the Amico License Agreement, we will co-publish the Amico. Provided the Amico is successfully developed and published, Intellivision and Fig will share sales receipts from the Amico as follows:

	●	Receipts will be allocated into a revenue share for Intellivision and a revenue share for Fig, in the proportions described in greater detail in this offering circular. See “The Game Console, the Developer and the Shares.”

	●	Fig will pay a minimum of 85% of its revenue share to holders of FGS – Amico, in the form of dividends, subject to our dividend policy.

	●	Fig’s board of directors (our “Board”) may in its sole discretion, from time to time, pay more than 85% (and up to 100%) of Fig’s revenue share to the holders of FGS – Amico, if in the board’s view business conditions so permit, subject to applicable law.

For greater detail regarding the revenue sharing and payment of dividends described, see “The Game Console, the Developer and the Shares” and “Our Dividend Policy”.

Timing of Dividends

Dividends on FGS – Amico will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as the Amico is successfully developed and published and Amico sales receipts begin to be received. Aggregate dividend amounts will be distributed equally among all holders of FGS – Amico, in proportion to the number of shares held. See “Our Dividend Policy”.

Where to Buy	Shares of FGS – Amico will be available for purchase on Fig.co and other related websites. FGS – Amico will be issued in book-entry electronic form only. Computershare Trust Company, N.A. is the transfer agent and registrar for FGS – Amico.

Shares of FGS – Amico will be offered principally by us, affiliates of ours, and employees of ours or of our affiliates, in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. We do not intend to use commissioned sales agents or underwriters, except that investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas, and Washington will be required by state law to purchase shares of FGS – Amico through accommodating brokers. For sales in such states, we will pay commissions to such brokers on such sales, in consideration for their assistance in helping facilitate such sales. However, we expect any such commission payments to be incidental, compared to the price per share and the total maximum price of the shares being offered to investors. See “Plan of Distribution”.

Duration of Offering

This offering will continue until the earlier of 120 days after qualification of the offering statement in which this offering circular has been filed with the SEC (which date may be extended one or more times by us, in our discretion) and the date when all the Fig Gaming Shares offered hereunder are sold, or until such earlier time as we may determine in our sole discretion, at which time this offering shall close and Fig Gaming Shares will be delivered to investors, although we may in our sole discretion undertake one or more closings on a rolling basis. After each closing, funds tendered by investors upon whose purchases we have closed will be available to us. In the event this offering is not completed, we will return funds to you without deduction or interest. We will inform investors in regard to closing dates through Fig.co.

No Voting Rights	Holders of FGS – Amico are not entitled to vote on any matters, including, but not limited to, any matters relating to the development of the Amico. See “Description of Company Securities”.

Limitations on Your Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person”.

For general information on investing, we encourage you to refer to www.investor.gov.

No Trading Market; Transfer Restrictions	There is no trading market for FGS – Amico and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. See “The Game Console, the Developer and the Shares.” As a result, investors should be prepared to retain FGS – Amico for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding FGS – Amico is expected to be the opportunity to receive dividends based on sales of the Amico, on the basis described herein. See “Description of Company Securities”.

Characterization of Fig Gaming Shares as “Preferred”

We characterize our Fig Gaming Shares as “preferred” stock because, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of each separate series of Fig Gaming Shares have a preference over holders of other securities of the Company in the receipt of (x) all dividends and other distributions declared or accrued on such series of Fig Gaming Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Gaming Shares Asset (as defined in “Description of Company Securities – Preferred Stock”) corresponding to such series of Fig Gaming Shares, less the total liabilities of such Gaming Shares Asset, and, depending on the particular campaign, subject to the application of the Fig Gaming Shares Allotment Percentage. Holders are not entitled to any additional amounts. See “Description of Company Securities – Preferred Stock”.

As a result, in the event of our liquidation or a similar event, the holders of a particular series of Fig Gaming Shares will have preferred rights over specific declared or accrued dividend amounts and related assets and liabilities, but no rights with respect to other assets of ours, and no rights with respect to our assets generally, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.”

Certain U.S. Federal Income Tax Considerations	FGS – Amico should be treated as stock of our Company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of FGS – Amico, so the matter is not free from doubt. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of FGS – Amico. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court. In addition, it is possible that the Internal Revenue Service could successfully assert that the issuance of FGS – Amico could be taxable to us. Please see “Certain U.S. Federal Income Tax Considerations”. Before deciding whether to invest in FGS – Amico, you should consult your tax advisor regarding possible tax consequences.

Risk Factors	These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors”.

RISK FACTORS

The Fig Gaming Shares offered hereby are highly speculative and involve a high degree of risk of loss of your investment. Prospective investors should give careful consideration to the following actual and potential risk factors in evaluating the merits and suitability of investing in our Fig Gaming Shares. Before deciding to invest in our Fig Gaming Shares, you should carefully consider the following risk factors as well as other information contained in this offering circular and the exhibits to the offering statement in which this offering circular has been filed with the SEC.

The sections “Risks Related to Our Business” and “Risks Related to Fig Gaming Shares” contain risks that apply generally to all series of Fig Gaming Shares. For a description of the particular risks that additionally apply to the Fig Gaming Shares being offered in this offering, please see “Risks Related to the Game Console, the Developer and the Shares” below.

Risks Related to Our Business

We have a limited operating history, which may make it difficult to evaluate the potential success of our business and to assess our future viability.

We were incorporated in Delaware on October 8, 2015 as a wholly owned subsidiary of our former parent, Loose Tooth Industries, Inc. (“Loose Tooth”). On April 16, 2020, our parent, OpenDeal Inc. dba Republic (“Parent”), a holding company for various companies in the alternative finance and capital formation space, completed its acquisition of Fig. Our current Parent was incorporated on April 11, 2016 and has a more limited operating history than we do. We have only recently begun operations and have to date relied substantially on our former parent and current Parent for support in the conduct of our business. We have not yet earned significant revenue and we have a limited operating history, which may make it difficult to evaluate our business and assess our future viability and prospects. Investing in our Fig Gaming Shares is highly speculative because it entails significant risk that we may never become commercially viable. We have limited experience to date successfully marketing and distributing games. We are transitioning from a company focused on identifying developers, negotiating license agreements and raising funds, including through the sale of Fig Gaming Shares, to a company that is also capable of publishing, distributing and earning revenue from games. We may not be successful in our transition. As a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

Our Independent Auditor has expressed in its report on our audited financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenue from our operations to fund our activities and are therefore dependent upon external sources for financing our operations. To date, we have depended substantially on our Parent to fund our operations and there is a risk that we and our Parent may be unable to obtain the financing, on acceptable terms or at all, necessary to continue our operations. As a result, our Independent Auditor has expressed in its auditors’ report on the financial statements included as part of this offering circular a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result were we unable to continue as a going concern. If we cannot continue as a going concern, holders of our Fig Gaming Shares may lose their entire investments.

We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Fig Gaming Shares.

Because we operate with no employees of our own and depend on our Parent for the conduct of a material portion of our administrative operations, we may encounter limitations on the effectiveness of our internal controls over financial reporting, public disclosures and other matters. For example, as a result of our staffing, our processing of financial information may suffer from a lack of segregation of duties, such that journal entries and account reconciliations are not reviewed by someone other than the preparer. If we encounter limitations on the effectiveness of our internal controls and are unable to remediate them, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in an accurate, complete and timely manner. This could harm our business and holders of our Fig Gaming Shares.

As an issuer of securities under Regulation A, we do not expect to be required to assess the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. In addition, our Independent Auditor has not assessed the effectiveness of our internal control over financial reporting and will not as a result of this offering be required to assess the effectiveness of our internal control over financial reporting. As a result of the foregoing, for the foreseeable future, there will not be any attestation from us or our Independent Auditor concerning our internal control over financial reporting.

A significant portion of our operations have been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent, which is also in the early stages of its business. Our Parent has no obligation to continue to support our operations.

Our Parent was formed in April of 2016 and began operating in May of 2016 as a Securities and Exchange Commission (“SEC”)-registered, FINRA-member, regulation crowdfunding portal. In December of 2018 our Parent contributed its SEC registration and the license associated with such registration to a subsidiary (OpenDeal Portal LLC) and continued operating as a holding company. Our Parent is currently in the early stages of its business and has a limited operating history. Our Parent has numerous other subsidiaries which may require its resources and employees’ attention. We are dependent on the continued support of our Parent. A significant portion of our operations has been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent. Therefore, risks regarding our operations and financial condition are also subject to the risk that our Parent may reduce its operational or financial support.

The games and gaming consoles that we publish, including those associated with Fig Gaming Shares, typically have lengthy development cycles of one to three years before they are ready to be sold commercially. See “The Game Console, the Developer and the Shares” for the anticipated delivery date of the game described in this offering circular. If we fail to generate sufficient revenue or we have liquidity problems, our Parent may be unwilling or unable to continue assisting us operationally or financially. In any such case, we may be forced to significantly delay, scale back or discontinue our operations.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all.

At the current stage of our business, we cannot rely on existing Fig Service Fee arrangements, and we likely cannot rely on existing revenue sharing arrangements, to finance our operations. In order to support our projected operating expenses for the next 12 months, we may need to raise additional capital, from our Parent, which has been an ongoing source of support for our business, or from other sources including the sale of Fig Gaming Shares, or from a combination of sources. Financing is expensive and time-consuming, and there may not be sufficient investor or commercial interest to enable us, or our Parent, to obtain such funds on attractive terms or at all. There can be no assurance that financial support from our Parent or from other sources will be available in the amounts and at the times needed for us to continue to operate and grow our revenue-generating operations and improve our financial position.

In the event we breach the terms of a license agreement, we would have limited recourse and holders of our Fig Gaming Shares could be adversely affected.

If we were to breach our license agreement with a developer, the developer would have the right to terminate the license agreement. If a license agreement were terminated, we would no longer have rights to publish the game associated with such agreement or to receive royalties from sales of the game. If a developer terminated a license agreement due to our material breach, there would not be any mechanism for us to receive development funds we previously provided to that developer. It is part of our business strategy to attract talented developers by offering them license terms that are less restrictive than terms available from more traditional publishers. However, these less restrictive terms – such as not requiring developers to give us ownership rights to their intellectual property – mean that we will have fewer means available to us than a traditional publisher to enforce our rights under the license agreement or compel a developer to continue with development, return development funds or take other actions beneficial to us.

In the event a developer breaches the terms of a license agreement, we would have limited recourse and the game may not be developed as expected, on time or at all.

Each license agreement is between us and a developer. Holders of our Fig Gaming Shares have no rights under our license agreements, whether as third-party beneficiaries or otherwise. In the event that we terminate any license agreement due to a material breach by a developer – for example, if it fails to deliver a game on time or at all – there unlikely to be any funds available to make dividend payments to holders of the relevant series of Fig Gaming Shares.

We intend to enforce all contractual obligations to the extent we deem necessary and in our best interests and those of our stockholders, including but not limited to holders of our Fig Gaming Shares. However, there can be no assurance that a developer can or will honor the terms of its license agreement or successfully develop the game. Even if a developer or a substituted party were able to resume performance under the associated license agreement and we decided to make or resume making dividend payments to the holders of associated Fig Gaming Shares, the delay might effectively reduce the value of any recovery that holders of such Fig Gaming Shares might receive.

Furthermore, in the event that a developer defaults or breaches the terms of a license agreement and we elect to terminate the license agreement, we would no longer have rights to publish the game or receive sales receipts. Holders of the associated Fig Gaming Shares may lose their entire investment and their opportunity to receive dividends in the event a developer defaults or breaches the terms of a license agreement.

We may not have the right to distribute a game on all platforms on which it may be played. In addition, developers are not typically required to deliver their respective games for all of the licensed platforms.

Each license agreement with respect to a game grants us the right to publish and distribute a game on certain platforms, which may not include all potential platforms on which such game and/or gaming console may be played. Furthermore, a license agreement may limit the exclusivity of the distribution rights with respect to the licensed platforms to a specific distribution, which for example, may include a specified geographic region. A game may be successful on platforms that are not the licensed platforms, the revenue from the sale of which we may not share in. Holders of Fig Gaming Shares will not benefit from any dividends from sales of a game on platforms that are not the licensed platforms.

We may not have the right to distribute a game console through all retailers on which it may be sold. In addition, developers are not typically required to deliver their respective games console to and through all of the possible retailers.

Each license agreement with respect to a game console grants us the right to publish and distribute a game console through certain retailers, which may not include all potential retailers on which such game and/or gaming console may be sold. Furthermore, a license agreement may limit the exclusivity of the distribution rights with respect to certain retailers to a specific distribution, which for example, may include a specified geographic region. A game console may be sold through retailers that are not covered by the license agreement, the revenue from the sale of which we may not share in. Holders of Fig Gaming Shares will not benefit from any dividends from sales of a game on platforms that are not the licensed platforms.

We expect that, in order to maintain and grow our operations, we will need to publish multiple games and/or gaming consoles. There can be no assurance that we will be able to publish enough games to sustain our business model.

The selection of commercially successful games and/or gaming consoles from among undeveloped or incompletely developed games and/or gaming consoles is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game at a time when it can attract market attention and sales, failing to develop a game and/or gaming console to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game so that its initial costs cannot be recouped and other risks. We intend to hedge these risks in part by developing multiple games and so giving ourselves multiple chances of publishing successful games and/or gaming consoles. Expanding the number of games that we publish should also allow us to achieve certain economies of scale in regard to marketing, distribution and other functions. However, if we fail to publish enough games and/or gaming consoles, we may fail to publish a sufficient number of successful games to support our business model and we may fail to achieve economies of scale. There can be no assurance that we will be able to publish a sufficient number of successful games to achieve revenues that exceed our costs and margins that justify our continued operations.

Our license agreements omit many of the restrictive provisions contained in traditional publisher and distributor agreements with developers. The omission of these provisions reduces the means available to us to enforce the performance of a developer under the license agreement and may increase the risk that a developer may not develop a game on time and as planned.

In many traditional publishing deals, the publisher takes an ownership interest in the developer’s intellectual property rights in the game being developed. Our license agreements are not secured by any such ownership interests or guaranteed or insured by any third party. Therefore, we will be more limited than a traditional publisher in our ability to pursue remedies against the developer if a game and/or gaming console is not developed on time or as planned.

Many traditional video publishing deals involve “advances against royalties”, pursuant to which the funding provided by the publisher to the developer to develop their product is treated as pre-paid royalties and the developer must effectively “pay back” such funding through reductions of up to 100% in post-development royalties. We do not treat the Fig Funds, paid to developers to assist in the development of the games, in this way. Fig Funds are non-recoupable (except in certain circumstances if the license agreement is terminated). As a result, we do not recoup our development expenses as the “first money out” from the game’s sales revenue, and a developer may generate profit prior to our being repaid our Fig Funds development expenses.

In many traditional publishing deals, the publisher provides funding to the developer subject to strict milestone provisions. Typically, our license agreements do not involve milestone provisions. Without milestone provisions or with less strict milestone provisions, a developer receiving Fig Funds payments may feel less incentive to develop the game at a pace and to the standards (and in particular, to the intermediate standards imposed prior to the completion of development) that a traditional publisher might be able to impose.

Our license agreements typically relate to one game title only and not to any derivative works stemming from such game and/or gaming console, including prequels, sequels or spin-offs and although FGS – Amico are broader, there are similar risks.

The license agreements we enter into do not permit us to publish any derivative works of a developer’s game, including any prequels, sequels, spin-offs or other video games and/or gaming consoles based upon or otherwise featuring any of the settings, characters or “universe” of the game created by a developer. Neither we nor the holders of our Fig Gaming Shares will benefit from sales of any of the foregoing and these sales may reduce sales of the game we are publishing on the licensed platforms.

We may experience significant fluctuations in game sales and/or gaming consoles receipts due to a variety of factors.

Sales of games and/or gaming consoles we publish may experience significant fluctuations due to a variety of factors, including the timing of a game’s release, a game’s popularity, seasonality of demand, competitive new game and/or gaming console launches and other factors. In addition, the retail price of a game is subject to discounting by the publisher, co-publishers and by distributors (typically, but not always, with the acquiescence of the publisher). A game and/or gaming console that sells well may maintain its retail price for a year or more, although games with lower sales are typically discounted faster, in order to spur sales volumes. Our expectations of game and/or gaming console sales are based on certain assumptions and projections and our operating results will be adversely affected by a failure of the games we publish to meet sales expectations. There can be no assurance that we can maintain consistent sales receipts for any game and any significant fluctuations in sales of a particular game and/or gaming console may adversely affect the amount of, our ability to make, dividend payments to the holders of the associated Fig Gaming Shares.

A game and/or gaming console may have a short life cycle or otherwise fail to generate significant sales receipts.

The video game industry is characterized by short shelf-lives and the frequent introduction of new games and/or gaming consoles. Many video games and/or gaming consoles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development and distribution. A significant percentage of the sales of new games generally occurs within the first three months following the release of a game. Any competitive, financial, technological or other factor which impairs our ability to introduce and sell games at commercial launch could adversely affect our business and the amount of, or our ability to pay, dividends to holders of Fig Gaming Shares.

Our ability to increase the sales of any game and/or gaming console may be limited and unsuccessful publishing of any game and/or gaming console may reduce or eliminate the dividends that might otherwise have been paid to holders of Fig Gaming Shares based on the sales receipts from such game and/or gaming console and/or gaming console.

There can be no assurance that we will publish any game in a manner that creates value for the associated Fig Gaming Shares. A game may be marketed through a diverse spectrum of advertising and promotional programs and strategies. Our ability and the ability of any other co-publishers and distributors on the licensed platforms to publish and distribute a game is dependent in part upon the success of these programs and strategies. If the marketing for a game fails to resonate with consumers or advertising rates or other media placement costs increase, game sales may fail to grow or may decline, which could ultimately negatively affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

If a developer delivers its game for some but not all licensed platforms, this may result in reduced game sales. Similarly, if a developer is only able to sell its gaming console in a limited number of jurisdictions, this may result in reduced sales.

In order for us to successfully distribute a game and receive revenue from game sales, a developer may need to develop versions of its game which are not yet optimized for some or all of the licensed platforms or updated versions of the licensed platforms. Owners of licensed platforms may establish restrictive conditions for a developer and the game and as a result the game may not work well or at all on that licensed platform. As new platforms are released or updated, a developer may encounter problems developing versions of the game for use on those platforms and may need to devote resources to the creation, support and maintenance of the game on those platforms. If a developer is unable to successfully increase the number of platforms on which the game is made available or if the versions of a game created for new platforms do not function well, are not attractive to consumers or do not work as well on newer versions of the platforms, our business could suffer and our ability to pay dividends to holders of Fig Gaming Shares could be adversely affected.

The process of developing and publishing new video games and/or gaming consoles is lengthy, expensive and uncertain.

Considerable time, effort and resources are required to complete the development of a new video game. A developer may experience delays in developing a game. Delays, expenses, technical problems or difficulties could force the abandonment of, or compel material changes to the design and build of, the game. In addition, the costs associated with developing a game for new platforms could increase development expenses. Additionally, if a developer does not provide a game on a timely basis, we may be unable to publish such game and/or gaming console within our expected cost parameters or at all. We include agreed-upon game delivery dates in the license agreements that we enter into with game developers. However, game developers may not always be able to achieve those delivery dates, and if they fail to do so, we may have little practical recourse for maximizing the value of our rights. Additionally, the costs of publishing a game may be higher than anticipated. Any financial, technological or other factor which delays or impairs our ability to introduce and sell a game in a timely and cost-effective manner could adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

Many independent video game and/or game console developers may from time to time experience business difficulties.

Difficulties can arise for developers in the development of the games and/or game consoles for a number of reasons. For example, development of a video game product is a lengthy process, which must be financed by funding sources other than presales of the game. In addition, game development can be a complex process, subject to creative and technical challenges. Unforeseen delays can often arise, putting stress on timetables, budgets and funding resources. By working with developers and providing them with game development funds in advance of a product’s completion, we are exposed to the risks of our developers experiencing such difficulties.

There can be no assurance that that any particular game and/or game console that we agree to publish will succeed in the market.

The selection of commercially successful games and/or game console from among undeveloped or incompletely developed games and/or game console is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game and/or game console at a time when it can attract market attention and sales, failing to develop a game to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game and/or game console so that its initial costs cannot be recouped and other, similar risks. There can be no assurance that any particular game that we agree to publish will succeed in the market. To the extent we are unable to pick a sufficient number of commercially successful games and/or game consoles, our business would suffer and our ability to pay dividends to holders of Fig Gaming Shares would be adversely affected.

We may allocate time and resources across any of the games and/or game consoles we publish, in our discretion.

Holders of a particular series of Fig Gaming Shares will receive dividends from us pursuant to our dividend policy, to the extent that we receive revenue from sales of that game and/or game console or the games sold on such game console that such series of Fig Gaming Shares is related to. The success of games and/or game consoles not associated with a given series of Fig Gaming Shares would not, under our dividend policy, support the payment of dividends to that series of Fig Gaming Shares. Therefore, the holders of a particular series of Fig Gaming Shares may have an interest in us devoting as much of our marketing and other publishing resources as possible to the game and/or game console associated with their series of Fig Gaming Shares, rather than to other games, in order to maximize that game and/or game console’s sales. However, we intend to distribute our marketing and other publishing efforts across our games and/or game console in a manner that serves our interests and those of our stockholders as a whole. As a result, we may allocate resources among games in a way that holders of particular series of Fig Gaming Shares may disagree with. None of our series of Fig Gaming Shares provide their holders with voting rights.

Any loss or deterioration of our relationships with developers may adversely affect our business.

We work closely with each developer to distribute and market a game and/or game console. We believe that strong relationships with developers are crucial to successfully publish a game and/or game console and to build and expand our business. However, we may not be able to maintain good and mutually beneficial relationships with all our developers. Any loss or deterioration of a relationship with a developer could adversely affect the development of the associated game, our efforts to successful publish the game and, ultimately, the availability of dividends for the holders of the Fig Gaming Shares associated with that game.

A developer may have a limited operating history, which could make it difficult for us to evaluate the developer’s future prospects and for the developer to deliver a developed game on time and as planned.

It may be especially difficult for us to select a commercially successful game and/or game console before it is developed if the developer has a limited operating history. A new developer frequently faces unanticipated problems, expenses and delays when facing not only the challenges of developing a new game but also establishing and growing a new business. A new developer may present additional risk compared to an established developer. If a developer fails to develop a game on time and as planned, it could harm our business and adversely affect the availability of dividends for the holders of the Fig Gaming Shares associated with that game and/or game console.

The procedures we use to evaluate and select a potential developer and game and/or game console may not reveal all relevant risks or other information regarding the developer or game and/or game console and may result in an inaccurate assessment of the commercial prospects of a game.

Prior to entering into a license agreement with a developer, we conduct due diligence on the developer and, among other things, seek to estimate game and/or game console sales. However, our evaluation process and due diligence may not uncover all facts necessary to accurately project the sales of a particular game or otherwise judge the commercial prospects of a game accurately. We may make an inaccurate assessment of the commercial prospects of a game and/or game console, which could adversely affect our performance and the availability of dividends for the holders of the Fig Gaming Shares associated with that game and/or game console.

A developer, or we, may fail to anticipate changing consumer preferences.

Our business is subject to all of the risks generally associated with the video game industry, which is cyclical in nature and characterized by periods of significant growth and rapid declines. Our future operating results and ability to pay dividends to holders of Fig Gaming Shares will depend on numerous factors beyond our control, including:

●	Critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted;

●	The ability of distributors on licensed platforms to generate cash receipts from sales of games;

●	The ability of any co-publishers to successfully publish games on their licensed platforms;

●	Each developer’s ability to maintain technological solutions and employee expertise sufficient to respond to changes in demand in regard to their games and licensed platforms;

●	International, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

●	Changes in consumer demographics; and

●	The availability of other forms of entertainment competing for the time of game consumers.

In order to plan for promotional activities, we, each developer, any other co-publishers and the licensed platforms must each anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of a technological type of video game console, video game or a video game genre or the video game industry as a whole could cause sales of a game to decline dramatically, or never materialize at all. The period of time necessary to develop a game or enter into agreements with licensed platforms is difficult to predict. During this period, the projected consumer appeal of a particular game could decrease, which could adversely affect our business and the availability of dividends for the holders of the Fig Gaming Shares associated with that game.

If a developer were to experience a change of control during the development of a game and/or game console, the impact on our business would be uncertain.

If a developer were to be acquired or experience a change of control, directly or indirectly, during the development of a game and/or game console, the development of that game and/or game console may be disrupted. We typically do not permit developers to assign our agreements to another party without our consent. In change of control scenarios not involving the assignment of our agreements, we would likely have less influence, and possibly none, on the extent to which the change of control would affect performance under the license agreement. For example, we could not guarantee that the new management or controlling parties of the developer would adequately perform under the license agreement, and we might not have sufficient resources to pursue successful remedies against the developer. If a change of control in a developer led to a termination of the license agreement, we would under certain circumstances require that the developer repay the Fig Funds. However, we might not have sufficient resources to pursue successful remedies against the developer. This may adversely affect our business and our ability to pay dividends on the Fig Gaming Shares associated with that game and/or game console.

A developer may seek additional funding to develop its game and/or game console for which it has received Fig Funds, in addition to the Fig Funds payments that we provide.

A developer may seek funding to develop a game and/or game console associated with a series of Fig Gaming Shares from various sources and not all of those sources may be certain at the time we enter into a license agreement with a developer and begin providing Fig Funds. These sources may be subject to milestone payments and other restrictive provisions or may not materialize in a timely manner or at all. We endeavor to work with developers who are able to source an entire development and distribution budget (including the Fig Funds and amounts raised from the rewards portion of the crowd-publishing campaign on Fig.co). However, there can be no assurance that developers will be ready, willing or able to obtain the funds that are necessary to complete the development of a game and/or game console, as applicable, as and when they are needed. Shortfalls in funding for the development of a game and/or game console, as applicable could adversely affect our business and the availability of dividends for the holders of the Fig Gaming Shares associated with that game.

We, in consultation with a developer, may sell a game and/or game console, as applicable in a pre-launch state prior to its completion, at a price lower than the anticipated retail price of the completed game and/or game console, as applicable, which would result in lower revenue generated by those sales.

In part for marketing purposes and in part to assist with bug testing, we, in consultation with a developer, may offer a game and/or game console, as applicable for sale in a pre-launch state on a third-party platform such as Steam Early Access at a price that is lower than what is expected to be the retail price of the completed game and/or game console, as applicable. Revenue generated from these pre-launch sales would be subject to the revenue share of the developer’s license agreement with us; however, it is likely that pre-launch sales would replace post-launch sales that might have generated more revenue. To the extent that pre-launch sales at a lower price replace post-launch sales at a higher price, and the marketing effort represented by the pre-launch sales does not ultimately generate a sufficient sales increase, the overall revenue received from a game and/or game console, as applicable could be adversely affected.

In the event we sell a game and/or game console, as applicable in a pre-launch state prior to its completion, any reviews or impressions generated by players’ experience with the pre-launch version of the game and/or game console, as applicable may generate negative publicity for the game and/or game console, as applicable.

In part for marketing purposes and in part to assist with bug testing, we, in consultation with a developer, may offer a game and/or game console, as applicable for sale in a pre-launch state on a third-party platform such as Steam Early Access. Testing and debugging typically requires that a game and/or game console be played for an extended number of hours. By distributing a game and/or game console, as applicable in a pre-launch state to a large number of players, a developer can benefit from such players’ playing time to help test and debug the game and/or game console, as applicable prior to its completion and launch. However, exposing the game and/or game console, as applicable to a large number of players in a pre-launch state runs the risk of generating negative publicity due to the game’s lack of polish or incomplete condition. Any negative publicity due to the release of a game and/or game console, as applicable in its pre-launch state could negatively affect sales of the game and/or game console, as applicable.

Our business strategy depends on our maintaining productive relationships with many distributors. Certain distributors may control a disproportionate share of the market for the delivery of video games and/or gaming consoles, which may result in distribution arrangements with unfavorable terms.

We cannot predict whether and under what terms and conditions distributors on licensed platforms will agree to distribute a game, and we and any other co-publishers may not be able to attract a sufficient number of distributors to sell such game and/or gaming console. For example, distributors may not view an agreement to sell a game as an attractive value proposition due to any number of factors, such as the assumptions and estimates used to determine the estimated future sales receipts of such game and/or gaming console. As a result, we or any other co-publishers may be forced to revise the terms of distribution agreements. There are many third-party distributors that make video games and/or gaming consoles available for sale, but certain of these distributors control a disproportionate share of the market for the distribution of video game products, which could lead to unfavorable terms with such distributors. If we or any other co-publishers fail to attract distributors on the licensed platforms or such distributors demand terms that substantially reduce the potential cash receipts from a game, our business and the availability of dividends for the holders of the Fig Gaming Shares associated with that game and/or game console could be adversely affected.

Furthermore, under our license agreements, a developer must typically consent to our use of each distributor (other than Fig.co), which consent may not be unreasonably withheld. If we are unable to secure developer consent for a particular distributor, sales of the game and/or game console maybe adversely affected.

There is intense competition among publishers for promotional support from distributors. Promotional support includes, for example, highlighting a game or game console on a distributor’s storefront landing page. To the extent that the numbers of games, game consoles and game platforms increase, competition may intensify which may require us to increase our marketing expenditure. Distributors typically devote the most and highest quality promotional support to those products expected to be best sellers or editorially featured. We cannot be certain that a game and/or game console will achieve or maintain “best seller” status or be editorially featured. Due to increased competition for promotional support from distributors, distributors are in an increasingly better position to negotiate favorable terms of sale, including significant price discounts. Each game and/or game console will constitute a small percentage of most distributors’ sales volume. We cannot be certain that distributors will provide the games and/or game console we publish with adequate levels of promotional support on acceptable terms.

If the developer or a co-publisher receives the sales receipts before Fig under a license agreement, it may refuse, fail or become unable to make payments to which we are entitled.

If a developer or co-publisher receives sales receipts before Fig in compliance with the applicable license arrangements, our future success will depend in part on our receiving payments from them equal to Fig’s agreed revenue share. A developer or co-publisher may dispute its obligations to pay us, or may be unwilling or unable to make payments to which we are entitled. In such an event, although we may have direct or indirect audit rights with a developer or co-publisher, we may become involved in a dispute regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm relationships and could be costly and time-consuming to pursue. Payment defaults by, or the insolvency or business failure of, developers or co-publishers could negatively affect our business and the availability of dividends for the holders of the Fig Gaming Shares associated with that game. Where applicable, and only when a game is distributable in a solely digital format, to hedge against these risks, we seek under our license agreements to have the developer deliver to us an agreed number of valid Steam game keys for the associated game on agreed licensed platforms. A Steam game key is used in the sale and digital distribution of a game, and unlocks a game for use and ownership once it is purchased and activated by the end-user consumer. In the event we are underpaid in this particular situation, we can then sell the Steam game keys in an amount sufficient to offset any underpayments. However, there can be no assurance that this will be an effective or sufficient way to offset the lost revenue we may experience from underpayments from developers or co-publishers and this mitigant will not always be available to us depending on the game and/or game console in question.

We are dependent upon the key executives and personnel of our Company and our Parent.

Our success is dependent on the efforts of certain key personnel, including our President and director, Chuck Pettid and director, Justin Bailey. Our success is also dependent on the efforts of certain other personnel of our Parent. The loss of the services of one or more of our, or our Parent’s, key employees could adversely affect our business and prospects. Our success is also dependent upon our ability, and the ability of our Parent, to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the video game industry is intense and we and our Parent may each have difficulty hiring or retaining necessary personnel. If we or our Parent fails to hire and retain the necessary personnel, our business could be adversely affected along with the availability of dividends for the holders of our Fig Gaming Shares.

There may be actual, potential or perceived conflicts of interest among Fig, our Parent, developers and their respective directors, officers, employees, members and managers and these conflicts may not be resolved in your favor.

Chuck Pettid, our President and, receives a salary, benefits and equity compensation from our Parent for his role as the CEO of our Parent’s subsidiary crowdfunding portal. Mr. Bailey is the CEO of Loose Tooth, our former parent. Our Parent holds all the outstanding shares of our common stock, which is our only voting security, and thus our Parent has sole control over us. Our Parent provides us with management and administrative services, including the services of Chuck Pettid and is compensated for the provision of such services. See “Interests of Management and Others in Certain Transactions”. These relationships may represent actual, potential or perceived conflicts of interest between us and our Parent, for example in circumstances where our officers and director are faced with decisions that could have different implications for us and our Parent. Any such conflicts may not be resolved in your favor.

Dependence on Intellivision and its suppliers may adversely affect our business.

Our success may depend in part upon the capacity, reliability and performance of third-party network infrastructures, which are principally managed by Intellivision for the purposes of the FGS – Amico securities. Distributors of physical consoles depend on third parties to provide, ship, deliver and then sell consoles to customers. Distributors on licensed platforms depend on third parties to provide uninterrupted and error-free service through their telecommunications networks in order to distribute a game or for customers to play a game. This service is subject to physical, technological, security and other risks. These risks include physical damage, power loss, telecommunications failure, capacity limitation, hardware or software failures, defects and breaches of physical and cyber security by computer viruses, system break-ins, pandemics and others. In any such event, players of games we publish may experience interruptions or delays in their ability to purchase or play such game and/or gaming consoles. Any failure on the part of distributors or their third-party suppliers to ensure that a high data transmission capacity is achieved and maintained could significantly reduce customer demand for any particular game we publish and adversely affect our business and the availability of dividends for the holders of the Fig Gaming Shares associated with that game.

The video game industry is subject to the increasing regulation of content, consumer privacy and distribution. Non-compliance with laws and regulations could adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

The video game industry is subject to increasing regulation of content, consumer privacy, distribution and online hosting and delivery in the various countries where we intend to publish games. Such regulation could harm our business by limiting the size of the potential market for our publishing activities and by requiring additional efforts on our part to address varying regulations. For example, data protection laws in the United States and Europe impose various restrictions on websites. If we, a developer, any co-publishers and distributors on the licensed platforms do not successfully respond to these regulations, game sales may decrease and our business may suffer. Generally, any failure by us, any developer, any co-publishers or any distributors on the licensed platforms to comply with laws and regulatory requirements applicable to our business may, among other things, adversely affect our ability to collect game sales receipts and could subject us to damages, lawsuits, administrative enforcement actions and civil and criminal liability.

Competition in the video game industry is intense and, as a result, we may not be able to achieve our publishing goals, which could adversely affect our business.

Competition in the video game industry is intense. Many new games are introduced each year on a variety of platforms, but only a relatively small number of “hit” titles account for a significant portion of total sales. Competitors of ours range from large established companies to emerging start-ups and we expect new competitors to continue to emerge throughout the world. If competing publishers publish games more successfully than us or distribute games more successfully than our distributors, our sales receipts may decline, which may adversely affect our ability to pay dividends to holders of Fig Gaming Shares.

Relatively few games achieve significant market acceptance in the video game industry. Each game competes with games that may be developed and published by companies that are substantially larger and have better access to funds than we do. In addition, other companies not currently in the video game industry, including media companies and film studios, may increase their focus on the video game industry and may become significant competitors of ours. Current and future competitors may also gain access to wider distribution networks than we can. Increased competition may also result in price reductions, reduced gross margins and loss of market share for games, any of which could ultimately have a material adverse effect on sales of the games we publish and may adversely affect our ability to pay dividends to holders of Fig Gaming Shares.

Game sales may depend upon the performance, popularity and availability of particular licensed platforms or console.

Our revenue is dependent on a small number of platforms that may decline in popularity for reasons beyond our control and in the case of a Fig Gaming Shares related to a console, the adoption and continued use of a console. Additional development costs to adapt to a new platform may be high and require a complete redesign of a video game’s code base. If a new platform for which new software is developed or modified does not attain significant market penetration, our business could be harmed. From time to time, shortages of physical consoles that may be used to access a game on a licensed platform may negatively affect the sales of games. For example, in 2017, Nintendo acknowledged a shortage of its Switch consoles. We cannot ensure that any platform will be available in sufficient quantity, maintain its popularity or that a game will be playable on any new platform. If a Developer is developing a game console, supply shortages, manufacturing problems, delays or freezes due to foreseeable or unforeseeable circumstances, which may negatively affect the sales of the console and any related games.

If a game contains defects, the game’s reputation and our reputation could be harmed and game sales could be adversely affected.

A game is a complex software program and is difficult to develop, manufacture (in the case of games distributed in physical copy) and distribute. Although a developer and distributors may have quality controls in place to detect defects in the software or physical copies of a game, these quality controls may be subject to human error, overriding and resource constraints and may not be effective in detecting defects in a game before it has been reproduced and released into the marketplace. The occurrence of defects or malfunctions could result in product recalls, product returns and the diversion of our resources, which could adversely affect game sales and our results of operations. Any of these occurrences could also result in the loss of or delay in market acceptance of the game and a loss of sales, which could adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

If a game console contains defects, the game console’s reputation and our reputation could be harmed and sales could be adversely affected.

A game console is a complex hardware devise relying on a central software program; it is difficult to develop, manufacture and distribute. Although a developer and distributors may have quality controls in place to detect defects in the hardware, software and the interaction between the two, these quality controls may be subject to human error, overriding and resource constraints and may not be effective in detecting defects in a game console before it has been reproduced and released into the marketplace. For example, Microsoft was forced to recall certain versions of the XBOX 360 counsel due to manufacturing defects. The occurrence of defects or malfunctions could result in product recalls, product returns and the diversion of our resources, which could adversely affect game sales and our results of operations. Any of these occurrences could also result in the loss of or delay in market acceptance of the game and a loss of sales, which could adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

Sales receipts from a game may be reduced by the proliferation of “cheating” programs and scam offers that may seek to exploit a game and its players, which could affect the game-playing experience and lead players to stop playing the game.

Unrelated third parties may develop “cheating” programs that enable players to exploit vulnerabilities in a game, play them in an automated way or obtain unfair advantages over other players of a game who do play fairly. These programs degrade the experience of players who play the game fairly. In addition, unrelated third parties may attempt to scam players of a game with fake offers of game benefits. If a developer or distributor is unable to devote their resources to discover and disable these programs quickly, a game’s reputation may become damaged and players may stop playing the game. This may result in lost sales receipts from players who may have purchased a game, increased costs relating to developing technological measures to combat such programs and activities, legal claims relating to the diminution in value of the game’s virtual currency and goods and increased customer service costs needed to respond to dissatisfied players. These occurrences could adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

Games may be subject to piracy by a variety of organizations and individuals and if a developer and platforms are not successful in combating and preventing piracy, our business could be harmed.

Highly organized pirate operations in the video game industry have been expanding globally. In addition, the proliferation of technology designed to circumvent the protection measures integrated into games, the availability of broadband access to the Internet and the ability to download pirated copies of games from various Internet sites all have contributed to ongoing and expanded piracy. Although developers and platforms take steps to make the unauthorized copying and distribution of a game more difficult, their efforts may not be successful. This could adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

If a game was found to contain hidden, objectionable content, sales of a game could drop and our business could suffer.

Throughout the history of the video game industry, many video games and/or gaming consoles have been designed to include certain hidden content and gameplay features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. However, in several cases, the hidden content or features were included but unauthorized. From time to time, such hidden content and features have contained profanity, graphic violence and sexually explicit or otherwise objectionable material. If such content or features are included in any game that we publish, this may adversely affect the game’s reputation, causing our business to suffer.

To the extent a game is distributed as a physical copy, we may be subject to various additional risks.

To the extent a distributor on a licensed platform distributes a game in physical copy, the distributor must work with physical retailers, secure adequate supplies of physical copies of the game and ensure that retailers maintain effective inventory and cost controls. Physical copies of games generally require working with independent manufacturers and if those manufacturers do not provide physical copies of a game on favorable terms without delays, the distributor will be unable to deliver the game on competitive terms to retailers when they require them. Additionally, video game retailers typically have a limited amount of physical shelf space and marketing and promotional resources. We cannot be certain that manufacturers will provide physical copies of a game on favorable terms without delays and that retailers will provide a game with adequate levels of shelf space and promotional support on acceptable terms.

A game console’s physical distribution may subject us to various additional risks.

To the extent a distributor on a licensed platform distributes a game in physical copy, the distributor must work with physical retailers, secure adequate supplies of physical copies of the game and ensure that retailers maintain effective inventory and cost controls. Physical copies of games generally require working with independent manufacturers and if those manufacturers do not provide physical copies of a game on favorable terms without delays, the distributor will be unable to deliver the game on competitive terms to retailers when they require them. Additionally, video game retailers typically have a limited amount of physical shelf space and marketing and promotional resources. We cannot be certain that manufacturers will provide physical copies of a game on favorable terms without delays and that retailers will provide a game with adequate levels of shelf space and promotional support on acceptable terms.

If a developer or its game infringes the intellectual property rights of others, disputes and litigation could negatively affect sales of the game.

Some of the images and other content in a developer’s game may inadvertently infringe the intellectual property rights of others. Although developers make efforts to ensure that games do not violate the intellectual property rights of others, it is possible that third parties may still claim infringement. Infringement claims against a developer or us, whether valid or not, may be time consuming and expensive to defend. Such claims or litigation could require us to stop publishing a game, require a developer to redesign the game or require an additional license to distribute the game, all of which would be costly and may adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

If a developer or its game console infringes the intellectual property rights of others, disputes and litigation could negatively affect sales of the game console.

Some of the software or design features used in a developer’s game console may inadvertently infringe the intellectual property rights of others. Although developers make efforts to ensure that games consoles do not violate the intellectual property rights of others, it is possible that third parties may still claim infringement. Infringement claims against a developer or us, whether valid or not, may be time consuming and expensive to defend. Such claims or litigation could require us to stop publishing a game console, require a developer to redesign the game console or require an additional license to distribute the game consoles, all of which would be costly and may adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

If a developer is not granted trademark, patent and copyright protection for its game and/or game console, such developer may have difficulty safeguarding its designs, potentially resulting in competitors adopting them and undercutting game and/or game console sales.

Our success will depend, in part, on each developer’s ability to obtain and enforce intellectual property rights over its game and/or game console. No assurance can be given that any intellectual property rights of a developer will not be challenged, invalidated or circumvented or that any rights granted will provide competitive advantages. Any challenge, invalidation or circumvention of the intellectual property rights in a game and/or game console may adversely affect our right to publish the game and/or game console pursuant to our license agreement. There is no assurance that we or any developer will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. A developer’s failure to adequately protect its intellectual property could result in competitors using its game and/or game console designs, which would impair our ability to successfully publish the game and/or game console. Such an event could adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

Our Parent owns all of our common stock, and therefore has effective control over our decision-making.

Our Parent owns, and will be able to exercise voting rights with respect to, all of our outstanding common stock. Our common stock is entitled to one vote per share, while the holders of Fig Gaming Shares will not have voting rights. As a result, our Parent will continue to hold all of the voting power of our outstanding capital stock following each offering of Fig Gaming Shares. This gives our Parent effective control over our decision-making. Our Parent is entitled to vote its shares in its own interest, which may not always be in the interests of our stockholders generally or in the interest of holders of a particular series of Fig Gaming Shares.

You may not have remedies if the actions of our director or officers adversely affect the value of any particular series of our Fig Gaming Shares.

Holders of a particular series of Fig Gaming Shares may not have any remedies if any action by our director or officers has an adverse effect on only that series of Fig Gaming Shares. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of a company’s certificate of incorporation, a board of directors generally owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving stock that track interests of a particular asset have established that decisions by directors or officers involving differing treatment of holders of such shares may be judged under the business judgment rule. In some circumstances, our director or officers may be required to make a decision that is viewed as adverse to the holders of a particular series of Fig Gaming Shares. Under the principles of Delaware law and the business judgment rule referred to above, you may not be successful in challenging such a decision on the grounds that it had a disparate impact upon the holders of one series of Fig Gaming Shares.

The COVID-19 pandemic and containment efforts across the globe have materially altered how individuals interact with each other and have materially affected how we and our business partners are operating, and the extent to which this situation will impact our future results of operations and overall financial performance remains uncertain.

In December 2019, a novel coronavirus disease (“COVID-19”) was reported, and in January 2020, the World Health Organization (“WHO”) declared it a Public Health Emergency of International Concern. On February 28, 2020, the WHO raised its assessment of the COVID-19 threat from high to very high at a global level due to the continued increase in the number of cases and affected countries, and on March 11, 2020, the WHO characterized COVID-19 as a pandemic. This pandemic and resulting shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business.

The full extent to which the COVID-19 pandemic and the various responses to it impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic, including any potential future waves of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our players and their willingness and ability to pay for our games and services; disruptions or restrictions on our employees’ ability to work and travel; and interruptions related to our cloud networking and gaming infrastructure and partners, including impacts on mobile application platform providers, advertising partners and customer service and support providers. During the COVID-19 crisis, we may not be able to provide the same level of product features and customer support that our players expect from us, which could negatively impact our business and operations. While substantially all of our business operations can be performed remotely, many of our employees are juggling additional work-related and personal challenges, including adjusting communication and work practices to collaborate remotely with work colleagues and business partners, managing technical and communication challenges of working from home on a daily basis, looking after children as a result of remote-learning and school closures, making plans for childcare during the summer and caring for themselves, family members or other dependents who are or may become ill. If we seek to access the capital markets or increase our borrowing, there can be no assurance that financing and credit may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, players, partners and stockholders.

The COVID-19 pandemic and resulting shelter-in-place and similar restrictions have also led to increased player engagement from current, lapsed and new players in our games. These increases in player activity may not be indicative of our financial and operating results in future periods. The long-term effects of the COVID-19 pandemic on society and player behavior are highly uncertain, and while we anticipate that these levels of downloads and player engagement may not sustain over the short-term or longer-term, there is no assurance that player behavior will not decrease, including below historic levels, as the full impacts of the pandemic on society and the global economy become more clear.

In addition to the potential direct impacts to our business, the global economy has been, and is likely to continue to be, significantly weakened as a result of the actions taken in response to COVID-19. A weakened global economy may impact our players and their purchasing decisions within our games, consumers’ buying decisions across the globe and their impact on the allocation of advertising investments, and the ability of our business partners to navigate this complex social health and economic environment, any of which could result in disruption to our business and results of our operations. We are experiencing, and may continue to experience, heightened levels of variability in the pricing of our games and game consoles. If these conditions result in significant decreased pricing, the revenue we make from our games and game consoles may be negatively impacted, and we may experience increased pressure on our overall margins, as our revenue may consist of higher contributions of sales of in-game virtual items.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the pandemic, the extent and effectiveness of containment actions and the impact of these and other factors on our employees, players and business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

We may dispose of our assets without your approval.

Our amended and restated certificate of incorporation does not provide voting rights to holders of Fig Gaming Shares. As a result, we, or all or substantially all of our assets, may be sold or otherwise disposed of, without any person having to seek the approval of any holders of Fig Gaming Shares. The only stockholder approval that would be required for a sale or other disposal of all or substantially all of our assets would be the approval of the holders of our common stock.

The requirements of complying on an ongoing basis with Regulation A under the Securities Act may strain our resources, aid competitors and divert management’s attention.

Because we are conducting, and have in the past conducted, an offering pursuant to Regulation A under the Securities Act, we are subject to certain ongoing reporting requirements. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our resources compared to non-reporting companies. The requirements of Regulation A make it more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, as well as qualified officers. Moreover, as a result of the disclosure of information in this offering circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties. In the video game industry, in particular, commercial agreements, including publishing agreements, are highly confidential. Because we publicly file the license agreements associated with our series of Fig Gaming Shares, our competitors and those with whom we do business may have an advantage when negotiating terms with us or competing with us to publish the same game.

If we become subject to regulations governing investment companies, broker-dealers or investment advisers, our ability to conduct business could be adversely affected.

The SEC regulates to a substantial degree the manner in which “investment companies,” “broker-dealers” and “investment advisers” are permitted to conduct their business activities. We believe we have conducted our business in a manner that does not make us an investment company, broker-dealer or investment adviser, and we intend to continue to conduct our business to avoid any such characterizations. If, however, we are deemed to be an investment company, broker-dealer or investment adviser, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would adversely affect our business and our ability to pay dividends to holders of Fig Gaming Shares.

Risks Related to Fig Gaming Shares

There are numerous risks with respect to how we structure our business and the structure of our Fig Gaming Shares. Only investors who can bear the loss of their entire investment should purchase our Fig Gaming Shares.

Our business model and licensing approach, and the terms of our Fig Gaming Shares, are novel. As with any new business model, and any new investment opportunity, there are numerous risks, including the risks outlined in this “Risk Factors” section. However, because of the newness of our business model, and our securities, there may possibly be additional risks and uncertainties that we are unable to reasonably foresee at this time. An investment in our Fig Gaming Shares is highly risky and speculative. Our Fig Gaming Shares are suitable for purchase only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in our Fig Game Gaming, you should not purchase them.

Any dividends paid to holders of a particular series of Fig Gaming Shares will reflect the economic performance of only one game. Therefore, any decrease in the popularity of such game and/or gaming console would adversely affect the financial performance of the associated Fig Gaming Shares.

Because any dividends paid to holders of each series of Fig Gaming Shares reflect the economic performance of only one game, any decrease in the popularity of such game and/or gaming console would adversely affect the financial performance of the Fig Gaming Shares associated with that game. The receipts we may receive with respect to a particular game will be driven by the performance and popularity of the game and/or gaming console. We cannot guarantee how long each game and/or gaming console that we publish will sustain its level of popularity. To prolong the lifespan of a game, the game’s developer may need to improve and update it from time to time, on a timely basis, with new features that appeal to existing game players and attract new game players. Nevertheless, consumers may lose interest in a game over time, or competitors may introduce more popular games t and/or gaming console that compete with such game and/or gaming console, the game may lose its popularity and this may cause our sales receipts for such game and/or gaming console to decrease. Poor or mediocre reviews of such game and/or gaming console on a distributor’s website or in other media could cause sales of the game to significantly decrease, which may ultimately adversely affect our ability to pay dividends to holders of the associated Fig Gaming Shares.

An investment in our Fig Gaming Shares is not an investment in any game and/or gaming console, game developer or license agreement. Proceeds from this offering may be used to fund the development of other products, as well as other expenditures not related to the product that is associated with the series of Fig Gaming Shares being offered.

An investment in our Fig Gaming Shares represents an investment in Fig and will be used for our general operations and working capital needs. An investment in any series of our Fig Gaming Shares represents an opportunity for investors to support the development and publication of all the games we license and all of our business activities generally, in return for the opportunity to receive dividends from us that reflect a portion of our revenue, if any, from sales of a particular game.

The Fig Gaming Shares do not provide investors with an interest in any game, game console, or the games related to the game console or developer, nor do they represent an interest in any license agreement, distribution agreement or other agreement, obligation or asset associated with any particular game or developer. The developers and distributors with which we contract are entities separate and distinct from us, and the Fig Gaming Shares do not represent any obligation on the part of or any interest in any such third parties. Holders of Fig Gaming Shares may look only to us for dividend payments with respect to any Fig Gaming Shares held by them.

Our Board may decide not to pay a dividend or to reduce the size of a dividend if our Board believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations.

We have and intend to continue to issue multiple series of Fig Gaming Shares and to pay dividends to the holders of each series of Fig Gaming Shares separately, in each case based on the economic performance of a game to which that particular series of Fig Gaming Shares relates. Our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes doing so would be necessary or prudent in order to avoid a material adverse effect on our financial condition or results of operations. If that occurs, the unpaid dividend amount would accrue for future payment. However, if our Board decides not to pay a dividend or to reduce the size of a dividend because we were facing difficult financial or operating conditions, there can be no assurance as to whether or when those conditions might improve and whether or when we would reinstate dividend payments or pay past-due dividend amounts. In addition, dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

If we fail to provide a sufficiently large Fig Funds amount to support the development of a game, game console, the games related to a game console, or otherwise fail to provide sufficient support to the publication of the game console, the games related to a game console, the game, game console, the games related to a game console may not reach its full commercial potential, and our ability to pay dividends to holders of the related Fig Gaming Shares could be adversely affected.

In order to maximize the amount from which our Board may declare dividends to the holders of a particular series of Fig Gaming Shares, we must succeed in maximizing the commercial potential of the related game. We may fail to maximize the commercial potential of a particular game for a variety of reasons, including, for example, failing to provide Fig Funds large enough to support the development of the game, game console, the games related to a game console, to a commercially attractive level of sophistication, failing to market the game effectively or failing to provide other publishing services in an effective manner. If we are unable to deploy the Fig Funds and our other services in a way that helps a game, game console, the games related to a game console, reach its full commercial potential, our ability to pay dividends to holders of the related Fig Gaming Shares, and the size of the amount from which our Board may declare dividends to the holders of the related Fig Gaming Shares, could be adversely affected. In particular, if we were to raise proceeds from the offering of a particular series of Fig Gaming Shares, and then pay Fig Funds which amount did not reflect any of the proceeds raised, the holders of those Fig Gaming Shares would still be eligible to receive dividends pursuant to our dividend policy, but to the extent the Fig Funds were too small to successfully develop the game, game console, the games related to a game console, the commercial success of the game would suffer and the size of the amount from which our Board may declare dividends would likely be reduced.

We do not plan to subject our allocation of sales receipts, determination of dividends or allocation of Gaming Shares Assets to stand-alone audits.

The determination of the amount of dividends (if any) to pay to holders of a particular series of Fig Gaming Shares will be made by the application of Fig’s formula for allocating sales receipts from the related game, game console, the games related to a game console, and determining the portion of Fig’s revenue share that will be payable as dividends to such holders. The application of this revenue sharing and dividend formula for a particular series of Fig Gaming Shares will be undertaken on a regular basis by Fig’s accounting staff, which may include Parent’s accounting staff. In addition, the determination of the particular Fig assets and liabilities attributable to a particular game, game console, the games related to a game console, over which the holders of the related series of Fig Gaming Shares would have preferential rights in our liquidation, or from which such holders may receive distributions, will be made by the application of the definition of “Gaming Shares Asset” set forth in the certificate of designations for that series of Fig Gaming Shares to Fig’s assets and liabilities.

We have not had, and do not plan to have, the calculations resulting from, or the methodologies underlying, our revenue sharing and dividend formula, or our application of the Gaming Shares Assets definition, subjected to stand-alone audits. As a result, our allocations of revenue and assets to each series of Fig Gaming Shares will not be audited. There can be no assurance that there will not be errors or misstatements in those calculations, methodologies and applications, which could reduce our revenue share from a particular game or console, the dividends available to holders of the related series of Fig Gaming Shares or the assets attributed to a specific game or console, or increase the liabilities attributed to a specific game or console, or some combination of the foregoing.

If we were to enter bankruptcy or similar proceedings, there could be no assurance that holders of Fig Gaming Shares would be able to recover their investments.

If we were to enter a bankruptcy or similar proceeding, there could be no assurance that holders of Fig Gaming Shares would be able to recover their investments. In the event of our liquidation or similar occurrence, after the payment or provision for payment of our debts and other liabilities, the holders of a particular series of Fig Gaming Shares will have preferred rights over dividend amounts declared or accrued in respect of their Fig Gaming Shares but not yet paid, and assets and liabilities related to the associated game, but no rights with respect to our other assets, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.” We could be compelled to enter such a bankruptcy or similar proceeding if we became unable to pay our debts as they became due. In any such circumstance, after the payment or provision for payment of our debts and other liabilities, there might be limited or no assets remaining for distribution to holders of our Fig Gaming Shares. In any such case, holders of Fig Gaming Shares would lose some or all of their investments.

No market or other independent valuation has been used to set the offering price of the Fig Gaming Shares.

The offering price of the Fig Gaming Shares has been determined solely by us, based on a number of factors, some of which bear no relation to established, formal valuation criteria such as assets, earnings, net worth or book value. We make no representations, whether express or implied, as to the value of our Fig Gaming Shares and there can be no assurance that the offering price of our Fig Gaming Shares represents the fair value of such stock. No independent fair market valuation of Fig or any of our capital stock has been used to set the offering price of the Fig Gaming Shares.

There is no trading market for Fig Gaming Shares.

There is no trading market for our Fig Gaming Shares and we do not expect that any such market will ever develop, in part because we have imposed restrictions on the transfer of the Fig Gaming Shares. As a result, investors should be prepared to retain their Fig Gaming Shares for so long as they remain outstanding and should not expect to benefit from share price appreciation. Potential investors should consider their investment in our Fig Gaming Shares as a long-term, illiquid investment of indefinite duration.

We have the right to void a sale of Fig Gaming Shares under certain circumstances.

We have the right to void a sale of Fig Gaming Shares, and cancel the shares or compel a stockholder to return them to us, if we have reason to believe that such stockholder acquired Fig Gaming Shares as a result of a misrepresentation, including with respect to such stockholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D, promulgated under the Securities Act, respectively, or if such stockholder or the sale to such stockholder is otherwise in breach of the requirements set forth in our amended and restated certificate of incorporation, certificates of designations or bylaws.

Following a defined time after the delivery of a particular developed game, game console, the games related to a game console, we will have the right to cancel the associated series of Fig Gaming Shares, under certain circumstances.

Following a defined time after the delivery of a particular developed game, game console, the games related to a game console, we will have the right to cancel the associated series of Fig Gaming Shares, under certain circumstances. We maintain a cancellation right for each series of our Fig Gaming Shares in order to be able to withdraw a series and avoid the costs of continuing to have such series outstanding after the associated game, game console, the games related to a game console, has lost most or all of its earning power. In general, we expect that our right to cancel a series of Fig Gaming Shares will become effective after the passage of a pre-determined amount of time (typically, a number of years), and after the game, game console, the games related to a game console, has failed to meet a pre-determined earnings floor for a period of time. For a description of our cancellation right with respect to the Fig Gaming Shares being offered in this offering, see “The Game Console, the Developer and the Shares”. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit us and our stockholders as a whole, there can be no assurance that we will not cancel a series of Fig Gaming Shares before the earning power of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Gaming Shares some dividends.

We may allow the participation of non-U.S. investors in this offering, based in part on their representations to us that their participation will not violate the laws of their home jurisdictions. There can be no assurance that such representations will be accurate and no assurance that we will not suffer harm or have to rescind sales made in this offering if such participation violates non-U.S. laws.

We may allow the participation of non-U.S. investors in this offering, based on, among other things, their representations to us that their participation will be in compliance with non-U.S. laws that may govern their actions. Regardless of these representations and any other checks we may undertake, there can be no assurance that such participation will always be in compliance with applicable non-U.S. laws. If there is such non-compliance, there can be no assurance that we will not be harmed as a result, by any required rescission of sales or the withdrawal of investors, the attempt by U.S. or foreign jurisdictions to impose penalties or fines on us, or otherwise.

If the security of confidential information relating to investors or users of Fig.co is breached or otherwise subjected to unauthorized access, such information could be stolen or misused.

Fig.co stores users’ and investors’ personally identifiable, sensitive data. Fig.co is hosted in data centers that are generally compliant with industry security standards and Fig.co uses security monitoring services; however, any accidental or willful security breach or other unauthorized access could cause secure information to be stolen or misused, including misuse for criminal purposes such as fraud or identity theft. Because techniques used to obtain unauthorized access to systems change frequently, and generally are not recognized until they are launched against a target, the system administrators of Fig.co and Fig.co’s third-party hosting facilities may be unable to anticipate these techniques or implement adequate preventive measures. In addition, many jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors and developers to lose confidence in the effectiveness of Fig.co. Any security breach, whether actual or perceived, could harm Fig.co’s and our reputation and could adversely affect our business.

Risks Related to the Current Game Console, its Related Games and Developer

There can be no assurance that Intellivision will be able to successfully deliver the Amico console and its related games.

There can be no assurance that Intellivision will be able to deliver the Amico console and its related games on time or at all, or that Amico will function as intended once delivered. The Amico will be licensed to us and developed by Intellivision. Unanticipated problems, expenses and delays are often encountered in developing any game, game console and their related games. If Intellivision encounters any such problems, expenses or delays while developing the Amico, it may not be able to successfully address them and stay on budget and on schedule. If Intellivision cannot stay on budget and schedule, our business and our ability to pay dividends to holders of FGS – Amico could be negatively affected.

Intellivision has not had a commercially successful game console since being re-established.

Intellivision has never commercially launched a game or gaming console prior to developing the Amico. In May 2018, Tommy Tallarico, Intellivision’s founder, announced that he plans to launch a new Intellivision console system, and formed a new company Intellivision Entertainment, serving as president. At the Portland Retro Gaming Expo, in October 2018, the Intellivision Amico was officially revealed. While Intellivision is utilizing trade dress and property related to the original Intellivision game system released by Mattel Electronics in 1979, there is no direct connection or shared management. The Amico will need to generate substantial revenue for you to receive a positive return on your investment in FGS – Amico. See “The Game Console, the Developer and the Shares”. If the Amico is not commercially successful and does not generate sufficient revenue, and therefore royalty payments to us, you will lose money on your investment.

We may experience quality or supply problems.

We expect that the Amico console, once successfully built and delivered, will be a highly complex hardware product and as such can have defects in design, manufacture, or associated software. We could incur significant expenses, lost revenue, and reputational harm as a result of recalls, safety alerts, or product liability claims if we fail to prevent, detect, or address such issues through design, testing, or warranty repairs. The games playable on the Amico are software products and services and as such may experience quality or reliability problems. The software behind the Amico console or its games may contain bugs and other defects that interfere with their intended operation. Any defects not detected and fixed in pre-release testing could cause reduced sales and revenue, damage to our reputation, repair or remediation costs, delays in the release of new products or versions, or legal liability. Some components of the Amico are acquired from sole suppliers. Our competitors use some of the same suppliers and their demand for hardware components can affect the capacity available to us. If a component from a sole-source supplier is delayed or becomes unavailable, whether because of supplier capacity constraint, industry shortages, legal or regulatory changes, or other reasons, replacement supplies may not be obtained in a timely fashion, resulting in reduced sales. Component shortages, excess or obsolete inventory, or price reductions resulting in inventory adjustments may increase the cost of revenue of Amico sales receipts. We expect that Amico consoles will be assembled in Asia and other geographies that may be subject to disruptions in the supply chain, resulting in shortages that would affect revenue and operating margins related to sales of the Amico consoles.

Business difficulties at Intellivision could delay or prevent the development of the Amico.

In the event Intellivision experiences difficulties in its business, the Amico may not be developed on schedule or to scope, or may otherwise fail to deliver or help maintain a potentially commercially successful gaming console. Intellivision was formed in 2018, and has a limited operating history. Business difficulties at Intellivision, or delays in game console development at Intellivision, could harm our business and undercut the availability of dividends for the holders of the Fig Gaming Shares associated with Amico.

Amico is likely to be sold in a pre-launch state prior to completion, at a price lower than the anticipated retail price of the completed game, which would result in lower revenue generated by those sales.

We and Intellivision are likely to offer Amico for sale in a pre-launch state, at a price that is lower than what we expect to be the retail price of the completed game. While revenue generated from these pre-launch sales would be subject to the revenue share of the Amico License Agreement, it is possible that pre-launch sales would replace post-launch sales that might generate more revenue. To the extent that pre-launch sales at a lower price replace post-launch sales at a higher price, and the marketing and polishing efforts made possible by the pre-launch sales do not ultimately generate a sufficient increase in the number of post-launch sales, the potential return on your investment would be adversely affected.

Any negative reviews or impressions generated by players’ experience with the pre-launch version of the Amico may generate negative publicity for the Amico.

We and Intellivision are have offered the Amico for sale in a pre-launch state. In part, sales of a product in a pre-launch state are, in part, intended to assist the developer with bug testing. By distributing a game console in a pre-launch state to a large number of players, a developer can use the players’ pre-launch playthrough sessions to help debug and test the game console and the games playable on such game console prior to its completion and launch. However, by exposing players to a game console and associated games in a pre-launch state, they may generate negative publicity due to the pre-launch game console and associated games’ lack of polish or incomplete condition. Any negative publicity due to the release of the game console and associated games in a pre-launch state could negatively affect sales.

Under the Amico License Agreement, Fig’s revenue share is equal to a percentage of the revenue Intellivision receives, and Intellivision retains the ability to enter into separate license agreements with other co-publishers, which could reduce the revenues Intellivision receives and thereby indirectly reduce Fig’s revenue share.

Under the Amico License Agreement, Fig’s revenue share is equal to a percentage of the revenue Intellivision receives, and Intellivision retains the ability to enter into separate license agreements with other co-publishers. As a result, if Intellivision were to take steps on its own that resulted in it receiving lower game revenues, for example by entering into one or more additional co-publishing arrangements with third parties under which Intellivision incurred obligations that were greater than any additional revenue earned, then Fig’s revenue share from Amico would indirectly be reduced. Although Fig believes that the arrangement under the Amico License Agreement will not adversely affect Fig’s revenue share from Amico, because Fig does not expect Intellivision to take steps that might reduce Intellivision’s revenues from Amico, including by entering into one or more additional co-publishing arrangements with third parties, there can be no assurance that, under the arrangement, Intellivision’s game revenues will not go down and Fig’s revenue share thereby indirectly be reduced.

USE OF PROCEEDS

We expect to raise up to a maximum of $14,711,000 of aggregate gross proceeds from the sale of shares of FGS – Amico in this offering, assuming all 14,711 of the shares are sold at the offering price of $1,000 per share. Fig will receive all proceeds raised. The expenses of this offering, which we estimate will be approximately $106,000, will be paid by us. See “Plan of Distribution”.

This offering is being conducted to raise money for our general operations and working capital needs. We expect to spend such funds on:

●	The development of the Amico video game console;

●	Outreach to find new games and game consoles that we would consider publishing;

●	Marketing and other publishing efforts in support of the games and game consoles that we are publishing; and

●	Other general activities and operations.

There can be no assurance as to the total amount of proceeds we will ultimately raise in this offering. Because this offering is being made on a best efforts basis and without a minimum offering amount, we may close this offering at any level of proceeds raised. In addition, because all proceeds will go into our general account and will be used to support our operations and business activities generally, we do not expect to substantially change our priorities for the use of proceeds based on the level of proceeds raised.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Frequent fundraising through the sale of Fig Gaming Shares is integral to our business model. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all. See “Risk Factors”.

DILUTION

Our Parent owns 100% of our outstanding shares of common stock and will continue to do so after this offering. The Fig Gaming Shares are shares of capital stock of Fig with no voting rights. Any officer, director, promoter, employee or affiliate of ours, or any game developer, or any friends or family of any of the foregoing, may purchase shares in any of our Fig Gaming Shares offerings, but only at the same price and on the same terms as other investors in that offering. We have not reserved any portion of the Fig Gaming Shares offered hereby for sale to any officer, director, promoter, employee or affiliate of ours, or any game developer, any friends or family of any of the foregoing, or any other person.

CAPITALIZATION

The following table sets forth our cash, long-term debt and total capitalization as of September 30, 2020, on an actual basis. You should read this table together with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our financial statements and the related notes thereto, included elsewhere in this offering circular.

September 30, 2019
(Unaudited)
Balance Sheet Data
Cash and cash equivalents	$20,440

Long-term debt	$0

Stockholders’ equity (deficiency):
Preferred stock, $0.0001 par value, 100,000 shares authorized; 1,811 and 5,096 shares issued and outstanding as of September 30, 2019 and 2018, respectively	0
Common stock, $0.0001 par value, 10,000 shares authorized; 1,000 shares issued and outstanding as of September 30, 2019 and 2018	0
Additional paid in capital	6,816,100
Stock subscription receivable	0
Accumulated deficit	(6,828,490)
Noncontrolling interest in consolidated entities	(16,781)
Total stockholders’ equity (deficiency)	(29,171)
Total capitalization	$(8,731)

The table above has not been adjusted to reflect any of the following:

Sales of Preferred Stock Pursuant to Rule 506(c) of Regulation D

●	The sale and issuance by Fig of 372 Fig Game Shares – Chorus for aggregate gross proceeds of approximately $372,000 in the first calendar quarter of 2020, and the payment of associated offering expenses.
●	The sale by Fig of 289 Fig Gaming Shares – Amico for aggregate gross proceeds of approximately $289,000, in a separate offering conducted under Regulation D, which is expected to complete its final closing prior to the qualification of the offering statement of which this offering circular is a part.

OUR BUSINESS

Fig is a crowd-publisher of video games and video game consoles, as well as related products and systems, including video games that may accompany or be associated with such consoles, products and systems. We identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from sales of, video games, consoles and other products developed by third party developers with whom we enter into publishing and co-publishing license agreements.

We work with the developers of video games and consoles through all phases of such products’ publication and distribution, from the funding of development to supporting commercial release. Initially, we work to identify and source video games and consoles that we believe are likely to be commercial successes and whose development we can fund in whole or in substantial part. We then work with the developer to create a crowd-publishing campaign, which we host on our website, Fig.co. Each campaign has a fundraising goal, and if the goal is reached, we agree to fund the development of and publish the video game or console. Following the campaign, we work with the developer while they develop their game or console to help make sure it will do well commercially, taking a light touch compared to traditional publishers and allowing the developer creative freedom. When the game or console is ready for commercial launch, we publicize it and work with the developer and any co-publishers to distribute and sell it.

We believe that our crowd-publishing model, involving pledges and investments from the gaming and fan community, provides us with several advantages: the ability to assess public interest in a game or gaming system before it is developed, solicit feedback for a game or gaming system, and reduce marketing costs and the overall cost of capital required to create a game or gaming system. Our platform, Fig.co, has attracted over 120,000 crowd-publishing backers as of March 31, 2020. Backers are people who have made a pledge in the rewards portion of a crowd-publishing campaign, or have invested in securities in the investment portion of a crowd-publishing campaign. Our video game email newsletter list consists of approximately 130,000 contacts. Our crowd-publishing campaigns have a success rate of over 68%, measured in terms of fundraising goals reached, compared to a 27% crowdfunding success rate on Kickstarter in 2019 for the video game category as reported by ICO Partners in January 2020. From January 1, 2016 through April 30, 2020, we hosted three of the top ten successful crowdfunding campaigns, measured in terms of aggregate rewards pledged and investments reserved or made, as applicable. Since 2016, we have generated approximately $6,000,000 in revenue from game sales.

We are evolving the video game publishing model in a number of key ways:

●	Crowd-Publishing Campaigns. As part of the process through which we decide which video games and gaming consoles to publish or not, which we also refer to as greenlighting, we host crowd-publishing campaigns on our website, Fig.co. Each crowd-publishing campaign allows the developer to raise funds directly, through the pre-sale of video games, gaming consoles and the games associated with such consoles, digital items, merchandise and experiences, in what we refer to as the rewards portion of the campaign. Additionally, each campaign allows us to offer specific series of our capital stock that will pay dividends that track the economic performance of the game, once published. We solicit and receive indications of investment interest, which we call reservations, and accept investments, directly through Fig.co, from accredited investors in Regulation D offerings and from qualified purchasers in Regulation A offerings. Funds pledged in the rewards portion of the campaign are held in escrow and only disbursed to the developer if the campaign succeeds in reaching its fundraising goal. Fig also has Open Access Campaigns, where funds are collected immediately but the purchaser will typically have access to the current build of the game immediately following the purchase or shortly thereafter. Invested funds, which in the case of Regulation A offerings may only be collected after the Regulation A offering is qualified by the SEC, are held in escrow until the campaign succeeds in reaching its fundraising goal and we close the offering.

The campaigns allow us to assess consumer interest in a video games, gaming consoles and the games associated with such consoles. A crowd-publishing campaign must be successful by our measure before we will greenlight the associated game. This allows us to reject games that do not sufficiently interest gamers and also allows us to calibrate the amount of funding we contribute to the development of the video games, gaming consoles and the games associated with such consoles. In this manner, the voice of the gaming community is heard in our publishing decisions.

●	Focused Curation. We conduct crowd-publishing campaigns for only a small number of video games, gaming consoles and the games associated with such consoles each month. We believe this focus helps the gaming community concentrate their attention on each game, which we believe provides better game marketing than is available on existing rewards-only crowdfunding platforms, where individual game campaigns can get lost in the multitude of concurrent game and non-game campaigns.

●	Fig Gaming Shares. We offer the opportunity for gamers and fans to connect with games in a new way, by investing in Fig and, in exchange, receiving securities which will pay dividends that track the economic performance of a particular video game or gaming console.

●	Preservation of Developers’ Intellectual Property Ownership. We do not require developers to transfer their core intellectual property rights, or rights to derivative works including prequels, sequels, spinoffs and follow-up products, in order to have their video games, gaming consoles and the games associated with such consoles published by us. We believe that this deference to the intellectual property rights of developers provides us with an advantage over traditional publishers in attracting talented developers with exciting ideas for video games, gaming consoles and the games associated with such consoles.

We believe that these aspects of our publishing model, including in particular our involvement of the gaming and fan community in our publishing decisions, will result in games and gaming systems that are more aligned with consumer demand, more creatively innovative and more commercially successful.

Our Process

We work with game and console developers through all phases of a product’s development, from funding to the completion of development to commercial launch.

Sourcing

We work to identify and source game and console development projects that we believe are likely to result in commercially successful products and whose development we can fund in whole or in substantial part. We do not require developers to transfer their core intellectual property rights, or rights to derivative works including prequels, sequels, spinoffs, or successors in order to get us to publish their games or consoles. For the six-month period ended April 30, 2020, we entered into agreements with developers and launched campaigns for approximately 3% of the projects for which we reviewed pitches.

Crowd-Publishing

Once we have sourced a video game or video game console, we work with the developer to create a crowd-publishing campaign, which we host on our platform, Fig.co. We work with the developer to set a fundraising goal, which is the amount we believe the developer needs, in addition to whatever amounts are available to it from other funding sources, to successfully develop the product. Our input into the setting of the fundraising goal is based on a number of factors, including our assessment of the developer’s business and experience, our discussions with the developer, our knowledge of the video game industry, our discussions with contacts in the video game industry and our preliminary estimation of the product’s commercial potential.

The funding portion of our platform has two principal aspects, pledges and investment. Pledges operate through a traditional rewards-based crowdfunding mechanism, in which funds are pledged to the developer by backers in exchange for rewards – for example, digital downloads, t-shirts, figurines, posters or in-game content that enhance the game-playing experience. Pledged amounts go directly to the developer less processing fees we charge for hosting the campaign. Additionally, we use our platform to offer and sell specific series of our capital stock, which have dividend rights that track the economic performance of the associated video game or video game console. We, generally, solicit and receive investment reservations, and accept investments, directly through Fig.co. Only after a crowd-publishing campaign has succeeded in reaching its fundraising goal and we have otherwise completed the offering of the securities do we release investment proceeds to ourselves and close the offering.

Pursuant to our publishing license agreements with developers, once a campaign has reached its fundraising goal, we are committed to funding the development of and publishing the game or console. The aggregate of the rewards-based contributions, investment amounts (both reservations and investments, as applicable) and additional amounts that we may decide to commit all count towards the campaign’s fundraising goal. We maintain discretion to deem a campaign a success by contributing additional funds to cover any shortfall in a campaign’s fundraising goal. We then set the amount of development funds to be provided to the developer. We refer to this amount as the Fig funds (“Fig Funds”). We set the Fig Funds based on a further assessment of the same factors we considered in setting the fundraising goal with the developer, now further informed by our assessment of the gaming and fan community’s reaction to the product through its participation in the crowd-publishing campaign. As a result, Fig Funds are correlated to the amount of proceeds we have raised from the sale of the securities associated with the game. Historically, Fig Funds have at least equaled the aggregate proceeds from the offering of the associated securities, and have in several cases been significantly greater.

We believe that our crowd-publishing model, involving pledges and investments from the gaming and fan community, provides us with several advantages: the ability to assess public interest in a game or gaming system before it is developed, solicit feedback for a game or gaming system, and reduce marketing costs and the overall cost of capital required to create a game or gaming system. In particular:

●	By requiring a certain threshold of public support for a game or gaming system prior to being committed to publish it, we believe we are better able to publish products that have a higher likelihood of being commercially successful. Additionally, we believe that basing our greenlighting decisions, in part, on public support allows us to publish innovative or non-traditional games and gaming systems that may not fit the commercial requirements of a traditional publisher, but which nevertheless resonate with the public.

●	We do not exert creative control over the games or gaming systems we publish, unlike traditional publishers. We believe that the public commentary and feedback provided to developers on our platform, throughout the campaign and throughout the development process help to provide creative input to developers while letting them stay true to their vision for the game or gaming system’s development.

●	A typical successful crowd-publishing campaign on our platform has hundreds or thousands of individual participants, between rewards pledgees and those who invest in securities. We believe that this broad-based involvement allows us to spend less on marketing than traditional publishers, while still achieving positive results.

●	We believe that the securities we offer, which are tied to the economic success of particular game or gaming system, allow us to raise capital at a lower cost, and on a better scale compared to our capital requirements, than we might otherwise be able to achieve.

Development

We call the stage following greenlighting and providing Fig Funds to a developer, the development phase of a game or game console. During this phase, we are in regular contact with the developer and receive prototypes of the game or game console. We do not take creative control, as traditional publishers frequently do. Additionally, we do not emphasize milestones as much as traditional publishers. While this potentially may result in delayed or over-budget game or game consoles, we believe that the reduction in a developer’s overhead costs as a result of our lighter approach leads to lower overall game or game console development costs and a final product that is better aligned with what the developer envisions and what consumers want. Throughout the development process, we help to facilitate community and customer awareness of the game or game console and we encourage active engagement between developers and fans through our platform. For example, through our platform, developers can solicit feedback on development and design choices made during the course of development through our platform. We may also help developers with localization and other distribution-related development efforts such as porting to other game systems, or qualifying on a distribution platform, particularly for game consoles. We intend, jointly with our publishing partners, to label and market our products in accordance with the applicable principles and guidelines of the Entertainment Software Rating Board, or ESRB, an independent self-regulatory body that assigns ratings and enforces advertising guidelines for the interactive software industry.

In addition to the foregoing, we provide general advice and consultation to developers, including in regard to which technologies to use for developing games, systems and consoles, which platforms to focus on and other matters of business strategy. We do this most extensively when dealing with less experienced developers. We also connect developers with third-party vendors to assist with development, and provide ongoing advice and assistance.

Commercial Launch

When a game or game console is ready to be commercially launched, we assist with storefront certifications and approvals, help publicize the game or game console and facilitate distribution, both through our platform and through storefronts. We offer games or game consoles for sale through our Fig.co platform and also help the developer distribute the game or game console through storefronts, such as Steam. If requested by a developer, we can assist with quality assurance and certification efforts for which we may charge an additional fee. Our level of involvement varies by developer and by distribution channel, ranging from providing the developer with our advice and input, to us completely handling the commercial launch.

Marketing. Our crowd-publishing campaigns help raise awareness of a game or game console and galvanizes fans, which helps to build a community. We amplify the marketing and promotion of our crowd-publishing campaigns through our own marketing and public relations efforts. We aim to involve the community of Fig backers in the marketing of game or game console as much as we can, because we believe that genuine grassroots involvement, driven by loyal and invested fans, represents a powerful marketing asset for our games and consoles.

Distribution. Where applicable, we identify and secure agreements with third-party distributors to distribute, deliver, transmit, stream, resell, wholesale or otherwise exploit the games or game consoles we fund. A typical distributor fee is 30% of the amount the consumer pays. Major third-party digital distributors of games, also known as storefronts, include Steam, Xbox One Store, PlayStation Store, Apple App Store, Google Play Store, Gog.com, EA Origin and Humble Bundle.

We sell the games and game consoles that we publish directly on our website, Fig.co, which we expect will continue to have a strong search engine optimization, or SEO, ranking for each of our games, due in part to the fact that each game will have already been the subject of a completed crowd-publishing campaign on Fig.co. For our games and game consoles, Fig.co is usually a high, and occasionally the top, search result. As part of our standard publishing license agreement terms, Fig.co is a pre-approved distribution channel through which we can sell games and consoles to the public. We believe that Fig.co has the potential to grow into an important distribution channel for our games and game consoles. Some of the video game systems we publish are only distributed by third parties such as “big box” retailers, in which case we provide guidance on the marketing of such units with such retailers.

Products Licensed

As of April 30, 2020, we had 17 games licensed for publishing. See “Our Business – Games Licensed.” This does not include licenses that have expired, that we have not provided funds to, that we have sold our rights to, or from which we otherwise do not have a right to future revenue. Of those 17 games, seven are in development, eight have commercially launched, and two are in a state of limited commercial release. We may generate revenue from games prior to their commercial launch if, for example, the game is released in a pre-launch state on a service such as Steam Early Access. In addition to the foregoing, we have also entered into the Amico License Agreement.

In Development. At April 30, 2020, we had one major game, Homeworld 3, and approximately six smaller games in development. We may generate revenue from games prior to their commercial launch if, for example, the game is released in a pre-launch state on a service such as Steam Early Access. We have near-term prospects for entering into additional license agreements.

Commercially Launched. As of April 30, 2020, we had in limited commercial release eight games from which we have ongoing rights to receive royalties:

Game Title	Developer	Commercial Launch Date	Royalty End Date	Steam Review Rating (1)	Associated Fig Game Shares or Other Securities
Solstice Chronicles: MIA	Ironward	July 26, 2017	July 25, 2020	69%	Series SC: MIA Units (2)
Trackless	12 East Games LLC	September 12, 2017	September 11, 2020	86%	Series Trackless Units (2)
Flashpoint: Fire Rescue	RetroEpic Software CC	March 28, 2020	TBD (3)	83%	Series Flash Point Units (2)
Solo	Team Gotham S.L.	April 26, 2018	TBD	93%	Series Solo Units (2)
Little Bug	Buddy System Games, LLC	September 25, 2018	September 24, 2021	100%	Series Little Bug Units (2)
Pig Eat Ball	Mommy’s Best Games, Inc.	September 26, 2018	March 25, 2020	95%	Fig Game Shares – Pig Eat Ball
What the Golf?	Tribe and production ApS	September 19, 2019	September 19, 2021	N/A (4)	Fig Game Shares -WTG
Phoenix Point	Snapshot Games, Inc.	December 3, 2019	December 3, 2022	N/A (4)	Fig Game Shares – Phoenix Point

(1)	Review rating as of May 2020. Steam is a leading digital storefront of video games and our primary distributor.

(2)	Licensed for publication by Fig, but the associated securities were issued privately in separate series by a consolidated entity of Fig.

(3)	Royalty ends on the one-year anniversary of the game’s launch on mobile platforms such as Android and iOS.

(4)	The game has yet to be released on Steam.

Historical. We and our affiliates have also licensed additional games to which we no longer have ongoing royalty rights, because either our royalty term expired or we sold our publishing rights to the game.

Fig Gaming Shares

As part of our crowd-publishing business model, we use our platform to offer and sell specific series of our capital stock, each of which tracks the economic performance of a particular video game or console. We previously called such shares “Fig Game Shares” and we have now rebranded them as “Fig Gaming Shares”. We designate each series with a game-specific designation such as “Fig Gaming Shares – [code name for product]” or “FGS – [code name for product]”.

Fig Gaming Shares are stock of Fig without any rights to vote on any matters relating to our Company, the Fig Gaming Shares or otherwise. See “Description of Company Securities”. Different series of Fig Gaming Shares differ from each other in that each series pays holders of those securities dividends based on the revenue share we receive from sales of a particular associated game or game console, as specified by each license agreement associated with such Fig Gaming Shares.

When we agree to publish a game or console, we receive through our publishing license agreement a right to a portion of that product’s future revenue. Generally, following the deduction of distributor fees and sales taxes, and a Fig Service Fee (if any), the product’s revenue is divided among: (1) the developer and any co-publishers and (2) Fig. From Fig’s revenue share, we calculate an allocation for holders of the associated series of Fig Gaming Shares, by multiplying the revenue share by the ratio of (x) the gross proceeds raised from that series of Fig Gaming Shares over (y) the Fig Funds provided to the developer. For example, if we sold a particular series of Fig Gaming Shares for gross proceeds of $0.8 million and we provided Fig Funds of $1.0 million, we would allocate 80% of Fig’s revenue share from the associated product to the holders of those Fig Gaming Shares. Alternatively, if the gross proceeds and the Fig Funds were identical, we would allocate 100% of Fig’s revenue share from the associated product to the holders of those Fig Gaming Shares We have not and will not collect more in gross proceeds from the sale of a particular series of Fig Gaming Shares than the amount of Fig Funds we provide to the developer of the associated product.

From the portion of our revenue share allocated to holders of Fig Gaming Shares, we are obligated to dividend out a specified percentage, such as 80%, to those holders, subject to applicable law. The specific revenue sharing and dividend details for each series of Fig Gaming Shares, and the terms of the associated license agreement, are specified in the offering disclosure document associated with the sale of that series of Fig Gaming Shares. When the series of Fig Gaming Shares is offered in a Regulation A offering, the associated license agreement is filed with the SEC.

For greater detail regarding game revenue sharing and the payment of dividends, see “The Game Console, the Developer and the Shares” and “Our Dividend Policy”.

Proceeds from the offering of a particular series of Fig Gaming Shares may be used to fund the development of games or consoles other than the game or console with which that series of Fig Gaming Shares is associated, as well as other expenditures not related to that associated product. However, the amount of funds we provide to a developer is typically correlated to the proceeds from the sale of the associated Fig Gaming Shares, as described above in “— Our Process —Crowd-Publishing”.

For a discussion of the product and the developer associated with the Fig Gaming Shares being offered hereby, see “The Game Console, the Developer and the Shares”.

Market Opportunity

Our goal is to provide developers and video game fans a more balanced and sustainable approach to game and game console publishing. We aspire to provide a publishing solution that retains the best, and discards the worst, of traditional publishing and of self-publishing with rewards-only crowdfunding. The following are anecdotal views based on our industry experience.

Traditional Publishing Arrangements

In traditional publishing arrangements, particularly with large video game publishers, a publisher provides funding to a developer for a particular product’s development in exchange for the intellectual property rights to the product, which include distribution rights as well as rights to sequels and other derivative works, including film and merchandise rights. The intellectual property rights are a developer’s most important asset, and we believe that turning those rights over to a publisher not only relinquishes creative control but also creates a developer-publisher relationship that is similar to an employment relationship. A developer is paid a royalty that is typically less than half of the net revenue earned from a game. The formulas by which developers earn royalties can be disproportionately favorable to the publisher. Most publishing deals require the developer to effectively “pay back” development advances, with the result that the publisher takes all the revenue until it has received, typically, two to three times the amount advanced; and only thereafter does the developer receive any proceeds from sales.

Smaller and mid-tier video game publishers and developers sometimes enter into co-publishing arrangements. In a co-publishing arrangement, there may be a syndicate of publishers who may, in conjunction with the developer, manage the distribution of the product in ways that vary from product to product and from distribution channel to distribution channel. This allows the syndicate to take advantage of the expertise or focus of each publisher, including the relationships that the developer and any co-publishers may have with specific distributors or channels, in order to help ensure the optimal distribution of the product.

Self-Publishing with Rewards-Only Crowdfunding

Rewards-only crowdfunding has made the self-publishing of video games and/or gaming consoles a more viable option for developers, but rewards-only crowdfunding alone has its limits. We believe developers have found it difficult to raise enough money through rewards-only crowdfunding to meet an entire development budget and additionally finance post-development marketing and distribution efforts.

Our Alternative—Crowd-Publishing

As described in “—Our Process”, our crowd-publishing model is intended to bridge the gap between traditional publishing models and self-publishing through rewards-only crowdfunding.

Personnel

Certain members of our management team have extensive experience in the business of publishing video game products, while other members are relatively new to the publishing or video game products but have years of experience in the crowdfunding space. Justin Bailey, our former CEO and a director, has been active in the video game industry for many years. He has published a wide variety of free-to-play, premium and mobile games. He has also helped to secure millions of dollars in game financing from publishers, investors and crowdfunding participants in recent years. Chuck Pettid, our President and a director, has substantial experience in crowdfunding. Mr. Pettid is also the CEO of OpenDeal Portal LLC dba Republic, our Parent’s SEC-registered securities crowdfunding subsidiary. Peter Green, a director and head of design, is the Senior Vice President of our Parent and has substantially experience in user experience, design and gamification with respect to interactive products such as websites and applications.

Our management team is supported by employees and contractors of our Parent, including individuals dedicated to marketing, accounting, legal, design, community relations and developer relations functions. As of May 31, 2020, eight such individuals provided such support.

Fig and Our Parent

Fig was incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., a Delaware corporation (our “Loose Tooth”). On April 16, 2020, OpenDeal Inc. dba Republic, a holding company for various companies in the alternative finance and capital formation space, completed its acquisition of Fig. Our Parent owns all of our common stock, which is our only outstanding voting security. We have to date relied substantially on our former parent and current Parent for support in the conduct of our business. Fig was previously operating under a cost sharing agreement entered into between us and our former Parent, which was terminated at the time of our current Parent’s acquisition.

Our Parent was incorporated on April 11, 2016 and began operations in May 2016. Our Parent was formed to be an SEC-registered, FINRA-member, regulation crowdfunding portal. In December of 2018 our Parent contributed its SEC registration and the license associated with such registration to a subsidiary (OpenDeal Portal LLC) and continued operating as a holding company. Our Parent is currently in the early stages of its business and has a limited operating history. Our Parent has numerous other subsidiaries which may require its resources and employees’ attention. We depend on Parent for the financial and technical support to maintain Fig.co and our operations.

Cost Sharing with Our Parent

We are dependent on our Parent for the salaries of our executives and those contractors and other persons that provide ancillary support, and funding of our operations. Our President, Chuck Pettid, draws 100% of his salary from our Parent, as does one of our Directors, Peter Green. We rely on our parent for operational, accounting, legal and administrative support associated with our business. These services are provided to us by our Parent without cost, as our Parent expects to profit from our revenues, as the sole owner of our common stock and therefore the only party potentially entitled to dividend distributions from our aggregate operations.

Competition

We operate in a highly competitive industry. Principally, we compete with:

Traditional publishers and traditional game console developers. We face competition for publishing licenses from traditional sources such as established video game publishers, which include some of the largest corporations in the world. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. In addition, these competitors have longer operating histories, greater name recognition and more extensive financial resources than we do. Traditional game console makers range in size and cost structure from the very small, with limited resources, to the very large, with extensive financial, marketing, technical and other resources, including Microsoft, Sony and Nintendo. Smaller game console makers include Sega, RetroGames, Ouya and Panic.

Existing rewards-only crowdfunding platforms. Developers may choose to self-publish using rewards-only crowdfunding on other platforms.

Other games and forms of entertainment. The games and consoles we publish compete with other online computer, console and mobile games. They will also compete with other, non-game forms of entertainment.

Competition in the entertainment software industry is based on innovation, features, playability and product quality, name recognition, compatibility with popular platforms, access to distribution channels, price, marketing and customer service. The video game industry is driven by hit titles, which require large budgets for development and marketing. Competition for any game or console is influenced by the timing of competitive product releases and the similarity of such products to the relevant game.

Seasonality

Our business is highly seasonal, with the highest levels of consumer demand for video game products, and a significant percentage of sales, occurring in the holiday season in the quarter ending December 31, and seasonal lows in sales volume occurring in the quarter ending June 30. Although sales of our products generally follow these seasonal trends, there can be no assurance that this will continue. Our financial results may vary based on a number of factors, including the release date of a product, cancellation or delay of a product’s release and consumer demand for a particular product and for video games and gaming consoles generally.

Conflicts of Interest

We expect to do business with entities owned or controlled by affiliates. We may, in our discretion, conduct business with such parties. See “The Game Console, the Developer and the Shares” and “Interests of Management and Others in Certain Transactions”.

Properties and Company Location

We are located at 335 Madison Avenue, Suite 7E, New York, NY 10017, in a space that is rented and paid for by our Parent. We do not own any real property.

Government Regulation Related to Conducting Business on the Internet

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, data collection and retention, content, advertising and information security have been adopted or are being considered for adoption by many countries throughout the world. Set forth below are descriptions of various U.S. laws and regulations applicable to our business on the Internet.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The Federal Electronic Signatures in Global and National Commerce Act (“E-SIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements using electronic records and signatures. E-SIGN and UETA require businesses that wish to use electronic records or signatures in consumer transactions to obtain the consumer’s consent. When a developer or potential investor registers on Fig.co, the website is designed to obtain his, her or its consent to the transaction of business electronically and the maintenance of electronic records in compliance with E-SIGN and UETA requirements.

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E, which implements it, provide guidelines and restrictions regarding the electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by NACHA. It is our policy to obtain necessary electronic authorization from developers and investors for transfers in compliance with such rules. Transfers of funds through Fig.co are intended to conform to the EFTA and its regulations and NACHA guidelines.

THE GAME CONSOLE, THE DEVELOPER AND THE SHARES

FGS – Amico (also referred to as the “Shares”) are the particular securities being offered in this offering. The Shares differ from certain other series of Fig Gaming Shares in that the Shares provide their holders with a dividend based on the revenue share we receive from sales of the Amico game console, pursuant to the Amico License Agreement. Provided the Amico is successfully developed and published, Intellivision and Fig will thereafter each receive sales receipts from Amico pursuant to the Amico License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for Intellivision and a revenue share for Fig, in the proportions described in greater detail in below, under the subheading “– FGS – Amico –Sharing of Sales and Determination of Dividends”. We expect that, in the ordinary course of business, we will collect most or all of the Amico sales receipts from distributors (other than when Fig itself acts as a distributor), net of distributor fees and sales taxes, and then allocate such receipts among ourselves, Intellivision and any third-party co-publisher(s) that Intellivision has engaged. As of the date of this offering circular, Intellivision has not engaged any third-party co-publishers for Amico.

●	Fig will pay a minimum of 85% of its revenue share to the holders of FGS – Amico, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors may in its discretion from time to time pay more than 85% (and up to 100%) of its revenue share to holders to FGS – Amico, if in its view business conditions so permit, subject to applicable law.

The Amico Game Console

Fig has entered into a video console co-publishing and revenue share agreement (the “Amico License Agreement”) with Intellivision Holdings, LLC, a Delaware limited Liability Company (“Intellivision” or the “Developer”), to co-publish the Amico video game console and its associated games. The Amico License Agreement sets forth the terms and conditions under which Fig will provide funding in support of the development of the Amico and which governs the distribution of receipts from distributors that result from sales of Amico consoles. If and when Fig receives cash receipts after the Amico goes on sale, a portion of such cash will become available for the payment of dividends to the holders of FGS – Amico.

The Amico is an upcoming video game console developed by Intellivision. Meant to be a family friendly gaming system, all games are anticipated to be rated “E for everyone”. The Amico console will come in a variety of colors and has unique multi-functional controllers. The Amico console is slated to include six games preloaded at launch with about 40 additional titles available at that time of its release. In May 2018, Tommy Tallarico, Intellivision’s founder, announced his plans to launch a new Intellivision console and formed a new company, Intellivision Entertainment, serving as president. Intellivision Productions was renamed Blue Sky Rangers Inc. and their video game intellectual property was transferred to the new Intellivision Entertainment. At the Portland Retro Gaming Expo in October 2018 the new Intellivision console was officially unveiled, including its name and launch date of October 10, 2020. Developer kits were expected to go out in Summer 2019.In May 2019 Intellivision Entertainment revealed its first major console exclusive title, announcing that it had assembled ten members of the original Earthworm Jim team to create a third installment in the franchise in honor of its 25th anniversary. The following month, the company debuted the functioning Amico hardware behind closed doors at the E3 conference in 2019, allowing industry insiders to play in-development games on one of the functional console variants, and try out the compatible phone controller mobile app. At Gamescom in Cologne, Germany in August 2019 Tommy Tallarico debuted a trailer that contained in-game footage running on the Amico hardware to the public for the first time. In October 2019, Tommy Tallarico attended Insomnia Dubai, a gaming convention held in Dubai, United Arab Emirates, to announce they set up an office in Dubai to launch the Amico in the MENA region on the same day as North America and Europe. All Amico games will be ESRB E10+ or below (PEGI 7 or below in Europe), and contain no graphic violence/blood, bad language or sexual content. In addition, games usable on the Amico will not include loot boxes, in-app purchases, DLC, ads or any other predatory practices often seen on other gaming platforms.

For a number of reasons discussed elsewhere in this offering circular, including in the sections entitled “Our Business” and “Risk Factors,” there can be no assurance that the game console will generate earnings from which dividends will be paid to holders of FGS – Amico. In addition, the final version of the Amico console that is commercially released may differ from the game console and the games associated with such console as currently described in this offering circular. The development of a gaming console and games to use on such console is a creative process, and Fig, as a publisher, would expect to support that process rather than hinder it, and publish the final version of the contemplated product if it complies with the Amico License Agreement, even if its development involves creative detours.

The Developer and Console Maker

Intellivision Entertainment was formed in 2018 in California with a dedication to continuing a 40-year legacy of creating new, high quality and accessible gaming experiences. Intellivision is led by its CEO, Tommy Tallarico, a 30-year veteran of the gaming industry who has received the Lifetime Achievement Award at the Game Developers Conference for the 300+ titles he has contributed to during his career. Intellivision currently employs approximately 17 full-time staff across its offices in Irvine, California and Nürnberg, Germany.

The Intellivision Amico is being developed by a dedicated team of industry veterans. Leading members of development have worked on a wide variety of projects relating to launching and maintaining new hardware and software in the gaming industry. J Allard, the company’s Global Managing Director, previously served as Microsoft’s Chief Experience Officer and Chief Technology Officer of the Entertainment and Devices Division, heavily contributing to the development of the Xbox and Xbox 360 gaming consoles. Phil Adam, Senior Vice President of Business Development and Sales, previously served as COO of Interplay Entertainment, a world-renowned video game studio in addition to his record of bringing over 350 IPs to market. Across Intellivision, the team has a combined 600+ years of experience in the video games and gaming hardware.

Intellivision is currently working exclusively on producing the Amico console and other products associated with it, such as the games that will be playable on the system. The development team is primarily split between hardware development on the Amico, the licensing of games, software, and IP that will be available on the Amico, and sales and marketing related to these products. The company owns 100% of the IP related to the Amico console.

Intellivision has not previously released a hardware or software product as a company, and the launch of Amico will be its first. Intellivision has also indicated that they do not plan to take on additional substantial hardware or software projects before the launch of Amico, and that it is sufficiently staffed to finish development.

Developers such as Intellivision face a number of risks and challenges to their businesses, including the potential failure of a game to generate enough sales to justify the development effort or to generate sales for more than a short game life cycle; the length, expense and uncertainty of the development process; creative and technical challenges; competition for game sales and development talent; the difficulties of protecting intellectual property rights; and other risks. In addition, relying upon crowdfunding as a business practice involves additional risks and challenges, including: working with funding sources that may be smaller and less creditworthy than large, traditional publishers; potential difficulties in being highlighted on popular crowdfunding sites or otherwise being able to successfully publicize their crowdfunding campaigns; attracting crowdfunding backers and investors; collecting crowdfunding proceeds; and being reliant on distributors for the generation and collection of sales receipts.

When working with a developer, including Intellivision, we conduct diligence on the developer’s business and experience, gathering our information from multiple sources, including our developer questionnaire, regular developer discussions and check-ins and our general contacts in and knowledge of the video game industry. We also consider the intended scope and complexity of the product and review the developer’s development budget and financial support available to the developer other than the potential development funds from us and rewards-based contributions to the developer from backers through the crowdfunding campaign. We then determine what we believe to be an appropriate crowdfunding campaign goal for the developer’s game, within the context of a game development budget that we believe appropriately reflects the game’s achievable scope and complexity and the developer’s other sources of financial support. Importantly, we then make the success of a game’s crowdfunding campaign a condition to our providing funds to a developer. This is because we believe that the outcome of a well-designed campaign is a good indicator for us of whether or not there is sufficient consumer interest in a game for it to be commercially successful, and helps us determine how much to fund toward the game’s development. We commit to fund development, or not, based on all the foregoing factors. In regard to Amico, based on all the foregoing factors, Fig believes, and Intellivision has reported to Fig that it also believes, that the Fig Funds to be provided to the developer by Fig, in addition to the funds that the developer receives directly from consumers in the rewards-based portion of the crowdfunding campaign, and the developer’s internal funds, will be sufficient to complete the development of Amico to a commercially marketable level, consistent with the Amico License Agreement.

It is Fig’s view that, based on our knowledge of the Developer and its operations, including the information discussed above, the Developer is qualified to deliver the product on time and as agreed in the Amico License Agreement.

The Amico game console has been in development since the middle of 2018. In March of 2020, Intellivision pre-sold over $100,000 of Amico consoles to certain “VIPs” and prospective retailers.

For a discussion of the risks that apply to Intellivision, please see “Risk Factors – Risks Related to the Current Game Console, its Related Games and Developer”.

Amico License Agreement

Fig has entered into the Amico License Agreement with Intellivision in order to co-publish the Amico console. As of the date of this offering circular, the Company and Intellivision have finalized the terms of the Amico License Agreement, a copy of which is included an exhibit to the offering statement in which this offering circular has been filed with the SEC. The material terms of this license agreement are described below.

Amico License Agreement Material Terms

Term	Description

Conditions	As a condition precedent to Fig’s obligations under the Amico License Agreement, namely the successful completion of a Fig rewards crowdfunding campaign for Amico, is acknowledged to have been fulfilled.

Fig Funds

All the money raised on Fig.co for the sale of securities, after subtracting the Fig Transaction Fee (equal to 2.7% of Fig Funds, inclusive of Credit Card Processing fees, ACH fees, wire charges, etc.).

The minimum amount of the Fig Funds to be provided by Fig pursuant to the Amico License Agreement is $3,000,000, and the maximum is $15,000,000.

The Fig Funds are paid out of Fig’s general funds. The Fig Funds may only be used to pay for the development and publishing of the Amico console. The Fig Funds are non-recoupable (except in certain circumstances if the Amico license agreement is terminated).

Fig Service Fee	5% of Fig Funds.

Developer Obligations	Among other obligations, Intellivision must:

	●	provide interim versions of the Amico console for inspection upon reasonable notice;
	●	notify Fig after engaging any co-publisher or distributor, however if an agreement with a third-party co-publisher would reduce Fig’s percentage of gross receipts, prior written consent is required;
	●	not grant liens over its intellectual property in the Amico to third parties for a period of one year after the commercial release of the Amico; and

	●	maintain records of its use of the Fig Funds, which records Fig may examine upon notice.

License	Fig has a non-exclusive, irrevocable, worldwide, fully paid up, sub-licensable right and license to use, license, sublicense, sell, advertise, promote, publicly perform, distribute, display, and otherwise utilize the Amico console solely for and solely in connection with publishing, distributing, selling, advertising, marketing and promoting the product on Fig.co to consumers and to approved distributors, including updates and enhancements to the product, subject to licenses Intellivision has granted or will grant to any third-party co-publisher. The license will extend to downloadable content or expansions (“DLCs”).

It is possible that Intellivision may accept additional development funds for the Amico console from a third party or third parties. Both Intellivision and Fig are of the view that additional spending on the development of the product could result in a more commercially appealing product and thereby raise sales receipts once the product is published.

Except as expressly provided in the Amico License Agreement, Intellivision retains all rights, including all intellectual property rights and other proprietary rights, in and to the Amico console, including but not limited to the right to create, market, manufacture, distribute and sell derivative and ancillary works based thereon including, without limitation, sequels, prequels, ports, conversions, and translations, on various platforms whether now known or hereinafter devised.

Promotional Units	Amico will deliver to Fig 100 units of the Amico console (the “Promotional Units”).

Licensed System

The Intellivision Amico Game Console, including (whether together or in separate parts) its hardware (“Hardware”), and software and associated video games that can be used on the aforementioned hardware, and all bug-fixes, updates, upgrades, and new versions released during the

Term (the “Licensed System”). Developer represents and warrants it will not license, sell or otherwise the Licensed System’s software through other hardware manufacturers, distributors or providers without Fig’s consent, such consent not to be unreasonably withheld by Fig.

The game console’s pre-loaded as well as purchasable games and related content are referred to as “Purchasable Games.”

Tiers with respect to the Calculated Rate	Tier 1	5% of Indirect System Revenue, 15% of Direct System Revenue, and 25% of all Revenue derived from Purchasable Games (the “Tier 1 Calculated Rate”);
	Tier 2	0% of Indirect System Revenue, 10% of Direct System Revenue, and 20% of all Revenue derived from Purchasable Games (the “Tier 2 Calculated Rate”); and
	Tier 3	0% of Indirect System Revenue, 5% of Direct System Revenue, and 15% of all Revenue derived from Purchasable Games (the “Tier 3 Calculated Rate”).

Game Delivery Date	Intellivision currently estimates that the expected delivery date of will be no later than October 10, 2020, as may be extended only by mutual agreement of Intellivision and Fig.

Fig Share

Fig’s Revenue Share will be determined based on the Revenue received from the Licensed System and the stage of commercialization of the Licensed System, as follows:

The “Calculated Rate” (e.g. Fig’s share) relative to the Amico’s Revenue during and as determined by the following:

1.    The Tier 1 Calculated Rate will be in effect until Fig’s Royalty has reached 3x the Fig Funds provided to Developer, then

2.     During the succeeding 12-months as determined by the Tier 2 Calculated Rate, then

3.     During the succeeding 12-months after the expiration of Tier 2, the Tier 3 Calculated Rate, then,

4.     Thereafter the Calculated Rate shall be 0% following the Fig Share termination date.

“Revenue” means all amounts derived from exploitation of the Amico received by, credited to or otherwise accruing to the benefit of Intellivision or any Affiliate of Intellivision (“Gross Revenue”), excluding only (a) (i) marketing development funds (“MDF”), (ii) digital download allowances and (iii) payment processor fees that are actually paid or credited by Intellivision to wholesale channel partners with respect to the Amico, provided that the total of such amounts is not more than three percent (3.0%) of Gross Revenue for the relevant period, and (b) chargebacks and refunds actually paid or credited back to buyers or channel partners. For purposes of clarity, “Revenue” includes (i) all amounts derived from commercial exploitation of the Amico, including through in-app purchases, advertising and subscriptions and any amounts received or credited by third-party publishers or distributors; (ii) any advances or upfront license fees from Third-Party Publishers and Distributors as and when such advances are recouped by such Third-Party Publisher or Distributor, as applicable, but not at the time such advances or license fees are paid to Intellivision; and (iii) receipts received by or for Intellivision pursuant to any Fig rewards crowdfunding campaigns that are not spent in the development or publishing of the Amico; minus Distributor commissions, sales taxes, VAT and other taxes applying to such sales, chargebacks, refunds, and payment processor fees.

Under the Amico License Agreement, we will collect most or all of the receipts from distributors from the sale of the Amico, net of distributor fees and sales taxes, and then allocate such receipts among ourselves, Intellivision and any third-party co-publisher(s) that Intellivision has engaged to publish Amico.

As with all of the video games and gaming consoles we have agreed to publish to date, Fig.co is a pre-approved distributor for the Amico, and we intend to offer the product for sale directly through Fig.co.

Fig Share Termination Date	Upon the earlier of (i) the expiration of the Tier 3 Calculated Rate period or (ii) the time Fig’s total royalty has reached 10x the Fig Funds provided to Developer.
Termination for Cause	Intellivision and Fig each have the right to terminate the Amico License Agreement upon a material default or breach by the other party, which the breaching party is not able to remedy within thirty (30) days, or upon a party seeking protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding, or if any such proceeding is instituted against such other party and not dismissed within ninety (90) days.

Indemnification; Limitation of Liability

The parties agree to mutual indemnification for claims arising out of: (i) breach of the license agreement; (ii) any claims by the indemnifying party’s creditors to the effect that the indemnified party is responsible or liable for the indemnifying party’s obligations; and (iii) the use of license granted pursuant to the Amico License Agreement.

Fig shall not be liable to the Intellivision or its affiliates for indirect, special, incidental, punitive or consequential damages, or any amount in excess of the amount Fig pays to Intellivision under the license agreement 12 months prior to the date on which a claim giving rise to liability is made.

The foregoing description of the Amico License Agreement terms is a summary only and is qualified in its entirety by reference to the full Amico License Agreement, a copy of which is an exhibit to the offering statement in which this offering circular has been filed with the SEC.

The Shares

FGS – Amico are designed to reflect the economic performance of the Amico License Agreement. The FGS – Amico have the specific terms set forth in this offering circular in the section entitled “Summary – The Offering” and in this section, “The Game Console, the Developer and the Shares”, and the general terms common to all our Fig Gaming Shares that are set forth in this offering circular in the section entitled “Description of Company Securities – Preferred Stock”. All proceeds from the Shares will go into our general account, and will be used to support Fig’s operations and business activities generally.

Sharing of Sales Receipts and Determination of Dividends

The sharing of Amico console sales receipts will be determined using the revenue sharing and dividend formulas illustrated below.

Revenue Sharing Formula

The formula and discussion of the Amico License Agreement below describe how sales of the Amico will lead to Fig’s revenue share for the Amico, and are qualified in their entirety by reference to the License Agreement itself, which is filed as an exhibit to the offering statement of which this offering circular is a part. Capitalized terms not otherwise defined are defined in the Amico License Agreement. For further discussion of the revenue sharing terms of the Amico License Agreement, see “The Game Console, the Developer and the Shares”.

The revenue sharing formula is:

(Revenue from the Amico - Intellivision’s Incidental Deductions) x (the applicable Tier Calculated Rate) = Fig’s Revenue Share

Where:

●	Revenue from the Amico equal Gross Revenue generated by sale of the Licensed System.

●	Intellivision’s Incidental Deductions are capped at 3.0% of Revenue.

●	Fig’s Revenue Share will be determined based on the Revenue received from the Licensed System and the stage of commercialization of the Licensed System, as follows:

Tier	Tier Calculated Rate
Before Fig has received Revenue equal to 3x the Fig Funds provided to the Developer.	5% of Indirect System Revenue, 15% of Direct System Revenue, and 25% of all Revenue derived from Purchasable Games (the “Tier 1 Calculated Rate”).
The first succeeding 12-month period.	0% of Indirect System Revenue, 10% of Direct System Revenue, and 20% of all Revenue derived from Purchasable Games (the “Tier 2 Calculated Rate”).
The next succeeding 12-month period.	0% of Indirect System Revenue, 5% of Direct System Revenue, and 15% of all Revenue derived from Purchasable Games (the “Tier 3 Calculated Rate”).
Thereafter.	0%.

●	Intellivision’s Revenue Share is revenue received from the license system minus Fig’s Revenue Share.

In all events, Fig’s Revenue Share will terminate at the earlier of (i) expiration of the Tier 3 Calculated Rate period, or (ii) the time at Fig’s total royalty has reached 10x the Fig Funds provided to the Developer.

Dividend Formula

The formula and discussion below describe how Fig’s Revenue Share, which is derived from the Amico License Agreement as discussed above, leads to distributions to holders of FGS – Amico. For further discussion of our dividend policy, see “Our Dividend Policy”.

The dividend formula is:

(Dividend Rate) x (Fig’s Revenue Share) x (FGS – Amico Allotment Percentage) = Aggregate Amount Distributable to Holders of FGS – Amico

Where:

●	Dividend Rate for FGS – Amico equals 85%, or such greater amount as may be declared by our board of directors (our “Board”) in its sole discretion, from time to time, up to 100%, in all events subject to applicable law and our dividend policy.

●	Fig’s Revenue Share is determined as discussed above under the subheading “Revenue Sharing Formula.”

●	FGS – Amico Allotment Percentage. To the extent that the final Fig Funds amount exceeds the number of shares of FGS – Amico outstanding after the completion of this offering times $1,000, the corresponding portion of Fig’s Revenue Share will be retained by Fig and not made available for distribution to holders of FGS – Amico. For example, if the Fig Funds provided to Intellivision equals $6,000,000 and there are 3,000 FGS – Amico outstanding, then the Fig Funds amount would exceed the number of FGS – Amico outstanding times $1,000 by $3,000,000, or 50% of the total amount of Fig Funds provided to Intellivision. In such a case, the FGS – Amico Allotment Percentage would equal 50% (that is, 100% minus the 50% of the Fig Funds that came from sources other than the sale of FGS – Amico).

Illustrative Revenue Sharing and Dividend Example

The table below presents an illustrative and simplified example of the revenue sharing and dividend formulas operating together. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the Amico License Agreement, the retail price, minus the distributor’s fee and sales taxes, is collected by Intellivision or Fig. For purposes of this table, gross receipts are assumed to be $1.0 million. The ending amount, at the bottom of the last column of the table, is the amount available for dividends per each Fig Gaming Share – Amico from that $1.0 million of gross sales revenue.

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of Amico sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that Amico will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay Intellivision, Fig and the holders of Fig Gaming Shares - Amico as contemplated below.

Assumed Gross Sales Revenue(1)	Minus Distributors’ Fees and the Fig Service Fee (33.5%)(2)	Equals Adjusted Gross Revenue	Of which, Developer’s Revenue Share(3)	Of which, Fig’s Revenue Share(3)	Of which, Amount Available to Holders of FGS – Amico(4)	Multiplied by Dividend Rate	Equals Dividends (and Dividends Per Share)(5)
$1,000,000	$335,000	$665,000	$514,710	$150,290	$75,145	85%	$63,875.25 ($21.29)

(1)	We expect the initial retail price of the Amico will be $249.99. However, the retail price of a game console is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game console that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster in order to spur sales volumes.

(2)	30% of the retail price is a typical amount for a distributor currently to charge for selling a game console such as the Amico. Additionally, we will receive a service fee equal to 5% of the gross receipts net of distributor fees and sales taxes, or approximately 3.5% of the gross sales, which will not be part of Revenue.

(3)	Fig’s Revenue Share will be determined based on the Revenue received from the Licensed System and the stage of commercialization of the Licensed System. See “Revenue Sharing Formula”, above. This table arbitrarily assumes that Fig’s Revenue Share is 22.6%. See “The Game Console, the Developer and the Shares”.

(4)	Assumes the FGS – Amico Allotment Percentage is 50%. See “Dividend Formula”, above.

(5)	Assumes that the total number of outstanding shares of FGS – Amico is 3,000.

Amounts will only become available for such sharing and payment of dividends if and when the Amico generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. Aggregate dividend amounts will be distributed equally among all holders of FGS – Amico, in proportion to the number of shares held.

Potential Cumulative Dividends

Under Fig’s dividend policy, if Amico is successfully developed and published, then, during such time as Amico is generating sales receipts, an investor in FGS – Amico may expect to receive dividends for each share of FGS – Amico held by the investor as follows:

Comparison Games

This chart can also be found at https://www.Fig.co/campaigns/amico/invest.

The table above embodies assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates, there can be no assurance that any one or more of these assumptions will in fact apply. In particular:

●	There can be no assurance as to when the Amico may begin to generate sales; or when it may reach any particular number of unit sales, or when its sales may begin to drop or cease. The table above does not in any way illustrate anticipated sales performance over time.

●	We are not aware of any way to reliably predict the amount of sales, or sales rate, of a console from the amount of sales, or sales rate, of another game console. Nevertheless, the information presented is estimated by us and not a complete representation of the financial performance, because it excludes, among other things, the expenses that would affect whether a game is profitable. Also, such information has not been prepared in accordance with GAAP, nor audited in accordance with GAAS.

●	We expect the initial retail price of the Amico to be $249. The retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster, in order to spur sales volumes.

Dividends on FGS – Amico will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as the Amico is successfully developed and published and Amico sales receipts begin to be received.

For a step-by-step textual explanation of our dividend policy, see “Our Dividend Policy”.

Transfer Restrictions Imposed on FGS – Amico

No holder of FGS – Amico shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its discretion, each such document being in form and substance satisfactory to the Company and from counsel satisfactory to the Company, in each case in its discretion.

Our Ability to Void a Sale of FGS – Amico

Fig has the right to void a sale of FGS – Amico made by it, and cancel the shares or compel the purchaser to return them to us, if Fig has reason to believe that such purchaser acquired such Fig Gaming Shares as a result of a misrepresentation, including with respect to such purchaser’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if such purchaser or such purchase is otherwise in breach of the requirements set forth in Fig’s amended and restated certificate of incorporation, certificates of designations or bylaws, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

Cancellation by the Company of FGS – Amico

Our Board may, in its discretion, cancel the series of FGS – Amico. Such cancellation would mean that all rights of a holder of FGS – Amico would cease and such holder would no longer be entitled to dividends or any other economic or other benefit. In general, we would expect to cancel a series of Fig Gaming Shares if the associated product has failed to meet a minimum earnings floor following a sufficiently extensive period of time. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole, there can be no assurance that we will not cancel a series of Fig Gaming Shares before the earnings potential of the associated product has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Gaming Shares some additional amount of dividends.

Our Board, in its discretion, may also cancel the series of FGS – Amico in connection with paying a dividend in respect of or redeeming the FGS – Amico in the event of a Disposition Event in which all or substantially all of the Gaming Shares Asset corresponding to the FGS – Amico is disposed of. See “—Dividend or Redemption upon Disposition of Amico Gaming Shares Asset”, below.

Dividend or Redemption upon Disposition of Amico Gaming Shares Asset

In the event of a Disposition Event (as defined below), on or prior to the 120th day following the consummation of such Disposition Event, our Board, in its discretion, may, but is not required to:

(i)	declare and pay a dividend in cash, securities (other than shares of FGS – Amico) or other assets of the Company, or any combination thereof, to the holders of FGS – Amico, with an aggregate Fair Value (as defined in our amended and restated certificate of incorporation) equal to the Allocable Net Proceeds (as defined in our amended and restated certificate of incorporation) of such Disposition Event as of the Determination Date (as defined in our amended and restated certificate of incorporation), such dividend to be paid on all shares of FGS – Amico outstanding as of the Determination Date on an equal per share basis; and thereafter, in its discretion, cancel the series of FGS – Amico if permitted under the terms described above under ” – Cancellation by the Company of FGS – Amico”; or

(ii)	if such Disposition Event involves all (and not merely substantially all) of the Gaming Shares Asset corresponding to the FGS – Amico, redeem all outstanding shares of FGS – Amico for cash, securities (other than shares of FGS – Amico) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of FGS – Amico outstanding as of the Determination Date on an equal per share basis; or

(iii)	combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of FGS – Amico.

For purposes of the foregoing, “Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the Company or any of its affiliates, in one transaction or a series of related transactions, of a Gaming Shares Asset, or substantially all of a Gaming Shares Asset, or any of the Company’s or any such affiliate’s interests therein, to one or more persons or entities.

For purposes of the foregoing, “Gaming Shares Asset corresponding to the FGS – Amico” means, as of any date, with respect to the FGS – Amico, a percentage interest in the following: (i) all assets, liabilities and businesses of the Company to the extent attributed to the publishing rights held by the Company under the Amico License Agreement; (ii) all assets, liabilities and businesses acquired or assumed by the Company for the account of such publishing rights, or contributed, allocated or transferred to the Company in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), in each case, after the date of the FGS – Amico preferred stock designation; and (iii) the proceeds of any disposition of any of the foregoing. See “Description of Company Securities – Preferred Stock.”

Liquidation, Dissolution, etc.

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of FGS – Amico shall be entitled to receive (x) all dividends and other distributions declared on such series of Fig Gaming Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Gaming Shares Asset corresponding to the FGS – Amico less the total liabilities of such Gaming Shares Asset, in each case ratably in proportion to the number of shares of FGS – Amico held by them; but in such event such holders shall not be entitled to any additional amounts.

Other Matters Specific to the Current Game Console, Developer and Shares

Conflicts of Interest

Please see “Interests of Management and Others in Certain Transactions” and “Risk Factors” for a description of significant actual, potential and perceived conflicts of interest among the Company, our Parent, and other relevant persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this offering circular. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this offering circular

Overview

Fig is a crowd-publisher of video games and video game consoles, as well as related products and systems, including video games that may accompany or be associated with such consoles, products and systems. We identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from sales of, video games, consoles and other products developed by third party developers with whom we enter into publishing and co-publishing license agreements.

We work with the developers of video games and consoles through all phases of such products’ publication and distribution, from the funding of development to supporting commercial release. Initially, we work to identify and source video games and consoles that we believe are likely to be commercial successes and whose development we can fund in whole or in substantial part. We then work with the developer to create a crowd-publishing campaign, which we host on our website, Fig.co. Each campaign has a fundraising goal, and if the goal is reached, we agree to fund the development of and publish the video game or console. Following the campaign, we work with the developer while they develop their game or console to help make sure it will do well commercially, taking a light touch compared to traditional publishers and allowing the developer creative freedom. When the game or console is ready for commercial launch, we publicize it and work with the developer and any co-publishers to distribute and sell it.

We were incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc. On April 16, 2020, we were acquired by OpenDeal Inc. dba Republic, our Parent. We rely substantially on our Parent for support in the conduct of our business. We have not recognized significant revenue to date and we have little operating history. We have, at this time, limited assets and resources and receive substantial ongoing support from our Parent.

Our Acquisition by Republic

From fiscal 2018 to fiscal 2019, our then-Parent, Loose Tooth, determined to reduce its financial support for our operations and we in turn determined to cut back on the scale of our operations, shifting to less expensive game licensing opportunities and the acquisition of fewer new game licenses than we had previously intended under our long-term business planning. Notwithstanding this reduction in the scale of our operations, Loose Tooth, and we, considered our business model to have proven itself successful over the years of our operation, and to be capable of continuing to generate operational and financial successes. As a result, Loose Tooth determined to investigate strategic alternatives that could provide us with more support than Loose Tooth itself was providing. In pursuing such a strategic alternative, Loose Tooth and we sought a partner that would support us in continuing to operate, or have others operate on our behalf, the portion of our business dedicated to collecting revenue shares from sales of published games and paying dividends on our outstanding Fig Game Shares and other dividend-paying securities.

On April 16, 2020, our business was acquired by our current Parent, OpenDeal Inc. dba Republic, a holding company for various companies in the alternative finance and capital formation space. Our current Parent acquired from Loose Tooth all of the outstanding shares of our common stock, as well as assets held by Loose Tooth that related to our business, including web domains, websites, intellectual property rights, properties, and certain other assets. In return, our Parent agreed to pay to Loose Tooth specified amounts of cash and securities; 100% of revenues under then-existing license agreements with developers, net of certain expenses; and a revenue share of 50% of Fig’s future gross income received from development projects which begin raising capital on Fig.co in 2020 or 2021.

Our Regulation A Reporting Status

From soon after our inception until October 1, 2019, we were a reporting company under the Regulation A public reporting regime. As a Regulation A reporting company, we incurred substantial ongoing costs relating to legal, accounting and other fees and expenses arising from our ongoing public filing and reporting. Then, on October 1, 2019, consistent with then-applicable regulations and as part of our ongoing effort to reduce expenses, we filed a Form 1-Z with the SEC and exited the Regulation A reporting regime. Thereafter, we were acquired by our current Parent and began offering FGS-Amico in furtherance of supporting the development of and publishing the Amico game console. Our Amico-related efforts include the filing of the Regulation offering statement of which this offering circular is a part and re-entering the Regulation A reporting regime. As a result of the foregoing, we incurred significantly lower legal, accounting and other fees and expenses for the period from October 1, 2019 until earlier in calendar 2020, when preparations for our offerings of FGS-Amico began. Going forward, we expect to again incur substantial ongoing costs relating to legal, accounting and other fees and expenses arising from our ongoing public filing and reporting.

Results of Operations

Comparison of the Years Ended September 30, 2019 and 2018

Licensed Game Revenue Share. Our revenue in each of the years ended September 30, 2019 and 2018 consisted of our receipts of the revenue share amounts due to us under the license agreements we then had in place with video game developers. Our revenue increased from $469,954 in the year ended September 30, 2018 to $5,093,706 in the year ended September 30, 2019, representing an increase of $4,623,752, or approximately 983.9%.

This increase was principally attributable to our completion in July 2019 of transactions with Microsoft Corporation (“Microsoft”) under which we received an aggregate of $3,645,000 in exchange for our rights relating to three of our then-licensed video games. Specifically, on July 29, 2019, we received $2,295,000 from Microsoft in connection with the game Wasteland 3; $1,035,000 from Microsoft in connection with the game Psychonauts 2; and $315,000 from Microsoft in connection with the previously released game Pillars of Eternity II: Deadfire. In exchange, Fig’s license agreements with the developers of each of Wasteland 3, Psychonauts 2 and Pillars of Eternity II: Deadfire were terminated. Substantially contemporaneously with the foregoing, Microsoft had acquired the developers of Wasteland 3 and Pillars of Eternity II: Deadfire, and therefore had become the indirect owner of each of those games, and had agreed with the developer of Psychonauts 2 to become the publisher of that game.

The balance of the increase was principally attributable to our receipt of revenue share amounts under license agreements relating to Pillars of Eternity II: Deadfire, which we had commercially launched during the year ended September 30, 2018 but which continued to earn revenue through the date on which we sold our rights in that game to Microsoft, and to our receipt of revenue share amounts under license agreements relating to other games.

Operating Expenses. Our operating expenses in each of the years ended September 30, 2019 and 2018 consisted of general and administrative expenses, and game development expenses. Our operating expenses decreased from $2,410,289 in the year ended September 30, 2018 to $1,001,805 in the year ended September 30, 2019, representing a reduction of $1,408,484, or approximately 58.4%.

That reduction was principally attributable to substantial reductions in both general and administrative expenses and game development expenses. From fiscal 2018 to fiscal 2019, our then-Parent, Loose Tooth, determined to reduce its financial support for our operations and we in turn determined to cut back on the scale of our operations, shifting to less expensive game licensing opportunities and the acquisition of fewer new game licenses than we had previously intended under our long-term business planning. As a result, we were able to, and did, reduce our general and administrative expenses, by approximately 43.6%, and our game development expenses, by approximately 93.4%.

Notwithstanding this reduction in the scale of our operations, Loose Tooth, and we, considered our business model to have proven itself successful over the years of our operation, and to be capable of continuing to generate operational and financial successes. As a result, Loose Tooth determined to investigate strategic alternatives that could provide us with more support than Loose Tooth itself was providing. In pursuing such a strategic alternative, Loose Tooth and we sought a partner that would support us in continuing to operate, or have others operate on our behalf, the portion of our business dedicated to collecting revenue shares from sales of published games and paying dividends on our outstanding Fig Game Shares and other dividend-paying securities. Thereafter, on April 16, 2020, our business was acquired by our current Parent, OpenDeal Inc. dba Republic. See “—Our Acquisition by Republic.”

Net Income (Loss). As a result of the foregoing changes in revenue and operating expenses, we incurred a net loss in the year ended September 30, 2018 of $1,940,335, and net income in the year ended September 30, 2019 of $4,091,901.

Preferred Stock Dividends. In fiscal 2018 and fiscal 2019, we paid dividends to holders of Fig Gaming Shares and made distributions to holders of LLC interests in the limited liability company subsidiaries we had established in connection with certain of the games we had licensed for publication. Specifically, in fiscal 2018, we declared $298,404 in dividends to holders of Fig Gaming Shares and distributed $85,452 to holders of LLC interests, and in fiscal 2019, we paid the $298,404 of dividends declared in 2018 and $2,989,380 in dividends declared in 2019 to holders of Fig Gaming Shares and distributed $1,301,940 to holders of LLC interests. The increase in size of the Fig Gaming Shares dividends from fiscal 2018 to fiscal 2019 reflected the increase in our revenue in fiscal 2019 from our sale to Microsoft of our rights relating to Wasteland 3, Psychonauts 2 and Pillars of Eternity II: Deadfire.

Liquidity and Capital Resources

We rely for our liquidity and capital resources needs on our Parent and on our issuance of Fig Gaming Shares to finance the development of particular video games and game consoles. To a lesser extent, we can from time to time rely on cash flow from operating activities, which was positive in fiscal 2019 but negative in fiscal 2018. As of September 30, 2018, we had an accumulated deficit of $6,828,490 and a total stockholders’ deficiency of $29,171.

Effective September 30, 2016, we had entered into a loan and security agreement with Silicon Valley Bank. During fiscal 2019, we repaid all amounts due under the arrangement and terminated the borrowing facilities thereunder.

Going Concern

Our ability to continue as a going concern depends upon our ability to successfully execute our business strategy, secure financing as needed from our Parent or other sources and attain profitable operations. To date, we have depended substantially on our Parent to fund our operations. As such, there is substantial doubt regarding our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern, and they do not include any adjustments that might result if we are unable to continue as a going concern.

Contractual Commitments

Current arrangements relating to our operations, such as rental commitments, are in the name of our Parent. Under the video game license agreements we had entered into as of September 30, 2019, we have incurred the following material ongoing contractual commitments:

Game Title	Fig Funds Committed
Psychonauts 2	$600,000 to $3,000,000 ($350,000 paid to developer).
Wasteland 3	$1,200,000 to $2,500,000 ($985,000 paid to developer).
Solstice Chronicles: MIA	$15,000 ($0 paid to developer).

We are not otherwise committed to make any material capital expenditures.

Game-Specific Accounting

Accounting for a Particular Game or Game Console’s Sales and Assets and Liabilities

We receive sales receipts for each particular game or game console that we publish net of distributors’ fees and certain other expenses. We deposit the amounts we receive for each game or game console into a separate account or sub-account under our control. We then allocate receipts into a revenue share for the developer and a revenue share for ourselves; deduct the Fig Service Fee, if applicable; apply the Fig Gaming Shares Allotment Percentage; and pay a specified portion of the Fig Gaming Shares allotment to the holders of the associated Fig Gaming Shares, in the form of dividends, subject to our dividend policy.

The application of revenue sharing and dividend formulas to sales receipts, and the allocation of relevant assets and liabilities to particular games, is reflected in our accounting records and subject to our internal accounting controls. This process and the tables below are not prepared in accordance with generally accepted accounting principles, or GAAP. Non-GAAP disclosures have limitations as analytical tools; should not be viewed as a substitute for or in isolation from GAAP financial measures; and may not be comparable to other companies’ non-GAAP financial measures. In addition, we do not subject the calculations resulting from, or the methodologies underlying, the foregoing procedures to stand-alone audits. Our allocations of revenues and assets to each game and series of Fig Game Shares are not audited.

The table below sets forth the sharing of sales receipts by game for each of our principal games as of the date of the table.

Sharing of Sales Receipts by Game

For Six Months Ended March 31, 2019 (Unaudited) (1)

Fig Game (2)	Gross Receipts to Fig	Fig Service Fee	Adjusted Gross Receipts	Fig’s Revenue Share (3)	Specified Portion for Dividends on Related Fig Game Shares	Aggregate Dividends on Related Fig Game Shares (4)
Psychonauts 2	$0	$0	$0	$0	70%	$0
Pillars of Eternity II: Deadfire	$284,441	$0	$284,441	$284,441	85%	$240,207
Phoenix Point	$1,121,250	$0	$1,121,250	$1,121,250	85%	$913,987
Wasteland 3	$0	$0	$0	$0	70%	$0

(1)	This table has not been prepared in accordance with GAAP. Non-GAAP disclosures have limitations as analytical tools, and should not be viewed as a substitute for or in isolation from measures of financial performance, financial position or cash flows determined in accordance with GAAP; nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies.

(2)	We have also entered into license agreements to publish additional games; however, such games are not related to any securities sold by us pursuant to Regulation A.

(3)	Amounts are included in licensed game revenue share in our accompanying consolidated statement of operations for the six months ended March 31, 2019. The difference between the total of these amounts as shown above and the total licensed game revenue share shown in our accompanying consolidated statement of operations for the six months ended March 31, 2019 represents revenue share from licensed games whose development and publishing efforts were not financed in part by the issuance of Fig Game Shares in Regulation A offerings.

(4)	Includes application of the dividend rate and the applicable Allocation Percentage for such shares. Dividend amounts are included in dividends payable to preferred stock holders in our accompanying consolidated balance sheet as of March 31, 2019. The difference between the total of these amounts as shown above and the total dividends payable to preferred stock holders shown in our accompanying consolidated balance sheet as of March 31, 2019 represents dividends payable in respect of Fig securities that were not issued in Regulation A offerings.

The table below sets forth the attribution of assets and liabilities by game for each of our principal games as of the date of the table.

Allocation of Assets and Liabilities by Game

As of March 31, 2019 (Unaudited) (1)

Fig Game (2)	License Agreement Assets (3)	Other Assets (4)	License Agreement Liabilities (5)	Other Liabilities (6)	Net Equity (7)
Psychonauts 2	$0	$0	$0	$0	$0
Pillars of Eternity II: Deadfire	$284,441	$0	$0	$0	$284,441
Phoenix Point	$1,121,250	$0	$0	$0	$1,121,250
Wasteland 3	$0	$0	$0	$0	$0

(1)	This table has not been prepared in accordance with GAAP. Non-GAAP disclosures have limitations as analytical tools, and should not be viewed as a substitute for or in isolation from measures of financial performance, financial position or cash flows determined in accordance with GAAP; nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies.

(2)	We have also entered into license agreements to publish additional games, however, such games are not related to any securities sold by us pursuant to Regulation A.

(3)	Includes cash on hand, accounts receivable, prepaid expenses and other assets of Fig to the extent attributed to the publishing rights held by us under the related game license agreement.

(4)	Includes assets acquired or assumed by Fig for the account of the publishing rights held by Fig under the related game license agreement, or contributed, allocated or transferred to Fig in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation, and the proceeds of any disposition of any License Agreement Assets or Other Assets.

(5)	Includes accrued liabilities, accounts payable and other liabilities of Fig to the extent attributed to the publishing rights held by Fig under the related game license agreement.

(6)	Includes liabilities acquired or assumed by Fig for the account of the publishing rights held by Fig under the related game license agreement, or contributed, allocated or transferred to Fig in connection with such publishing rights (including indebtedness of Fig incurred in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation.

(7)	Equals the sum of the amounts in the columns to the left.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT INDIVIDUALS

Our Executive Officers and Directors

Our directors, executive officers and other significant individuals, and their positions and ages as of May 31, 2020, terms of office, and approximate hours of work per week are as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Chuck Pettid	President and Director	41	Began April 17, 2020	(1)
Justin Bailey	Director	44	Began October 8, 2015	(2)
Peter Green	Director	34	Began April 17, 2020	(1)

(1)

Our President and Director, Chuck Pettid, and our Director, Peter Green, are employees at OpenDeal Inc. dba Republic, our Parent. Chuck Pettid serves as the CEO of our Parent’s wholly owned funding portal, OpenDeal Portal LLC, and Peter Green is a Senior Vice President at both our Parent and OpenDeal Portal LLC. Each devotes a substantial portion of his working time to our Parent and OpenDeal Portal LLC and to us.

(2)	Our Director, Justin Bailey, is also the CEO and a director of our former parent, Loose Tooth. He devotes a substantial portion of his working time to Loose Tooth and to us.

There are no family relationships between any two or more of our directors, executive officers or significant employees. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Chuck Pettid has served as our President and a director since April 2020. Mr. Pettid is also a Senior Partner at our Parent and the CEO of the Republic securities crowdfunding platform operated by OpenDeal Portal LLC. Mr. Pettid received his MBA from Fordham’s Gabelli School of Business and holds a bachelor’s from the University of Nebraska. Mr. Pettid is also a noted venture capitalist, holding positions and board seats at Pantry Prop and Riders Share and acting as the General Partner of RainmakeMe.

Justin Bailey is our founder and currently serves as a director. Mr. Bailey has also served as Chief Executive Officer of Loose Tooth since he founded Loose Tooth in late 2014. Mr. Bailey’s work in video games includes experience publishing a variety of premium, free-to-play and mobile games, such as Broken Age (formerly known as Double Fine Adventures), Massive Chalice and Middle Manager of Justice. Mr. Bailey currently serves as a director of Double Fine Productions, Inc., a position he has held since September 2013, and he previously served as the Chief Operating Officer of Double Fine Productions, Inc., a position he held from July 2012 to March 2015, where he established a new independent publishing label called “Double Fine Presents”. Mr. Bailey holds a Bachelor of Business Administration degree from the M.J. Neeley School of Business, Texas Christian University.

Peter Green has served as a director since April of 2020. Mr. Green is also a Senior Vice President at our Parent and the Senior Vice President of the Republic securities crowdfunding platform operated by OpenDeal Portal LLC. Mr. Green is also the co-founder of MeetingPulse, Free Money Studio and Volga Verdi. Mr. Green holds a bachelor’s in economics and management from Lomonosov Moscow State University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table includes the total compensation for the last completed fiscal year of our directors and executive officers.

Name	Capacities in which Compensation was Received	Salary (3)		Other Compensation (4)	Total Compensation (3)
Chuck Pettid (1)	President and Director	$-		$-	$-
Justin Bailey (2)	Director	$-		$-	$-
Peter Green (1)	Director		$-	$-		$-

(1)	Our President and Director, Chuck Pettid, and our Director, Peter Green, are employees at our Parent OpenDeal Inc. dba Republic. Chuck Pettid serves as the CEO of our Parent’s wholly owned funding portal, OpenDeal Portal LLC, and Peter Green is a Senior Vice President at both our Parent and OpenDeal Portal LLC. Each devotes substantial time to these other ventures. Neither is compensated by Fig.

(2)	Our Director, Justin Bailey, is also the CEO and a director of our former parent, Loose Tooth. He devotes a substantial portion of his working time to Loose Tooth and to us. He receives compensation from our Parent, for which we do not reimburse our Parent.

Indemnification Agreements

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, we have entered into separate indemnification agreements with our directors and executive officer.

Security Ownership of Management and OTHERS

The following table sets forth the numbers and percentages of our outstanding voting securities beneficially owned both immediately before and immediately after the closing of this offering (as qualified in the footnotes thereto) by:

●	each person known to us to be the beneficial owner of more than 10% of any class of our outstanding voting securities;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Our voting securities consist solely of our common stock. Neither the Fig Gaming Shares being offered hereby nor any other series of Fig Gaming Shares have or will have any voting rights. Therefore, the numbers and percentages below are the same both before and after the closing of this offering.

Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any voting securities that such person or any member of such group has the right to acquire within 60 days of the date of this offering circular. For purposes of computing the percentage of our outstanding voting securities held by each person or group of persons named above, any securities that such person or persons has the right to acquire within 60 days of the date of this offering circular are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as determined under SEC rules is not necessarily indicative of beneficial or other ownership for any other purpose. The inclusion herein of any securities listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o Fig Publishing, Inc., 335 Madison Avenue, Suite 7E, New York, NY 10017.

	Common Stock (1)
	Before the Offering (2)		After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned (3)	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned (3)
OpenDeal Inc. dba Republic (4)	1,000	100.0%	1,000	100.0%

(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws where applicable and any other information contained in the footnotes to this table.

(2)	As of May 31, 2020.

(3)	Based on 1,000 shares of common stock issued and outstanding as of May 31, 2020.

(4)	Kendrick Nguyen is the Chief Executive Officer, a director and the largest stockholder of OpenDeal Inc. dba Republic and has voting and dispositive power with respect to our common stock held by OpenDeal Inc. dba Republic. OpenDeal Inc. dba Republic holds 100% of our outstanding common stock. By virtue of the foregoing, Mr. Nguyen is deemed for the purposes hereof to beneficially own all of our outstanding voting securities. Mr. Nguyen does not hold any director, officer or employee position with us.

We expect that the Fig Gaming Shares offered hereby may be purchased by certain of our directors, officers, employees and affiliates, as well as certain directors, officers, employees and affiliates of the developer of the game whose sales receipts may support the declaration of dividends to holder of the Fig Gaming Shares. We have not reserved any Fig Gaming Shares for any such persons, and will not allocate Fig Gaming Shares to any such persons on any preferential basis. Any Fig Gaming Shares purchased in this offering by any such persons will be offered and sold on the same terms offered to other investors. All Fig Gaming Shares sold in this offering will be subject to the same transfer restrictions. In addition, we may impose additional transfer restrictions required by operation of law or, in the case of our directors, officers, employees and affiliates, by operation of our internal policies against insider trading, on such persons.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

See “The Game Console, the Developer and the Shares – Conflicts of Interest” for additional information.

Loose Tooth Industries, Inc. our former parent, has retained a right to fifty percent of all revenues we generate until 2022. Mr. Justin Bailey remains the Chief Executive Officer of Loose Tooth Industries, Inc. Therefore, his decisions as a member of our board of directors may prefer, or appear to prefer, the interests of Loose Tooth Industries, Inc. over the interests of Fig.

OUR DIVIDEND POLICY

Fig Gaming Shares are shares of capital stock of Fig with no voting rights. We issue them in separate series, and each separate series reflects the economic performance of a different, particular co-publishing license agreement that we have entered into with a third-party video game or video game console developer for a particular game or console.

Provided the game that is the subject of the license agreement is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (i) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (ii) depending on the particular campaign, Fig may be paid a service fee; (iii) depending on the particular campaign, Fig may allot part of its revenue share to the Fig Gaming Shares and another part to separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game, it may keep a third proportional allotment for itself; (iv) Fig will pay a specified portion of the Fig Gaming Shares allotment to the holders of the Fig Gaming Shares, in the form of dividends, subject to our dividend policy; and (v) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Gaming Shares allotment (and up to 100%) to the holders of the Fig Gaming Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. Under applicable law, we are prohibited from paying any dividend to the extent that, immediately following payment of such dividend, there would be no statutory surplus (meaning that our net assets would not exceed the par value of our issued securities).

Aggregate dividend amounts will be distributed equally among all holders of the same series of Fig Gaming Shares, in proportion to the number of shares held, without regard to whether the shares were bought in this offering or otherwise, or under Regulation A, Regulation D or another exemption from registration under the Securities Act.

Fig will allocate the sales receipts from a particular game and determine the amount from which dividends will be declared on the Fig Gaming Shares associated with that game, in conformance with the policy set forth below:

Step 1: Sales Receipts

All sales receipts received by Fig in respect of sales of a particular game, pursuant to the license agreement between Fig and the developer of that game, will be deposited into a separate account or sub-account under Fig’s control (each, a “sub-account”).

In respect of most games , Fig expects that most or all sales will be made through digital distribution platforms, or “storefronts” (such as Steam), which will sell the game, take a share of the retail sales price (typically 30%) as their fee and remit the remainder to Fig. In the case of game consoles, the physical distributors take a share of the retail sales price (typically 30%) as their fee and remit the remainder to the relevant developer or Fig, to be settled between them. However, in the case of certain games and/or game consoles, distribution arrangements may be more elaborate, may involve co-publishers or other parties and may result in additional charges being deducted from the sales receipts received by Fig. For example, if Fig or the particular developer can arrange for the game to be configured for and sold over Sony’s PlayStation Network, that would likely generate substantially increased games sales receipts for Fig and its investors. But it may also require the designation of Sony as a co-publisher of the game; it may involve paying Sony an additional portion or portions of the sales receipts; and it may involve sales receipts flowing among Fig, the developer and any co-publishers before being received by Fig and deposited in the appropriate sub-account. Any such distribution arrangements will be reflected in the associated license agreement and described in the associated offering circular. Any such arrangements applicable to the series of Fig Gaming Shares being offered in this offering are described in this offering circular in the section entitled “The Game Console, the Developer and the Shares”.

Step 2: Developer and Fig Revenue Shares

If Fig receives sales receipts first, it will periodically pay, from the sub-account, the developer’s revenue share to the developer. If the developer receives the sales receipts first, it will periodically pay Fig’s revenue share to Fig.

The developer’s revenue share and Fig’s revenue share in respect of a particular game (typically calculated pursuant to a formula) will be set forth in the license agreement relating to that game. Their respective revenue shares may change over time, if such a change is embodied in the revenue share formula. For example, the developer’s revenue share may increase after certain aggregate sales thresholds have been met. The revenue share provisions applicable to the series of Fig Gaming Shares being offered in this offering, including any provisions that change over time, are described in this offering circular in the section entitled “The Game Console, the Developer and the Shares”.

Step 3: Fig Service Fee

Depending on the particular campaign, if Fig is to be paid a Fig Service Fee, Fig will retain the fee for itself from the balance in the sub-account, after removal of the developer’s revenue share (unless otherwise specified).

Depending on the particular campaign, Fig may retain a percentage, generally expected to be 10%, of game sales receipts, which we refer to as the “Fig Service Fee”. The Fig Service Fee will serve as compensation toward the cost of platform and publishing services, in campaigns in which Fig imposes such a fee. The percentage amount will be set forth in the license agreement relating to that game. Fig may negotiate for a higher, or accept a lower, Fig Service Fee depending on the degree of services and corresponding expenses that Fig predicts will be necessary to successfully publish a game, as well as other factors. In certain cases, Fig may determine that, because it is still building its business, because it desires to attract high quality developers, because the desirability of publishing the particular game is especially high, or for other reasons relating to Fig’s assessment of the business advantages that may accrue to Fig and its security holders, the Fig Service Fee maybe lower than this range or nominal, or there may be no such fee. The particular Fig Service Fee being charged in respect of the license agreement associated with the series of Fig Gaming Shares being offered in this offering, if any, is described in this offering circular in the section entitled “The Game Console, the Developer and the Shares”.

Step 4: Fig Gaming Shares Allotment Percentage

Next, the Fig Gaming Shares Allotment Percentage will be applied, in campaigns in which the total amount of Fig Funds is greater than the proceeds of the Fig Gaming Shares offering. This is expected to occur if, in addition to the Fig Gaming Shares offering, there has been an offering of separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game. The allotments will be made in the same proportions that the proceeds from these separate securities offerings and the additional funding from Fig, as applicable, bear to the total Fig Funds amount. In such circumstances, the allotment of revenue among the Fig Gaming Shares, the other securities and Fig, as applicable, will represent an equitable division of Fig’s revenue share among the different sources of funding that have made it possible to prudently provide the particular Fig Funds amount.

Step 4 is a mathematical application only, and should not be read to suggest that proceeds from the sale of any particular series of Fig Gaming Shares are being used to fund the development of the associated game, or of any other particular game.

Fig will have to wait until after a particular Fig Gaming Shares offering is completed to finally determine the Fig Gaming Shares Allotment Percentage that will apply to those Fig Gaming Shares. This is because it is only at that time that Fig will know the precise amount of proceeds raised from that offering. However, Fig expects to know the amount of proceeds raised from the offering of the other securities, and the amount of the additional funds that it will provide to support the development of the game, at an earlier time, and prior to the qualification of the Fig Gaming Shares offering. Consequently, Fig will use that information to provide prospective investors in the Fig Gaming Shares offering with an approximation of the Fig Gaming Shares Allotment Percentage, or a sensitivity analysis presenting the effect of applying one or more different Fig Gaming Share Allotment Percentages, or similar information with which prospective investors can consider the application of the Fig Gaming Shares Allotment Percentage before that percentage is finally known.

The Fig Gaming Shares Allotment Percentage, if any, that will be applied in respect of the series of Fig Gaming Shares being offered in this offering, is described in this offering circular in the section entitled “The Game Console, the Developer and the Shares”.

Step 5: Dividend Rate

From the allotment to the holders of the Fig Gaming Shares, Fig will allocate the applicable specified portion for dividends to those holders.

The applicable specified portion for dividends will be set forth in the offering circular for that series of Fig Gaming Shares, and in the certificate of designations for that series of Fig Gaming Shares filed by Fig with the State of Delaware. The applicable specified portion for dividends in respect of the series of Fig Gaming Shares being offered in this offering is described in this offering circular in the section entitled “The Game Console, the Developer and the Shares”.

Step 6: Declaration of Dividends

No dividend will be payable unless (1) declared by our Board, or unless (2) it accrues because a date for the declaration of dividends on the relevant series of Fig Gaming Shares, as specified in the certificate of designations relating to such series of Fig Gaming Shares, has passed without a dividend being declared and the declaration and payment of such dividend is not prohibited under applicable law. In the event of a dividend accruing under the foregoing clause (2), the amount of the dividend shall be the applicable specified portion for dividends in respect of such series of Fig Gaming Shares, minus any partial amounts that Fig may pay toward the dividend.

We expect that, typically, our Board will declare each dividend in respect of a particular series of Fig Gaming Shares in an aggregate amount equal to the specified portion that has been allocated for dividends in respect of such series of Fig Gaming Shares. However, Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Gaming Shares allotment (and up to 100%) to the holders of the Fig Gaming Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. To the extent our Board determines not to pay a dividend or to reduce the size of a dividend, it will impose the underpayment in a manner equitable to all of its then-outstanding series of Fig Gaming Shares (which will be presumed to mean imposing the underpayment proportionally across all of Fig’s then-outstanding series of Fig Gaming Shares, by reducing the dividend amounts to all such series in proportion to the dividend amounts they would otherwise have received; but which may mean imposing the underpayment in some other manner if our Board concludes that such other manner would be clearly more equitable than such proportional imposition).

Fig expects that dividends on Fig Gaming Shares will typically be declared every six months and paid thereafter, in all events after such time (if ever) as the related game is successfully developed and published and Fig begins to receive sales receipts for the game. The dates for the declaration of dividends in respect of the series of Fig Gaming Shares being offered in this offering are specified in this offering circular in the section entitled “The Game Console, the Developer and the Shares”.

Any dividends ultimately declared on a series of Fig Gaming Shares will be distributed equally among all the holders of shares of such series of Fig Gaming Shares, in proportion to the number of shares each such investor holds, without regard to whether the investor bought such shares under Regulation A or in an Accredited Investor Offering or otherwise.

Fig will retain for itself the remaining funds in each sub-account that are not distributed as dividends to holders of the related Fig Gaming Shares.

Timing of Dividends

Each of these steps will generally be performed at or near the end of each fiscal six-month period, or more frequently as required by contract or business needs (e.g., revenue share payments to developers may be required by contract to be made more frequently). Our Board may also, in its discretion, determine to pay dividends on one or more series of Fig Gaming Shares more or less frequently than once every six-month period.

DESCRIPTION OF COMPANY SECURITIES

Our authorized capital stock consists of 10,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of preferred stock, par value $0.0001 per share. Shares of our capital stock may be issued from time to time in one or more classes or series. Our Board is authorized by our amended and restated certificate of incorporation to establish such classes or series, issue shares of each such class or series and fix the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each such class or series, without any vote or other action by any holders of any of our capital stock. Each such class or series will have the terms set forth in a certificate of designations relating to such class or series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, as it may be amended and restated from time to time.

As of May 31, 2020, we had 1,000 shares of common stock and 1,493 shares of non-voting preferred stock outstanding. Our Parent holds all of our outstanding shares of common stock, and thus has sole control of Fig.

The following is a summary of the rights and limitations of our capital stock provided for in our amended and restated certificate of incorporation and the certificates of designations relating to separate classes or series of our capital stock filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, as amended and restated from time to time. For more detailed information, please see our amended and restated certificate of incorporation and certificates of designations, which are exhibits hereto.

Voting Common Stock

Equal Rights per Share. All shares of our common stock have identical terms and each share entitles the holder thereof to the same powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each other share of our common stock.

Voting. Holders of shares of our common stock have one vote per share of common stock held by them. Except as otherwise required by law, our amended and restated certificate of incorporation or our certificates of designations, at any annual or special meeting of our stockholders, the holders of shares of our common stock have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and vote together as a single class on all such matters. Notwithstanding the foregoing, except as otherwise required by law, our amended and restated certificate of incorporation or our certificates of designations, the holders of shares of our common stock are not be entitled to vote on any amendment to our amended and restated certificate of incorporation or any certificate of designations that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of shares of such affected series of preferred stock are entitled, either separately or together with the holders of shares of one or more other class or series of our capital stock, to vote thereon pursuant to our amended and restated certificate of incorporation or our certificates of designations.

Dividends. Our Board retains the discretion to pay dividends, or not, on our common stock. There is no minimum semi-annual, annual or other dividend requirement on our common stock.

Liquidation, Dissolution, etc. Subject to and qualified by the rights of the holders of shares of any other class or series of our capital stock, in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or our winding, after the payment or provision for payment of our debts and other liabilities, and after the holders of shares of any other class or series of our capital stock have received the amounts owed and available for distribution to them on a preferential basis, if any, the holders of shares of our common stock are entitled to receive all of our remaining assets that are available for distribution to stockholders.

No Preemptive or Subscription Rights. No holder of shares of common stock is entitled to preemptive or subscription rights.

Preferred Stock

Series Designations. Each series of our Fig Gaming Shares is a separately designated series of our non-voting preferred stock. In connection with the establishment of each such series of Fig Gaming Shares, our Board fixes the number of shares comprising such series, the voting powers, and such other powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions applicable thereto, including without limitation dividend rights, liquidation, dissolution, etc., rights and our powers of cancellation of the outstanding shares of such series, as is stated in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, consistent with the other provisions of our amended and restated certificate of incorporation, as it may be amended and restated from time to time. The powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions applicable thereto, may be different from those of any other class or series of our capital stock at any time outstanding.

Characterization of Fig Gaming Shares as “Preferred”. We characterize our Fig Gaming Shares as “preferred” stock because, in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or our winding up, after payment or provision for payment of our debts and other liabilities, the holders of each separate series of Fig Gaming Shares have a preference over holders of our other securities to receive (x) declared or accrued but unpaid distributions on such series of Fig Gaming Shares, plus (y) an amount equal to the value of the total assets of the Gaming Shares Asset (as defined below) corresponding to such series of Fig Gaming Shares, less the total liabilities of such Gaming Shares Asset, and, depending on the particular series, subject to the application of the Fig Gaming Shares Allotment Percentage, as described below in the definition of “Gaming Shares Asset”. Holders of Fig Gaming Shares are not entitled to any additional amount. As a result, in the event of our liquidation or a similar occurrence, the holders of a particular series of Fig Gaming Shares will have preferred rights over specific declared or accrued dividend amounts and related assets and liabilities, but no rights with respect to our other assets, and no rights with respect to our assets generally, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock. See “– Liquidation, Dissolution, etc.”

As used herein, “Gaming Shares Asset” means, as of any date, with respect to any series of preferred stock, unless otherwise specified in the corresponding preferred stock designation, an undivided percentage interest in the following: (i) all assets, liabilities and businesses of Fig to the extent attributed to the publishing rights held by Fig under the particular license agreement with a developer associated with such series of preferred stock as of such date; (ii) all assets, liabilities and businesses acquired or assumed by Fig for the account of such publishing rights, or contributed, allocated or transferred to Fig in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation; and (iii) the proceeds of any disposition of any of the foregoing. The “undivided percentage interest” referred to in the preceding sentence will in the case of some series of Fig Gaming Shares be 100%. However, in the case of Fig Gaming Shares issued in connection with crowd-publishing campaigns in which the total amount of Fig Funds is greater than the proceeds of the associated Fig Gaming Shares offering, the “undivided percentage interest” will be equal to the Fig Games Shares Allotment Percentage applicable to associated Fig Gaming Shares. This occurs in instances where we provide funds in excess of the proceeds from an associated series of Fig Gaming Shares to support the development of the game. The allotments of will be made in the same proportions that the proceeds from the additional funding from Fig bears to the total Fig Funds amount. In such circumstances, the allotment of the Fig Gaming Shares Asset among the Fig Gaming Shares and Fig will represent an equitable division of the Fig Gaming Shares Asset.

In keeping with our game publishing model, Gaming Shares Assets do not include intellectual property rights in the associated game. We do not plan to have our applications of the definition of “Gaming Shares Asset”, for the purpose of allocating assets and liabilities among different series of Fig Gaming Shares, subjected to stand-alone audits. As a result, allocations of assets to each series of Fig Gaming Shares will not be audited. There can be no assurance that there will not be errors or misstatements in those applications, which could reduce the assets attributed to a specific game, or increase the liabilities attributed to a specific game, or both.

Equal Rights per Share within a Series. All shares within a series of Fig Gaming Shares have identical terms and each such share entitles the holder thereof to the same powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each other share of that series.

No Voting Rights. Except as otherwise provided in our amended and restated certificate of incorporation or the certificate of designations relating to such series of Fig Gaming Shares, or as otherwise required by law, holders of shares of Fig Gaming Shares have no voting rights.

Dividends. Each series of Fig Gaming Shares is designed to reflect the economic performance of a particular co-publishing license agreement that we have entered into with a third-party video game or video game console developer for a particular game or console. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (i) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (ii) depending on the particular campaign, Fig may be paid a service fee; (iii) to the extent Fig provides additional funds to support the development of the game beyond the proceeds from the sale of the associated series of Fig Gaming Shares, we may keep a third proportional allotment for ourselves; (iv) Fig will pay a specified portion of the Fig Gaming Shares allotment to the holders of the Fig Gaming Shares, in the form of dividends, subject to our dividend policy; and (v) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Gaming Shares allotment (and up to 100%) to the holders of the Fig Gaming Shares, if in its view business conditions permit it. Our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

Cancellation by Fig. Our Board may, in its discretion, cancel the associated series of Fig Gaming Shares. We will maintain a cancellation right in respect of each series of Fig Gaming Shares in order to be able to withdraw the series from the market and avoid the costs of continuing to have the series outstanding after the associated game has lost most or all of its earning power. In general, we would expect to cancel a series of Fig Gaming Shares if the associated game has failed to meet a minimum earnings floor following a sufficiently extensive period of time. For a description of our cancellation right with respect to the Fig Gaming Shares being offered in this offering, see “The Game Console, the Developer and the Shares”. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit us and stockholders as a whole, there can be no assurance that we will not cancel a series of Fig Gaming Shares before the earning power of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Gaming Shares additional dividends.

Our Board, in its discretion, may also cancel a series of Fig Gaming Shares in connection with paying a dividend or redeeming such Fig Gaming Shares in the event of a Disposition Event in which all or substantially all of the Gaming Shares Asset corresponding to such series of Fig Gaming Shares is disposed of. See “—Dividend or Redemption upon Disposition of Corresponding Gaming Shares Asset”.

Dividend or Redemption upon Disposition of Corresponding Gaming Shares Asset. For each series of Fig Gaming Shares, unless otherwise specified in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, in the event of a Disposition Event (as defined below), in which the Gaming Shares Asset corresponding to such series is disposed of, on or prior to the 120th day following the consummation of such Disposition Event, our Board may, in its discretion, but is not required to:

(i)	declare and pay a dividend in cash, securities (other than shares of the series of Fig Gaming Shares) or other assets of the Company, or any combination thereof, to the holders of shares of the series of Fig Gaming Shares, with an aggregate Fair Value (as defined in our amended and restated certificate of incorporation) equal to the Allocable Net Proceeds (as defined in our amended and restated certificate of incorporation) of such Disposition Event as of the Determination Date (as defined in our amended and restated certificate of incorporation), such dividend to be paid on all shares of such series of Fig Gaming Shares outstanding as of the Determination Date; and thereafter, in its discretion, cancel the series of Fig Gaming Shares if permitted under the terms described above under ” – Cancellation by Fig”; or

(ii)	if such Disposition Event involves all (and not merely substantially all) of the Game Gaming Asset corresponding to the series of Fig Gaming Shares, redeem all outstanding shares of such series of Fig Gaming Shares for cash, securities (other than shares of the series of Fig Gaming Shares) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of such series of Fig Gaming Shares outstanding as of the Determination Date on an equal per share basis; or

(iii)	combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of such series of Fig Gaming Shares.

“Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by us or any of our affiliates, in one transaction or a series of related transactions, of all or substantially all of a Gaming Shares Asset, or any of our or any of our affiliate’s interests therein, to one or more persons or entities.

Liquidation, Dissolution, etc. In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or our winding up, after payment or provision for payment of our debts and other liabilities, the holders of shares of each series of Fig Gaming Shares outstanding are entitled to receive (x) declared or accrued but unpaid distributions on such series of Fig Gaming Shares, plus (y) an amount equal to the value of the total assets of the Gaming Shares Asset corresponding to such series of Fig Gaming Shares, less the total liabilities of such Gaming Shares Asset and, depending on the particular campaign, subject to the application of the Fig Gaming Shares Allotment Percentage. Holders of Fig Gaming Shares are not entitled to any additional amounts. As a result, in the event of our liquidation or a similar occurrence, the holders of a particular series of Fig Gaming Shares will have preferred rights over specific declared dividend amounts and related assets and liabilities, but no rights to our other assets, and no rights to our assets generally, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock.

In connection with the establishment of each series of Fig Gaming Shares, our Board specifically identifies the corresponding Gaming Shares Asset in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation.

Our Ability to Void a Sale of Fig Gaming Shares. We have the right to void our sale of Fig Gaming Shares, and cancel the shares or compel the purchaser to return them to us, if we have reason to believe that such purchaser acquired the Fig Gaming Shares as a result of a misrepresentation, including with respect to such purchaser’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if such purchaser or such purchase is otherwise in breach of the requirements set forth in our amended and restated certificate of incorporation, certificates of designations or bylaws.

No Preemptive or Subscription Rights. No holder of shares of preferred stock is entitled to preemptive or subscription rights.

PLAN OF DISTRIBUTION

This is a Regulation A, Tier 2 offering. We are offering a maximum of 14,711 Fig Gaming Shares – Amico at $1,000 per share, on a best efforts basis. We are also offering, and have sold 289, shares of FGS – Amico for $1,000 per share in a separate offering conducted under Regulation D, which is expected to complete its final closing prior to the qualification of the offering statement of which this offering circular is a part. To the extent we sell additional shares of FGS – Amico in that other offering, we will reduce the number of shares of Fig – Amico qualified and sold in this offering, so that the maximum number of shares of FGS – Amico sold, both in this offering and that other offering, does not exceed a total of 15,000 FGS – Amico.

Shares of FGS – Amico will be available for purchase on Fig.co and other related websites. The Fig Gaming Shares will be offered principally by us, affiliates of ours, and employees of ours or of our affiliates, in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. We do not intend to use commissioned sales agents or underwriters, except as follows. Investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas, and Washington will be required by state law to purchase Fig Gaming Shares through accommodating brokers. For sales in such states, we will pay commissions to such brokers on such sales, in consideration for their assistance in helping facilitate such sales. However, we expect any such commission payments to be incidental, compared to the price per share and the total maximum price of the shares being offered to investors.

The Fig Gaming Shares offered hereby will be issued in book-entry electronic form only. Computershare Trust Company, N.A. is the transfer agent and registrar for such shares.

There is no trading market for Fig Gaming Shares and we do not expect one to develop, in part because we may have imposed certain transfer restrictions on the Fig Gaming Shares. As a result, you should be prepared to retain the Fig Gaming Shares for as long as such shares remain outstanding and should not expect to benefit from any share price appreciation. See “The Game Console, the Developer and the Shares” for the transfer restrictions applicable to the Fig Gaming Shares offered hereby.

This offering will continue until the earlier of 120 days after qualification of the offering statement in which this offering circular has been filed with the SEC (which date may be extended one or more times by us, in our discretion) and the date when all the Fig Gaming Shares offered hereunder are sold, or until such earlier time as we may determine in our sole discretion, at which time this offering shall close and Fig Gaming Shares will be delivered to investors, although we may in our sole discretion undertake one or more closings on a rolling basis. After each closing, funds tendered by investors upon whose purchases we have closed will be available to us. In the event this offering is not completed, we will return funds to you without deduction or interest. We will inform investors in regard to closing dates through Fig.co.

We reserve the right to reject, in whole or in part, any orders for securities made in this offering, for any reason or for no reason in our sole discretion.

This offering circular and the offering documents specific to this offering will be available to prospective investors for viewing 24 hours a day, 7 days a week through Fig.co and other sites controlled by Fig. Before committing to purchase Fig Gaming Shares, each potential investor must consent to receive the final offering circular and all other offering documents electronically. In order to purchase Fig Gaming Shares, a prospective investor must complete and electronically sign and deliver to us a subscription agreement, the form of which is an exhibit to the offering statement of which this offering circular is a part, and send payment to us as described in the subscription agreement. Prospective investors must also have agreed to the Terms of Use and Privacy Policy of Fig.co. Prospective investors must also answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act, which is described more fully below. This investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

The price and terms of the Fig Gaming Shares have been determined by us and do not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such Fig Gaming Shares.

Prospective investors must read and rely on the information provided in this offering circular in connection with any decision to invest in Fig Gaming Shares.

Limitations on Your Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and to non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person”.

For general information on investing, we encourage you to refer to www.investor.gov.

State Blue Sky Information

We intend to offer and sell our securities in this offering to retail customers in every state in the United States plus the District of Columbia and Puerto Rico. In each of the foregoing jurisdictions in which we intend to make offers and sales, we have made notice filings where required in respect of our intentions to make offers and sales there. Investors in the state of Arizona must either be accredited investors within the meaning of Rule 501 under Regulation D under the Securities Act or meet the qualified purchaser definition in Arizona Administrative Code Rule 13.9.

Investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas and Washington will be required by state law to purchase our securities in this offering through accommodating brokers. We will engage one or more SEC-registered broker-dealers to serve as an accommodating broker and facilitate sales in such states, and in other jurisdictions as required by state or similar law. If an accommodating broker is facilitating a particular sale, the payment and subscription processes for that sale may vary from those described herein, based on the requirements of the accommodating broker.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a U.S. federal statute, preempts the states from regulating transactions in certain securities, which are referred to as “covered securities”. NSMIA nevertheless allows the states to investigate if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can bar the sale of covered securities in a particular case.

Following this offering, we intend to file periodic and current reports as required by Regulation A. Therefore, under NSMIA, the states and other jurisdictions of the United States are preempted from regulating the resale by security holders of the Shares. However, NSMIA does allow states and territories to require notice filings and collect fees with regard to resale transactions, and a state may suspend the offer and resale of our securities within such state if any such required filing is not made or fee is not paid. As of the date of this offering circular, the following states and territories do not require any resale notice filings or fee payments and security holders may resell our securities: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

As of the date of this offering circular, in the following states, district and territories, security holders may resell our securities if the proper notice filings have been made and fees paid: the District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Tennessee, Texas and Vermont. As of the date of this offering circular, we have not determined in which of these states and other jurisdictions, if any, we will submit the required filings or pay the required fees. Additionally, if any additional states or other jurisdictions adopt a statute, rule or regulation requiring a filing or fee, or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would likely need to comply with those new requirements in order for our securities to become eligible, or continue to be eligible, for resale by security holders in those states or other jurisdictions.

In addition, aside from the exemption from registration provided by NSMIA, we believe that our securities may be eligible for resale in various states without any notice filings or fee payments, based upon the availability of applicable exemptions from such states’ registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The various states and other jurisdictions can impose fines on us or take other regulatory actions against us if we fail to comply with their securities laws. Although we are taking steps to help insure that we will conduct all offers and sales in this offering in compliance with all Blue Sky laws, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we do not achieve compliance.

Foreign Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the securities offered hereby outside the United States or to permit the possession or distribution of this offering circular outside the United States. Our securities may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of our securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons outside the United States who come into possession of this offering circular must inform themselves about and observe any restrictions relating to this offering and the distribution of this offering circular in the jurisdictions outside the United States relevant to them.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ’‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ’‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ’‘Relevant Implementation Date’’) an offer of securities described in this offering circular may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this offering circular may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this offering circular shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ’‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

No offer of securities has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Conduct Authority. The Company: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities offered hereby in, from or otherwise involving the United Kingdom.

Germany

The offering of the securities offered hereby is not a public offering in the Federal Republic of Germany. The securities may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the securities in or out of the Federal Republic of Germany. The securities are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this offering circular is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The securities will only be available to persons who, by profession, trade or business, buy or sell the securities offered hereby for their own or a third-party’s account.

Canada

Each purchaser of the securities offered hereby that is resident in Canada or otherwise subject to the requirements of Canadian securities laws in connection with its purchase will be deemed to have represented and warranted to the issuer that it is: (i) an “accredited investor” as defined in National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators (other than an “accredited investor” relying on subsection (j), (k) or (l) of the definition of that term) and, if relying on subsection (m) of the definition of that term, is not a person created or being used solely to purchase or hold securities as an accredited investor, (ii) a “permitted client” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations and (iii) either purchasing the securities as principal for its own account or is deemed to be purchasing the securities as principal by applicable law. Each such purchaser further acknowledges that the securities have not been and will not be qualified for sale to the public under applicable Canadian securities laws and that any resale of the securities must be made in accordance with, or pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of those laws.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities offered hereby may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Korea

This offering shall not constitute a public offering in Korea and is limited to KRW 1,000 million and no more than 50 offerees in Korea. The Fig Gaming Shares have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and no Fig Gaming Shares may be offered or sold, directly or indirectly, in Korea or to any resident of Korea, or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account of or benefit of, any resident of Korea (as such term defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), except as otherwise permitted under applicable laws and regulations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Treatment of the Shares

The Fig Gaming Shares being offered in this offering (the “Shares”) should be treated as stock of the Company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of the Shares, so the matter is not free from doubt. In addition, the Internal Revenue Service (the “IRS”) has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Shares. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

If the Shares are considered property other than a series of preferred stock of the Company, the Company would generally be taxed on a portion of the appreciation of the assets, if any, attributable to the Shares upon the issuance of such stock. In addition, income, gain, losses and deductions of one Fig Gaming Share would not be offset against the income, gain, losses and deductions of another Fig Gaming Share. Prospective investors are urged to consult their tax advisors regarding the tax consequences of an investment in Shares. The remainder of this discussion assumes the Shares will be treated as preferred stock of the Company.

Taxation of Non-U.S. Holders

The following discussion sets forth the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of Shares that are issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this offering circular. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of Shares.

This discussion is limited to non-U.S. holders that hold Shares as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell Shares under the constructive sale provisions of the Code;

●	persons who hold or receive Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF FIG GAMING SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Shares that is neither a “U.S. person” nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Dividends and Distributions

If we make distributions of cash or property on the Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition”.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of Shares that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding Shares in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Shares unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	the Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of Shares will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such stock.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on the Shares we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on the Shares paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of Shares within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of Shares outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on the Shares made on or after July 1, 2014, and withholding under FATCA may apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Shares.

LEGAL MATTERS

Certain legal matters with respect to the Fig Gaming Shares offered will be passed upon by the law firm of Ellenoff Grossman & Schole LLP, New York, New York.

LEAR & PANNEPACKER, LLP
Certified Public Accountants and Advisors

791 Alexander Road, Princeton, NJ 08540

Tel: (609) 452-2200 Fax: (609) 452-1065

Golden Crest Corporate Center

2277 State Highway #33, Suite 408, Hamilton, NJ 08690

Tel: (609) 807-2200 Fax: (609) 981-7373

INDEPENDENT AUDITOR’S REPORT

To the Shareholders

Fig Publishing, Inc.

We have audited the accompanying consolidated financial statements of Fig Publishing, Inc. and Subsidiaries which comprise the consolidated balance sheet as of September 30, 2019 and the related consolidated statements of operations, changes in stockholder’s equity (deficiency) and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor’s consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fig Publishing, Inc. and Subsidiaries as of September 30, 2019 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Audit of September 30, 2018 consolidated financial statements

The consolidated financial statements of Fig Publishing, Inc. and Subsidiaries as of and for the year ended September 30, 2018 were audited by other auditors whose report then dated January 11, 2019 expressed an unqualified opinion.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has previously incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Princeton, New Jersey

May 29, 2020

FIG PUBLISHING, INC.

CONSOLIDATED BALANCE SHEETS

September 30, 2019 and 2018

	2019	2018
ASSETS

Current Assets
Cash and cash equivalents	$20,440	$369,485
Accounts receivable	13,231	351,391
Prepaid expenses	0	28,060

Total Current Assets	33,671	748,936

Total Assets	$33,671	$748,936

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$41,324	$110,925
Accrued expenses	0	28,507
Dividends payable to preferred stockholders	0	298,404
Distributions payable to LLC Unit holders	21,518	17,545

Total Current Liabilities	62,842	455,381

Commitments and Contingencies (see Note 9)

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Preferred Stock, $0.0001 par value, 100,000 shares authorized; 1,811 and 5,096 shares issued and outstanding as of September 30, 2019 and 2018, respectively	0	0
Common Stock, $0.0001 par value, 10,000 shares authorized; 1,000 shares issued and outstanding as of September 30, 2019 and 2018	0	0
Additional paid in capital	6,816,100	9,933,150
Stock subscription receivable	0	(4,363)
Accumulated deficit	(6,828,490)	(9,614,478)
Noncontrolling interest in consolidated entities	(16,781)	(20,754)

Total Stockholders’ Equity (Deficiency)	(29,171)	293,555

Total Liabilities and Stockholders’ Equity (Deficiency)	$33,671	$748,936

See accompanying notes to consolidated financial statements

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended September 30, 2019 and 2018

	2019	2018

Licensed game revenue share	$5,093,706	$469,954

Operating expenses
General and administrative	954,510	1,691,689
Game development	47,295	718,600
Total operating expenses	1,001,805	2,410,289

Net Income (Loss)	$4,091,901	$(1,940,335)

Net Income (Loss) attributable to non-controlling interests	1,305,913	76,400

Net Income (Loss) attributable to controlling interest	2,785,988	(2,016,735)

Preferred stock dividends	(2,989,380)	(298,404)

Net Income (Loss) attributable to controlling interest after preferred stock dividends	$(203,392)	$(2,315,139)

Weighted average shares outstanding, basic and diluted	1,000	1,000

Basic and diluted net income (loss) per share	$(203.39)	$(2,315.14)

See accompanying notes to consolidated financial statements

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

Years Ended September 30, 2019 and 2018

	Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Noncontrolling Interest	Total Stockholders’ Equity (Deficiency)

Balance as of September 30, 2017	4,227	$0	1,000	$0	$8,137,602	($86,394)	($7,597,743)	($21,557)	$431,908

Issuance of preferred stock, net of offering costs of $10,000	869	0	0	0	606,150	82,031	0	0	688,181

Cash contribution from Parent	0	0	0	0	300,000	0	0	0	300,000

Stock based compensation contributed by Parent	0	0	0	0	42,928	0	0	0	42,928

Other contributions by Parent	0	0	0	0	1,144,874	0	0	0	1,144,874

Dividends accrued to Fig Game Shareholders	0	0	0	0	(298,404)	0	0	0	(298,404)

Distributions to LLC Unit holders	0	0	0	0	0	0	0	(75,597)	(75,597)

Net Loss	0	0	0	0	0	0	(2,016,735)	76,400	(1,940,335)

Balance as of September 30, 2018	5,096	0	1,000	0	9,933,150	(4,363)	(9,614,478)	(20,754)	293,555

See accompanying notes to consolidated financial statements

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

Years Ended September 30, 2019 and 2018

(Continued)

	Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Noncontrolling Interest	Total Stockholders’ Equity (Deficiency)
Balance as of September 30, 2018	5,096	0	1,000	0	9,933,150	(4,363)	(9,614,478)	(20,754)	293,555

Issuance of preferred stock	57	0	0	0	51,480	4,363	0	0	55,843
Repurchase of preferred stock	(32)	0	0	0	(29,512)	0	0	0	(29,512)
Cancellation of preferred stock	(3,310)	0	0	0	0	0	0	0	0

Stock based compensation contributed by Parent	0	0	0	0	11,778	0	0	0	11,778

Other contributions by Parent, net of cash repaid to Parent	0	0	0	0	(161,416)	0	0	0	(161,416)

Dividends to Fig Game Shareholders	0	0	0	0	(2,989,380)	0	0	0	(2,989,380)

Distributions to LLC Unit holders	0	0	0	0	0	0	0	(1,301,940)	(1,301,940)

Net Income	0	0	0	0	0	0	2,785,988	1,305,913	4,091,901

Balance as of September 30, 2019	1,811	$0	1,000	$0	$6,816,100	$0	($6,828,490)	($16,781)	($29,171)

See accompanying notes to consolidated financial statements

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 2019 and 2018

	2019	2018

Cash Flow from Operating Activities
Net Income (Loss)	$4,091,901	($1,940,335)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Stock based compensation contributed by Parent	11,778	42,928
Other expenses contributed by Parent	673,100	1,144,874
Changes in operating assets and liabilities:
(Increase) Decrease in accounts receivable	338,160	(320,022)
Decrease in prepaid expenses	28,060	8,997
Decrease in accounts payable	(69,601)	(6,318)
Decrease in accrued game development expenses	0	(1,608,000)
Increase (Decrease) in other accrued liabilities	(24,534)	10,432

Net cash provided by (used in) operating activities	5,048,864	(2,667,444)

Cash Flows from Financing Activities
Proceeds received from issuance of preferred game shares, net of repurchase	26,331	698,532
Cash contribution from Parent	0	300,000
Return of capital to Parent	(834,516)	0
Payment of offering costs	0	(8,861)
Distribution payments to preferred stockholders	(3,287,784)	0
Distribution payments to LLC Unit holders	(1,301,940)	(85,452)

Net cash provided by (used in) financing activities	(5,397,909)	904,219

Net change in cash and cash equivalents	(349,045)	(1,763,225)

Cash and cash equivalents at beginning of period	369,485	2,132,710

Cash and cash equivalents at end of period	$20,440	$369,485
Non-cash activities:
Accrual of dividends due to preferred stockholders	$0	$298,404

Cash paid for interest	$0	$0
Cash paid for income taxes	$0	$0

See accompanying notes to consolidated financial statements

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 1 – NATURE OF OPERATIONS

Fig Publishing, Inc. was incorporated in the State of Delaware on October 8, 2015 and is a wholly-owned subsidiary of Loose Tooth Industries, Inc. (the “Parent”). Fig Publishing, Inc. is an early-stage entity and has relied significantly on its Parent for support in the conduct of business since its inception. Its Parent was formed on October 27, 2014 but its operations did not commence until April 2015. In June 2016, the Company entered into an agreement with the Parent (the “Cost Sharing Agreement”), pursuant to which the Company and the Parent have each agreed to share certain costs pursuant to an allocation policy (See Notes 4 and 11). References below to the “Company” or “Fig” are to Fig Publishing, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn cash receipts from sales of video games developed by third-party video game developers with whom Fig enters into license agreements to publish those games. The Company hosts the crowd-publishing campaigns on its Parent’s website, Fig.co, an online technology platform to facilitate fundraising for video game development. On Fig.co, investors can purchase securities, in both public and private offerings, which offer returns tied to our revenue from a specific game. The returns are distributed to investors in proportion to their respective holdings.

NOTE 2 – GOING CONCERN

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business and use of cash in its operations.

To date, the Company has relied significantly on the Parent for liquidity and capital resources. During the year ended September 30, 2018, the Parent contributed approximately $0.3 million to the Company for working capital. During the year ended September 30, 2019, the Company returned $161,416 to the Parent. During the year ended September 30, 2019, the Parent Company paid for $673,100 of expenses on behalf of the Company and the Company was able to provide the Parent with $834,516 of cash for a return of capital to the Parent of $161,416.

Management believes that the Company will continue to incur losses for the foreseeable future and will need equity or debt financing or will need to generate revenue from the distribution of products to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. The Parent and/or the Company intend to raise funds through various potential sources, such as equity or debt financings; however, the Parent and/or the Company can provide no assurance that such financing will be available on acceptable terms, or at all. If adequate financing is not available, the Company may be required to terminate or significantly curtail or cease its operations, and its business would be jeopardized.

Management has determined that these matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least one year from the date these financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and has been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Fig Publishing, Inc. and those variable interest entities where the Company has a controlling financial interest, which include Fig Small Batch, LLC, a Delaware limited liability company, and Fig WL3, LLC, a Delaware limited liability company. Fig WL3, LLC was dissolved September 25, 2019. All intercompany transactions have been eliminated. Noncontrolling interests in consolidated variable interest entities are reflected within stockholders’ equity on the Company’s consolidated balance sheets.

Variable Interest Entities

The Company consolidates entities in which it has a controlling financial interest. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”). Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently, (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity and (iii) the legal entity is structured with substantive voting rights. A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. The Company has a controlling financial interest in a VIE when the Company has a variable interest or interests that provide it with (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

The Company’s significant estimates are related to share-based compensation, expense allocations, contingencies, and the valuation allowance associated with its deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of September 30, 2019 and 2018, the Company had $20,440 and $369,485 of cash on hand, respectively.

Accounts Receivable

As of September 30, 2019, all of the Company’s accounts receivable are licensed game revenues due from developers or distributors. Management has evaluated the receivables and believes they are collectable based on the nature of the receivables, historical experience of credit losses, and all other currently available evidence. As of September 30, 2019, no allowance was necessary for uncollectible accounts.

Fair Value Measurements

The Company follows accounting guidance on fair value measurements for financial assets and liabilities measured at fair value on a recurring basis. Under the accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities
●	Level 2 – Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace
●	Level 3 – Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Income Taxes

The Company is included in the consolidated federal income tax return of the Parent. For purposes of the consolidated financial statements, the Company’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from the Parent. The Company has a tax sharing agreement with its Parent to equitably allocate income tax outcomes.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (continued)

Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities measured at the enacted tax rates in effect for the year in which these items are expected to reverse. Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ended September 30, 2019 and 2018. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of September 30, 2019 and 2018 the recorded values of receivables, accounts payable and other liabilities approximated their fair value due to the short-term nature of the instruments.

Stock Based Compensation

The Parent’s employees provide services to Fig, and the allocation of stock-based compensation expense and payroll expense for such employees is set forth in the Cost Sharing Agreement. Fig expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards granted by the Parent. The assumptions the Parent used in calculating the fair value of stock-based awards represent their best estimates and involve inherent uncertainties and the application of its judgment. As it relates to any modifications made of previously outstanding awards, the Parent accounts for the incremental increase in the fair value over the original award on the date of the modification as an expense for vested awards or over the remaining service (vesting) period for unvested awards and allocates the incremental cost to Fig accordingly. The incremental compensation cost is the excess of the fair value-based measure of the modified award on the date of modification over the fair value of the original award immediately before the modification.

The Parent may also grant stock options or warrants to purchase its common stock to non-employees for acquiring goods or providing services that benefit Fig. The Parent recognizes stock-based compensation at fair value when the goods are obtained or over the service period, which is generally the vesting period, and allocates a portion of the expense to Fig based on the terms of the cost sharing agreement. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Revenue Recognition

The Company generates revenues through non-exclusive licenses of video games from developers and, to a lesser extent, through the provision of marketing services. The Company recognizes revenue upon the satisfaction of performance obligations, which occurs upon the sale of the video game on the storefront or by a distributor.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2014-09, as amended Revenue from Contracts with Customers (Topic 606) on October 1, 2018 using the modified retrospective approach, and prior period amounts were not restated. There was no impact on the Company’s financial statements as a result of adopting this new standard for periods prior to October 1, 2018 because the Company enters into sales-based license contracts, and therefore, recognizes its revenue share upon the sale of the video game on the storefront or by a distributor.

Licensed game revenue

The Company licenses video games from third party developers on a non-exclusive basis. Provided a game is successfully developed and published, sales receipts generated from the games will be shared with the Company in the proportions specified in each non-exclusive license agreement. Games licensed with the developer are sold via digital channel storefronts. The storefront is responsible for delivery/fulfillment of the game, cash collection, and refunds to the end customer. The storefront will remit cash receipts net of refunds, value added taxes, and its distribution fee to the Company or the developer. The net receipts are then allocated between the Company and the developer in the proportions specified in the license agreement. Since the Company does not act as the primary obligor in the sale to the end customer, the Company reports revenue related to these arrangements net of the fees retained by the storefront and net of the developer’s revenue share. The Company generally requires payment from developers or distributors within 30 to 90 days from the period’s sales.

Game Development Expenses

Pursuant to the Company’s publishing license agreements with developers, once a campaign has reached its fundraising goal, the Company is committed to funding the development of and publishing the game. Costs related to design and development of a video game are expensed when the Company can reasonably estimate the amount of Fig Funds to be provided to the developer in connection with campaigns that have succeeded. This estimate is based on management’s analysis of a number of factors, including discussions with the developer, management’s analysis of the game’s commercial potential, results of the crowd-publishing campaign, and the results of the related securities offering. As a result, Fig Funds are correlated to the amount of proceeds the Company has raised from the sale of the securities associated with the game.

The Company’s license agreements with some developers include minimum guaranteed Fig Funds. These minimum amounts are accrued when the campaign goals are met pursuant to the license agreement. Fig Funds are released to the developer shortly after the related securities offering is closed or in various amounts over time to fund the development of the game until it is ready for commercial launch.

Joint and Several Obligations with Parent

The Company measures its obligations, from arrangements in which it is jointly and severally liable with its Parent, as the sum of the amount the Company has agreed with its Parent that it will pay, and any additional amount the Company expects to pay on behalf of its Parent.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expenses totaled $9,260 and $33,134 for the years ended September 30, 2019 and 2018, respectively.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for non-public entities will be effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting,” which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This update is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company does not anticipate that the adoption will have a material impact on its consolidated financial statements.

In August 2018, amendments to existing accounting guidance were issued through Accounting Standards Update 2018-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.” This update changes the fair value measurement disclosure requirements. It summarizes the key provisions including the new, eliminated, and modified disclosure requirements. This update is effective for the Company beginning in the first quarter of fiscal year 2021. Early adoption is permitted. The Company is currently evaluating the timing of adoption and impact of this new standard on its consolidated financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 4 – ASSUMPTIONS AND COST SHARING ALLOCATIONS

On December 3, 2015, the Company, on behalf of itself and the subsidiaries, entered into a master services agreement with the Parent. In June 2016, this agreement was superseded and replaced with the Cost Sharing Agreement with the Parent. Certain expenses incurred by the Company to date were paid by the Parent and allocated to the Company according to, in most instances, pre-determined formulas pursuant to the Cost Sharing Agreement. The Parent allocated (i) 50% of the salary of the Chief Executive Officer, Mr. Justin Bailey, to Fig; (ii) 100% of the salary of the Chief Operating Officer, Mr. Jonathan Chan, to Fig and (iii) 50% to 100% of the salaries of supporting staff to Fig, as determined by each employee’s role and responsibilities.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 4 – ASSUMPTIONS AND COST SHARING ALLOCATIONS (Continued)

As the Parent provides Fig with management and administrative services, as well as services relating to information technology provision and support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance, the costs of these activities are allocated 50% to the Parent and 50% to the Company. The Company also has a tax sharing agreement with the Parent, which requires the Company to calculate an income tax provision and deferred income tax balances and make a tax payment to the Parent equal to its tax liability/(benefit) as if the Company filed its own separate tax return.

The Cost Sharing Agreement is effective through December 31, 2019 and will automatically renew for successive one-year terms each December 31, unless either party provides the other party with written notice of its intent not to renew at least three months prior to such date. On December 31, 2019, the Cost Sharing Agreement was renewed for another successive year, however, it was terminated in April 2020 (Note 11).

Certain of the Company’s expenses for the years ended September 30, 2019 and 2018, including executive compensation, have been allocated by management between the Company and the Parent based either on agreed pre-determined formulas, or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation in accordance with the Cost Sharing Agreement between the Company and the Parent. Certain corporate expenditures of the Parent have not been allocated to the Company since they did not provide a direct or material benefit to the Company. In addition, the Parent paid for certain expenses on the Company’s behalf as contribution to capital.

The following table summarizes expenses included in the accounting records of the Parent allocated by management to the operations of the Company and the Company’s expenses paid by the Parent as contribution to capital:

	Years Ended September 30,
	2019	2018
Contributed General and Administrative (G&A) Expenses:
Salaries and benefits	$427,841	$943,616
Occupancy	59,613	57,262
Professional fees	98,980	37,082
Stock based compensation	11,778	42,928
Marketing and promotion	27,218	9,928
Travel expense	13,785	44,268
Other general and administrative expenses	45,663	52,718
Total Contributed G&A Expenses	$684,878	$1,187,802

NOTE 5 – NONCONTROLLING INTERESTS

The Company is a managing member of Fig Small Batch, LLC and Fig WL3, LLC, each a Delaware limited liability company. These entities sell LLC Units related to a specified game. Each LLC Unit is a contractual right to share in the economic performance of a specific video game license agreement that the Company has entered into with a third-party video game developer. From the portion of Fig’s revenue share, the Company is obligated to distribute out the revenue share allocated to holders of LLC units, subject to applicable law. The specific revenue sharing and distribution details for each LLC series, and the terms of the associated publishing license agreement, are specified in the offering disclosure document associated with the sale of that LLC series.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 5 – NONCONTROLLING INTERESTS (continued)

As of September 30, 2019, Fig Small Batch, LLC had 82 LLC Units outstanding.  Fig WL3, LLC was dissolved September 25, 2019. LLC Units for Fig Small Batch, LLC and Fig WL3, LLC were issued during fiscal 2017 for total proceeds of approximately $1.1 million, net of offering costs of approximately $20,000. No additional LLC Units were issued during fiscal 2018 or 2019.

For the year ended September 30, 2019, the LLCs had total net income of approximately $1,306,000, comprised primarily of revenue from sales of the game Wasteland 3. For the year ended September 30, 2018, the LLCs had a total net income of $76,000, comprised primarily of revenue from sales of the game Kingdoms and Castles. In November 2017, holders of Kingdoms and Castles LLC Units achieved the maximum possible revenue share under the license agreement. As a result, the license agreement was terminated, and the Kingdoms and Castles Series LLC was subsequently dissolved. Distributions totaling $1,548,000 have been paid to LLC Unit holders through September 30, 2019.

NOTE 6 – LOAN AGREEMENT

Effective September 30, 2016, the Company and the Parent jointly entered into a loan and security agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) to borrow up to $1.0 million, all or substantially all of which was intended to be used in support of Fig’s business. As of September 30, 2018, borrowings of $300,000 were outstanding on the Parent’s financial statements and were repaid in full in the year ended September 30, 2019. In connection with the agreement, the Parent issued to SVB a warrant to purchase 104,529 shares of the Parent’s common stock, at $0.32 per share, subject to certain additional terms and conditions. The warrant was not exercised and was terminated when the line was repaid and terminated on September 10, 2019.

NOTE 7 – LICENSE AGREEMENTS

The Company enters into game co-publishing license agreements with third party developers for each crowd-publishing campaign that it hosts on its Parent’s website, Fig.co. These crowd-publishing campaigns allow the developers to raise funds for their games through sales of rewards, and they allow the Company to gauge interest in an offering of Fig Game Shares that would reflect its economic returns as a publisher of the game. A crowdfunding campaign must be successful before the Company will greenlight its publishing of a game.

A campaign is successful if the goals in the license agreements are met through a combination of rewards pledges to developers and Fig Game Share reservations. If a crowd-publishing campaign meets its goal, the developer receives the proceeds of all the rewards pledges directly from a third-party payment processor. Fig is not involved in the payment and fulfillment of rewards pledges. The Company pays to the developer various amounts over time to fund the development of the game until it is ready for commercial marketing and sale (“Fig Funds”). The amount of the Fig Funds is determined by the Company’s analysis of a number of factors, including discussions with the developer, management’s analysis of the game’s commercial potential, results of the crowd-publishing campaign, and results of the related securities offering. Historically, Fig Funds has at least equaled the aggregate proceeds from the offering of the associated securities. In exchange for funding the development of the game, the Company receives its share of revenue from the sales receipts and sometimes an additional service fee from sales of the game as compensation. If the campaign is not successful, the license agreement terminates, and the rewards pledges are not collected.

As of September 30, 2019, 23 crowd-publishing campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including a crowd-publishing campaign for a game developed by a related party, Double Fine Productions, Inc. (“Double Fine”) whose chief executive officer is a stockholder and board member of the Parent.

Pursuant to the associated license agreement, upon closing of the successful campaign, Fig agreed to provide Fig Funds of at least $600,000 to Double Fine of which $435,000 was paid during fiscal 2017 and the remainder was paid in fiscal 2018. Fig recorded this development expense of $600,000 in fiscal year 2017. As of September 30, 2018, the Company has paid all committed Fig Funds to Double Fine.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 8 – STOCKHOLDERS’ EQUITY

Capital Stock

Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 10,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of preferred stock, par value of $0.0001 per share.

Common Stock

As of September 30, 2019, the Parent held 1,000 shares of the Company’s common stock, representing 100% of the then issued and outstanding shares of common stock. As a result, the Parent holds all of the voting power and has sole control of the Company.

Preferred Stock

As of September 30, 2019 and 2018, the Company had 1,811 and 5,096 shares of preferred stock, or Fig Game Shares, outstanding, respectively. In fiscal 2019, the Company received total net proceeds of $51,480 and repurchased shares totaling $29,512. Also during fiscal 2019, the Company cancelled 3,310 Fig Game Shares that were outstanding as of September 30, 2018 primarily for PSY2, Wasteland 3 and Pillars of Eternity II. In fiscal 2018, the Company received total proceeds of $0.6 million, net of offering costs of $10,000.

As of September 30, 2019, the Company had the following number of authorized and outstanding Fig Game Shares:

	Authorized Number of Shares	Outstanding Number of Shares
Fig Game Shares – PSY2	6,000	0
Fig Game Shares – Pillars of Eternity II	2,250	0
Fig Game Shares – JASB	1,600	328
Fig Game Shares – Wasteland 3	1,250	0
Fig Game Shares – CTT	1,200	248
Fig Game Shares – Phoenix Point	1,000	959
Fig Game Shares – KnightOut	50	21
Fig Game Shares – Crazy Justice	50	49
Fig Game Shares – Bounty Battle	30	23
Fig Game Shares – Virgo Vs the Zodiac	30	0
Fig Game Shares – What The Golf	50	50
Fig Game Shares – Pig Eat Ball	13	13
Fig Game Shares – Etherborn	29	29
Fig Game Shares – Xenosis	34	34
Fig Game Shares – Soundfall	100	57

Total	13,586	1,811

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

Preferred Stock (continued)

The Company’s preferred stock are designed to reflect or “track” the economic performance of a particular video game co-publishing license agreement that the Company have entered into with video game developer, rather than the economic performance of the company as a whole.

Holders of Fig Game Shares have no voting powers and no direct claim to the Company’s net assets and are not represented by separate boards of directors. Instead, holders of Fig Game Shares are stockholders of the Company, with a single board of directors and subject to all of the risks and liabilities of the Company. If the games are successfully developed and published, the Board may declare dividends to allot part of its revenue shares to holders of Fig Game Shares. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of liabilities of the Company, holder of Fig Game Shares will be entitled to received (i) all dividends and other distributions declared or accrued on such series by the Board but not yet paid, plus (ii) an amount equal to the value of the net assets attributed to the publishing rights under the License Agreements.

Dividends to the holders of each series of Fig Game Shares are typically paid every six months in May and November Dividends to the holders of each series of Fig Game Shares are typically paid every six months in May and November of each year. During the year ended September 30, 2019, the Company declared $2,989,380 of dividends for Fig Game Shares. Of this amount, approximately $914,000 was for Fig Game Shares – Phoenix Point, $650,000 was for Fig Game Shares – Wasteland 3, $880,000 was for Fig Game Shares – Psychonauts 2, and $506,000 was for Pillars of Eternity II: Deadfire. During the year ended September 30, 2019, the Company paid the dividends declared during the year ended September 30, 2019 and the accrued dividends as of September 30, 2018. The aggregate amount accrued for dividends on all series of the Fig Game Shares as of September 30, 2019 was $0.

The aggregate amount accrued for dividends on all series of Fig Game Shares as of September 30, 2018 was $298,000. Of this amount, approximately $295,000 was payment to holders of Fig Game Shares – Pillars of Eternity II in November 2018.

Stock Based Compensation

The Parent allocated $11,778 and $42,928 of stock-based compensation expense to the Company for the years ended September 30, 2019 and 2018, respectively. In June 2017, the Parent amended the terms of stock options granted to employees to allow employees who have been in the continued service of the Company for no less than 2 years, the right to an extended exercise period of up to ten years from the date of grant following the termination of their employment. This modification resulted in the Company recording incremental stock-based compensation expense of approximately $0 and $5,000 allocated to Fig for the years ended September 30, 2019 and 2018, respectively.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Lease

The Company is not a party to any leases. Rent expense for the years ended September 30, 2019 and 2018 of $15,641 and $56,546, respectively, resulted from an allocation of the Parent’s rent expense, in accordance with the Cost Sharing Agreement.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 9 – COMMITMENTS AND CONTINGENCIES (continued)

Litigation

The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, and if such amount is not determinable, then the Company accrues the minimum of the range of probable loss. As of September 30, 2019 and through the date these financial statements are issued, there were no such matters.

NOTE 10 – INCOME TAXES

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which makes broad and complex changes to the U.S. tax code. Certain of these changes may be applicable to the Company, including but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, creating a new limitation on deductible interest expense, eliminating the corporate alternative minimum tax (“AMT”), modifying the rules related to uses and limitations of net operating loss carryforwards generated in tax years ending after December 31, 2017, and changing the rules pertaining to the taxation of profits earned abroad. Changes in tax rates and tax laws are accounted for in the period of enactment. The Tax Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. Consequently, for our fiscal year ended September 30, 2018, our blended U.S. federal statutory tax rate is approximately 24%. This is the result of using the tax rate of 35% for the first quarter of fiscal year 2018 and the reduced tax rate of 21% for the remaining quarters of fiscal year 2018. Our federal statutory tax rate will be 21% for the year ended September 30, 2019 and for subsequent fiscal years. As a result of the reduced tax rate, the Company has remeasured its deferred tax assets based on the rates at which they are expected to reverse in the future, resulting in a reduction in the net deferred tax asset balance of $1.2 million and a corresponding decrease in the valuation allowance as the Company has a full valuation allowance against its deferred tax assets.

On March 27, 2020, the U.S. government signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act repealed the 80% income limitation for net operating loss carryforwards for tax years beginning before January 1, 2021. Therefore, the Company is able to use existing net operating loss carryforwards to offset current year taxable income. As the Company had recorded a 100% valuation allowance for net operating loss carryforwards as of September 30, 2018, the Company has not recognized income tax expense during the fiscal year ended September 30, 2019.

The Company is included in the consolidated federal income tax return of the Parent. The Company has a tax sharing agreement, which requires it to make tax payments to the Parent equal to the Company’s liability/(benefit) as if it filed a separate return. The Company calculated an income tax provision and deferred income tax balances as if the Company had filed its own separate tax return under Sub-chapter C of the Internal Revenue Code.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 10 – INCOME TAXES (continued)

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	Years Ended September 30,
	2019	2018
Statutory U.S. Federal rate	21.0%	24.4%
State income tax, net of Federal benefit	7.0%	6.7%
Federal rate tax change	0.0%	(9.6)%
Meals and entertainment	0.0%	(0.1)%
Commuter benefit nontaxable reimbursement	0.0%	(0.1)%
Other	0.1%	(0.7)%
Valuation allowance	(28.1)%	(20.6)%

Provision for income taxes	0.0%	0.0%

The components of the net deferred tax asset as of September 30, 2019 and 2018 are as follows:

	Years Ended September 30,
Deferred tax assets:	2019	2018
Net operating loss carryforwards	$1,793,376	$2,579,878

Valuation allowance	(1,793,376)	(2,579,878)

Net deferred tax assets	$0	$0

The following summarizes the income tax provision (benefit):

	Years Ended September 30,
	2019	2018
Current:
Federal	$0	$0
State	0	0
Total current tax expense	0	0
Deferred:
Federal	1,345,032	1,936,042
State	448,344	643,836
Net deferred tax assets	1,793,376	2,579,878
Change in valuation allowance	(1,793,376)	(2,579,878)

Total tax provision	$0	$0

The Company has determined, based upon available evidence, that it is more likely than not that the net deferred tax asset will not be realized and, accordingly, has provided a full valuation allowance.

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2019 and 2018

NOTE 10 – INCOME TAXES (continued)

The Company’s operations are included in the US federal and state tax returns of the Parent. These tax returns when filed are subject to examination by tax authorities for periods beginning with the Parent’s calendar year ended December 31, 2014, however, this footnote has been presented as if the Company is filing its tax returns on a separate, stand-alone basis. The net operating loss carry forwards of the Parent will not expire and can be carried indefinitely.

The Parent’s major tax jurisdictions are the United States and California. The Company’s evaluation of uncertain tax matters was performed for the tax period for the year ended September 30, 2019. The Company has elected to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit, as well as its outstanding income tax assets and liabilities.

The Company only recognizes tax benefits from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. To date, the Company has not recognized such tax benefits in its consolidated financial statements.

NOTE 11 – SUBSEQUENT EVENTS

Acquisition of Fig Publishing

The Company’s former parent, Loose Tooth Industries, Inc. sold all of the outstanding common stock in the Company to OpenDeal Inc. dba Republic as of April 16, 2020 for $300,000 in cash, a right to all accounts receivable, fifty percent of all future accounts payable until January 1, 2022 and certain other rights. Upon the closing of the acquisition, the Cost Sharing Agreement between the Company and Loose Tooth Industries, Inc. was terminated.

COVID-19

In March 2020, the World Health Organization (WHO) declared COVID-19 a global pandemic.  This pandemic event has resulted in significant business disruption and uncertainty in both global and US markets.  The Company, like any other business, is dependent upon functioning supply chains and sustained customer demand for service.  While management believes the Company is an appropriate position to weather the potential short-term effects of these world-wide events, the direct and long-term impact to the Company and its financial statements is undetermined at this time.

Completed Offering

In February 2020, the Company authorized and designated 500 shares of non-voting preferred stock, from the series of preferred stock known as Fig Game Shares – Chorus.  At completion of an offering of such preferred stock, the Company issued 377 shares of Fig Game Shares – Chorus for net proceeds of $364,310.

Anticipated Offering

On May 20, 2020 the Company filed a Form D with the Securities and Exchange Commission in connection with an offering under Regulation D of up to $10,000,000 of shares of non-voting preferred stock, from the series of preferred stock known as Fig Gaming Shares – Amico, at a price of $1,000 per share. The Company anticipates offering up to 15,000,000 shares of non-voting preferred stock known as Fig Gaming Shares – Amico, at a price of $1,000 per share, through the Regulation D offering and an anticipated Regulation A offering.

Management’s Evaluation

Management has evaluated subsequent events through May 29, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1.1	Second Amended and Restated Certificate of Incorporation of the Company.
2.1.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of the Company.
2.2	Bylaws of the Company.
3.1	Certificate of Designations for Fig Game Shares – Phoenix Point.
3.2	Form of Certificate of Designations for FGS – Amico.
4.1	Form of Subscription Agreement between the Company and investors in FGS – Amico.
6.1	License Agreement between Snapshot Games Inc. and the Company, dated as of March 23, 2017, in respect of the Phoenix Point video game.
6.2	Fig Revenue Sharing Agreement between the Company and Intellivision Holdings, LLC, effective as of May 18, 2020, in respect of the Amico game console.
10.1	Power of attorney (included on signature page).
11.1	Consent of independent auditor.
11.2	Form of consent of Ellenoff Grossman & Schole LLP (included in Exhibit 12.1).
12.1	Form of opinion of Ellenoff Grossman & Schole LLP in respect of FGS – Amico.
13.1	“Testing the waters” materials for FGS – Amico.
16(b).1	Form of developer questionnaire.

*	Previously filed
**	To be filed by amendment
#	Indicates a management contract or compensatory plan
^	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 5, 2020.

FIG PUBLISHING, INC.

By:	/s/ Lee Charles (Chuck) Pettid
Lee Charles (Chuck) Pettid
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee Charles (Chuck) Pettid and Maxwell R. Rich, Esq., and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of Fig Publishing, Inc.) to sign any and all amendments (including pre- and post-qualification amendments) to this offering statement and any and all supplements thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lee Charles (Chuck) Pettid	Director and President	June 5, 2020
Lee Charles (Chuck) Pettid	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Justin Bailey	Director	June 5, 2020
Justin Bailey

/s/ Peter Green	Director	June 5, 2020
Peter Green

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